As filed with the Securities and Exchange Commission on November 13, 2007

Registration No. 333-145880

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rubicon Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	36-4419301
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification Number)

9931 Franklin Avenue

Franklin Park, Illinois 60131

(847) 295-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Raja M. Parvez

President and Chief Executive Officer

9931 Franklin Avenue

Franklin Park, Illinois 60131

(847) 295-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Scott L. Glickson, Esq. David N. Oakey, Esq. McGuireWoods LLP 77 West Wacker Drive Chicago, Illinois 60601 Telephone: (312) 321-7652 Facsimile: (312) 698-4585

Robert P. Latta, Esq.

J. Robert Suffoletta, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Telephone: (650) 493-9300

Facsimile: (650) 493-6811

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject To Completion	November 13, 2007

6,700,000 Shares

Common Stock

This is the initial public offering of our common stock. No public market currently exists for our common stock. We are selling 5,500,000 shares of our common stock and the selling stockholders are selling 1,200,000 shares of our common stock. We will not receive any proceeds from the shares sold by the selling stockholders. We expect the public offering price to be between $12.00 and $14.00 per share.

Our common stock has been approved for listing on the NASDAQ Global Market under the symbol “RBCN.”

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “ Risk factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling stockholders	$	$

The underwriters may also purchase up to an additional 1,005,000 shares of our common stock from us at the public offering price, less the underwriting discounts and commissions payable by us, to cover overallotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $                     and our total proceeds, before expenses, will be $                    .

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about                     , 2007.

UBS Investment Bank

Canaccord Adams	CIBC World Markets

Janney Montgomery Scott LLC

Rubicon Technology

Evolving Science. Evolving Solutions.

Evolving Science.

Our sapphire manufacturing process is depicted in the photographs above.

Sapphire

From Crystal Growth to Substrate

We grow the crystals; we core and slice the sapphire substrates for our customers who make LEDs and RFICs.

Evolving Solutions.

The photographs set forth above do not represent products of Rubicon Technology, Inc. Our sapphire is used in the manufacture of LEDs and other products used in each of the above products.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

Through and including              (the twenty-fifth day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

“ES2” is a service mark of Rubicon Technology, Inc. This prospectus also includes other registered and unregistered service marks and trademarks of Rubicon Technology, Inc. and other persons.

Prospectus summary

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss under “Risk factors”, and our financial statements and related notes beginning on page F-1.

Unless the context requires otherwise, all references herein to “Rubicon”, “we”, “us” and “our” refer to Rubicon Technology, Inc.

OUR BUSINESS

We are an advanced electronic materials provider that develops, manufactures and sells monocrystalline sapphire and other innovative crystalline products for Light-Emitting Diodes (“LEDs”), radio frequency integrated circuits (“RFICs”), blue laser diodes, optoelectronics and other optical applications. The emergence of sapphire in commercial volumes at competitive prices has enabled the development of new technologies such as high brightness (“HB”) white, blue and green LEDs and highly-integrated RFICs. We apply our proprietary crystal growth technology to produce high-quality sapphire products efficiently to supply a large and growing end-market demand, and we work closely with our customers to meet their quality and delivery needs. We believe we are the leading supplier of sapphire products to the LED industry.

Advancements in solid state lighting utilizing HB white, blue and green LEDs over the past decade represent a disruptive technology in the lighting industry, providing significant performance, environmental and economic improvements compared to traditional incandescent or fluorescent lighting. These factors, along with LEDs’ durability, small form factor, excellent color performance and decreasing costs, have led to a rapidly growing demand for LEDs in consumer electronic and general and specialty lighting applications. Applications using LEDs have unit volumes in the billions and are expected to grow significantly. For instance, in the next four years, HB LED sales are expected to double according to Strategies Unlimited, an independent market research firm, based in Mountain View, California. The production volume of HB LEDs is expected to increase from 37.1 billion units in 2007 to 87.1 billion units in 2011. Further, the percentage of gallium nitride (“GaN”)-based LEDs, which predominantly use sapphire substrates, is expected to rise from 64.0% to 66.9% of the total HB LED production volume in the same time period. Therefore, as the HB LED market grows, we believe the sapphire substrate market will grow as well.

We are a vertically-integrated manufacturer of high-quality sapphire substrates and optical windows that are used in a variety of high-growth, high-volume end-market applications. Our largest product line is two inch to four inch sapphire wafers for use in LEDs and blue laser diodes for solid state lighting and electronic applications. In addition, we have developed six inch sapphire wafers that are used for Silicon-on-Sapphire (“SOS”) RFICs, as well as products for military, aerospace, sensor and other applications. We are also extending our technology to manufacture eight inch and larger diameter products to support next-generation LED, RFIC and optical window applications.

As a leading producer of sapphire and other crystals, we believe that the following are our principal competitive advantages:

➢

Proprietary technology for crystal growth.    Due to our understanding of sapphire crystal growth seeding and crystal growth furnace operational parameters, we have developed a full in-house capability to design, build and maintain crystal growth furnaces with proprietary features. We believe that our enhanced methodology significantly outperforms other methods of sapphire production with respect to capital costs, operating costs, throughput, quality and diameter size.

➢

High quality sapphire products.    Through our operational expertise in crystal growth, post-growth processing and in-process manufacturing controls of sapphire wafer production, we are able to meet or exceed our customers’ key product specifications, such as crystalline quality, dimensional tolerances and crystal orientation, while maintaining high production yields.

➢

Vertical integration.    We grow sapphire crystals and have extensive capabilities to process sapphire into products that meet our customers’ needs from cores to wafer and window blanks to large diameter epi-polished wafers. By vertically integrating, we are able to achieve significant operating efficiencies and produce high-quality, high-precision products that offer cost and quality benefits to our customers.

➢

High volume and flexible manufacturing capability.    We have developed automated manufacturing and metrology platforms at each stage of our production process that allow us to increase capacity rapidly and to switch products in manufacturing easily so that we can meet our customers’ specific product demands.

➢

Lowest total cost for customers.    We believe our high sustained yields, our dedication to consistent production and performance and our commitment to lasting customer relationships help assure our customers of a reliable source of high-quality sapphire products at stable prices. Our in-process quality control practices lead to predictable customer process yields, reduced inspection costs and overall high customer satisfaction.

OUR STRATEGY

Our goal is to be the leading global provider of advanced monocrystalline substrate and window materials to the solid state lighting, SOS RFIC, aerospace and optical markets. Our strategy includes the following key elements:

➢

Extend our technology and manufacturing leadership position.    We intend to continue to develop advanced technology platforms to further increase crystal boule size and offer market-leading product specifications, while maintaining product quality and manufacturing efficiencies.

➢

Capitalize on opportunities in high-growth markets.    We intend to continue to expand our opportunities by adding new categories and sizes of products with the goal of providing our customers in multiple high-growth end markets with a robust set of sapphire solutions.

➢

Enhance operational excellence.    We plan to further refine our proprietary ES2 crystal growth techniques, sapphire processing platforms and process controls to produce even higher throughput capabilities. Our objective is to continue to achieve operational excellence through lowering cycle times, raising yields and reducing overhead costs.

➢

Expand our sales and marketing efforts.    We intend to increase the scale and geographical coverage of our sales efforts globally. In addition, we plan to enhance our brand recognition by increasing our marketing and communications programs and resources.

➢

Penetrate new market segments.    We intend to use our proprietary manufacturing technology to produce additional single-crystal materials that can be used in optical applications as well as alternative substrates for certain electronic materials applications.

RISKS RELATED TO OUR BUSINESS

Our business is subject to a number of risks that you should be aware of before making an investment decision. These risks are discussed more fully in the section entitled “Risk factors” immediately following this prospectus summary. These risks could prevent us from successfully implementing our strategy and growing our business. Some of these risks include:

➢	We have incurred significant losses in prior periods and may incur losses in the future.

➢	Our results of operations, financial condition and business will be harmed if we are unable to manage the expansion of our capacity effectively to meet customer demand.

➢	If LED lighting does not achieve greater market acceptance, or if alternative technologies are developed and gain market traction, prospects for our growth and profitability would be limited.

➢	If the development and acceptance of our products for the SOS RFIC market do not meet our expectations, our future operating results may be harmed.

➢	The average selling prices of sapphire products have historically decreased over their life-cycles and continuing price decreases could adversely affect our results of operations.

➢	We may not be able to effectively manage our growth, which could adversely affect our business, financial condition and operating results.

OUR CORPORATE INFORMATION

We were incorporated under the laws of the State of Delaware in 2001. Our principal executive offices are located at 9931 Franklin Avenue, Franklin Park, Illinois 60131. The telephone number at our principal executive offices is (847) 295-7000. Our website address is www.rubicon-es2.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to form any part of this prospectus.

The offering

Common stock we are offering	5,500,000 shares

Common stock offered by the selling stockholders	1,200,000 shares

Total common stock offered	6,700,000 shares

Common stock to be outstanding after this offering	19,239,637 shares

NASDAQ Global Market symbol	“RBCN”

Use of proceeds after expenses

We estimate that the net proceeds from this offering, based on an assumed initial offering price of $13.00 per share, the midpoint of the initial public offering price range listed on the cover page of this prospectus, will be approximately $63.1 million, or approximately $75.2 million, if the underwriters exercise their overallotment option in full. We expect to use the net proceeds from this offering to repay existing indebtedness and for working capital and other general corporate purposes.

The number of shares of common stock to be outstanding after this offering is based on 13,739,637 shares outstanding as of September 30, 2007, and excludes:

➢	910,865 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2007, with a weighted average exercise price of $4.33 per share;

➢	1,399,113 shares of common stock subject to outstanding options as of September 30, 2007, with a weighted average exercise price of $3.64 per share;

➢	21,878 shares of common stock reserved for future issuance under our 2001 Equity Plan as of September 30, 2007; and

➢	2,307,692 shares of common stock reserved for future issuance under our 2007 Stock Incentive Plan, which was adopted in August 2007.

Unless otherwise noted, all information in this prospectus assumes:

➢	no exercise by the underwriters of their overallotment option;

➢	a 1 for 13 reverse stock split on our common stock that was effected on August 30, 2007;

➢	the conversion of all outstanding shares of our preferred stock into shares of common stock immediately prior to the closing of this offering;

➢	the issuance of 3,426,641 shares of common stock to the holders of preferred stock in satisfaction of dividends that have accrued on the outstanding preferred stock through September 30, 2007;

➢	the conversion of outstanding preferred stock warrants into common stock warrants; and

➢	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the closing of this offering.

Summary financial data

The following tables summarize our financial data. The summary statements of operations data for the years ended December 31, 2004, 2005 and 2006 have been derived from our audited financial statements included elsewhere in this prospectus. The summary financial data as of September 30, 2007 and for the nine-month periods ended September 30, 2006 and 2007 have been derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements as of September 30, 2007 and for the nine-month periods ended September 30, 2006 and 2007 have been prepared on the same basis as the annual financial statements, and include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the financial information set forth in those financial statements. You should read this data together with our financial statements and the notes to those statements included elsewhere in this prospectus and the information under “Selected financial data” and “Management’s discussion and analysis of financial condition and results of operations.” Our historical results are not necessarily indicative of the results to be expected in any future period.

	Year ended December 31,			Nine months ended September 30,
Statements of operations data:	2004	2005	2006	2006	2007
				(unaudited)
	(in thousands, other than share and per share data)
Revenue	$16,043	$16,315	$20,752	$14,698	$24,565
Cost of goods sold	14,815	18,508	18,885	13,910	16,236

Gross profit (loss)	1,228	(2,193)	1,867	788	8,329

Operating expenses:
General and administrative	3,029	4,688	3,298	2,620	3,578
Sales and marketing	1,586	1,266	1,062	889	492
Research and development	922	861	679	519	553
Asset impairment	—	—	933	—	—
Loss on disposal of assets	—	383	42	35	139

Total operating expenses	5,537	7,198	6,014	4,063	4,762

Profit (loss) from operations	(4,309)	(9,391)	(4,147)	(3,275)	3,567
Other income (expense)	(1,052)	(2,735)	(3,272)	(1,899)	(4,380)

Loss before cumulative effect of change in accounting principle	(5,361)	(12,126)	(7,419)	(5,174)	(813)
Cumulative effect of change in accounting principle	—	—	(221)	(221)	—

Net loss	(5,361)	(12,126)	(7,640)	(5,395)	(813)
Dividends on preferred stock	(2,631)	(3,924)	(5,563)	(4,133)	(4,712)
Accretion of redeemable preferred stock	(2,681)	4,404	(23,416)	(6,127)	(46,222)

Net loss attributable to common stockholders	$(10,673)	$(11,646)	$(36,619)	$(15,655)	$(51,747)

Net loss per common share attributable to common stockholders, basic and diluted(1)	$(46.79)	$(47.52)	$(146.57)	$(62.71)	$(179.92)
Weighted shares used in computing net loss per share attributable to common stockholders, basic and diluted(1)	228,124	245,073	249,843	249,657	287,614
Pro forma net loss per common share (unaudited), basic and diluted(2)			$(0.59)		$(0.06)
Shares used in computing pro forma basic net loss per common share (unaudited)(2)			12,846,643		13,505,437
Shares used in computing pro forma diluted net loss per common share (unaudited)			12,846,643		13,505,437

(1)	Basic and diluted net loss per common share attributable to common stockholders gives effect to the 1 for 13 reverse stock split on our common stock that was effected on August 30, 2007.

(2)	Unaudited pro forma basic and diluted net profit (loss) per common share gives effect to the 1 for 13 reverse stock split on our common stock that was effected on August 30, 2007, the conversion of all outstanding shares of our preferred stock into shares of common stock and the issuance of shares of common stock to the holders of preferred stock in satisfaction of dividends that have accrued on the outstanding preferred stock through December 31, 2006 and September 30, 2007.

The summary balance sheet data as of September 30, 2007 is presented:

➢	on an actual basis;

➢

on a pro forma basis, giving effect to the conversion of all outstanding shares of our preferred stock into shares of common stock, the issuance of 3,426,641 shares of common stock to the holders of preferred stock in satisfaction of dividends that have accrued on the outstanding preferred stock through September 30, 2007, the conversion of outstanding preferred stock warrants into common stock warrants and the reclassification of the preferred stock warrant liability to additional paid-in capital upon the completion of this offering; and

➢

on a pro forma as adjusted basis, giving effect to our receipt of the net proceeds from the sale of 5,500,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $13.00 per share, the midpoint of the initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and the automatic net exercise of those warrants that expire on the closing of this offering into 38,843 shares of common stock and the assumed net exercise of warrants by two selling stockholders at the closing of this offering into 4,932 shares of common stock in the aggregate, based on an assumed fair market value of one share of our common stock at the time of exercise equal to $13.00, which is the midpoint of the initial public offering price range listed on the cover page of this prospectus and further assuming that those warrants have not been exercised prior to the closing of this offering.

	As of September 30, 2007
Balance sheet data:	Actual	Pro forma	Pro forma as adjusted
	(unaudited)
	(in thousands)
Cash and cash equivalents	$1,166	$1,166	$58,593
Working capital	(5,634)	2,295	59,722
Total assets	34,843	34,843	92,270
Convertible preferred stock warrant liability	7,929	—	—
Long-term debt and capital lease obligations, less current maturities	3,914	3,914	—
Redeemable convertible preferred stock	142,284	—	—
Total stockholders’ equity (deficit)	(126,537)	23,676	86,772

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information contained in this prospectus, including the financial statements and the related notes appearing at the end of this prospectus, before making an investment decision. If any of the following risks or uncertainties actually occurs, our business, financial condition or operating results could materially suffer. In that event, the trading price of our common stock could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We have incurred significant losses in prior periods and may incur losses in the future.

We have incurred significant losses in prior periods. In 2005 and 2006, we incurred net losses of $12.1 million and $7.6 million, respectively. As of September 30, 2007, we had an accumulated deficit of approximately $126.5 million. In addition, we expect our operating expenses to increase as we expand our business and become a public company. There can be no assurance that we will have sufficient revenue growth to offset increased expenses or to achieve profitability in future periods.

Our results of operations, financial condition and business will be harmed if we are unable to manage the expansion of our capacity effectively to meet customer demand.

We are in the process of significantly expanding our manufacturing capacity in order to meet current and anticipated customer demand. We are expanding by adding new equipment to our facilities in Franklin Park, Illinois, and we are planning to open a new facility in Bensenville, Illinois during the first quarter of 2008. Our capacity expansion involves significant risks, including the availability of capital equipment and the timing of its installation, availability and timing of required electric power, management of expansion costs, timing of production ramp, qualification of our new equipment and demands on management’s time. If our business does not grow fast enough to utilize this new capacity effectively, our business and financial results could be adversely affected. Conversely, delays in expanding our manufacturing capacity could impact our ability to meet future demand for our products. As a result, we might not be able to fulfill customer orders in a timely manner, which could adversely affect our customer relationships and operating results. Moreover, our efforts to increase our production capacity may not succeed in enabling us to manufacture the required quantities of our products in a timely manner or at the gross margins that we achieved in the past. There can be no assurance that we will be able to successfully reach our production, timing and cost goals for our expansion.

If LED lighting does not achieve greater market acceptance, or if alternative technologies are developed and gain market traction, prospects for our growth and profitability would be limited.

Our future success depends on increased market acceptance of LED lighting. Approximately 81% and 74% of our revenue was from sales of our products for use in the manufacture of LED products during 2006 and the first nine months of 2007, respectively. Potential customers for LED lighting systems may be reluctant to adopt LED lighting as an alternative to traditional lighting technology because of its higher initial cost and relatively low light output per unit in comparison with the most powerful traditional lighting devices. In addition, our potential customers may have substantial investments and know-how related to their existing lighting technologies, and may perceive risks relating to the novelty, complexity, reliability, quality, usefulness and cost-effectiveness of LED products when compared to other lighting sources available in the market. If acceptance of LED lighting does not increase significantly, then opportunities to increase our revenues and operate profitably would be limited.

Risk factors

Moreover, if effective new sources of light other than LED devices are developed, our current products and technologies could become less competitive or obsolete. Any of these factors could have a material and adverse impact on our growth and profitability.

The technology used in the LED industry continues to change rapidly and if we are unable to modify our products to adapt to future changes in the LED industry, we will be unable to attract or retain customers.

We do not design or manufacture LEDs. Our ability to expand into new applications in the LED market depends on continued advancement in the design and manufacture of LEDs by others. The LED industry has been characterized by a rapid rate of development of new technologies and manufacturing processes, rapid changes in customer requirements, frequent product introductions and ongoing demands for greater functionality. Our future success will likely depend on our ability to develop new products for use in LED applications and to adjust our product specifications, such as our previous development of larger diameter wafers, in response to these developments in a timely manner. If our development efforts are not successful or are delayed, or if our newly developed products do not achieve market acceptance, we may be unable to attract or retain customers and our operating results could be harmed. In addition, although sapphire is currently the preferred substrate material for HB white, blue and green LED applications, we cannot assure you that the LED market will continue to demand the performance attributes of sapphire. Silicon carbide is another substrate material currently used for certain LED applications, including some that also use sapphire substrates. Other substrates being investigated and used in research and development for certain LED applications are aluminum nitride, zinc oxide and bulk gallium nitride. Research is also ongoing for the use of silicon substrates in LED applications. If sapphire is displaced as the substrate of choice for certain LED applications, our financial condition and results of operations would be materially and adversely affected unless we were able to successfully offer the competing substrate material.

Our continuing efforts to enhance our current products and to develop new products involve several risks, including:

➢	our ability to anticipate and respond in a timely manner to changes in customer requirements;

➢	the possibility that sapphire may in the future be replaced as a preferred substrate in certain LED applications;

➢	the significant research and development investment that we may be required to make before market acceptance of a particular new or enhanced product;

➢	the possibility that the LED industry may not accept our new or enhanced products after we have invested a significant amount of resources in development; and

➢	competition from new technologies, processes and products introduced by our current or future competitors.

If the development and acceptance of our products for the SOS RFIC market do not meet our expectations, our future operating results may be harmed.

The level of market acceptance of our SOS RFIC products will impact our future operating results. Our success in the SOS RFIC market depends on a number of factors, including:

➢	the success of our customers’ products in current applications;

➢	the acceptance of SOS RFIC products for newly targeted applications; and

➢	our timely completion of larger diameter sapphire product development and introduction of volume production for such products.

Risk factors

In addition, it is possible that other solutions, such as silicon-on-insulator, may become preferred over SOS. We cannot assure you that the RFIC market will continue to require the performance attributes of SOS solutions. If our products are not accepted more broadly in the RFIC market, our results of operations and business may be harmed.

The average selling prices of sapphire products have historically decreased over their life-cycles and continuing price decreases could adversely affect our results of operations.

Historically, our industry has experienced price decreases for a particular product over the life of that product. We anticipate that the average selling prices of our products may decrease in the future in response to competitive pricing pressures, increased sales discounts and new product introductions by our competitors. To lessen the effect of price decreases, we attempt to introduce new products as well as reduce manufacturing costs in order to maintain or improve our margins. However, if we are not able to successfully introduce new products or achieve these cost reductions in a timely manner, there could be a material adverse effect on our operating results and loss of market share.

We depend on a few customers for a major portion of our sales and our results of operations would be adversely impacted if they reduced their order volumes.

Historically, we have earned, and believe that in the future we will continue to earn, a substantial portion of our revenue from a small number of customers. In 2006, three customers accounted for 10% or more of our revenues and in the first nine months of 2007, three customers accounted for 10% or more of our revenues. In 2006, sales to Crystalwise Technology, Inc., Shinkosha Co., Ltd. and Tera Xtal Technology Corporation represented approximately 27%, 17% and 14% of our revenues, respectively, and in the first nine months of 2007, sales to Crystalwise, Shinkosha and Peregrine Semiconductor Corp. represented approximately 27%, 20% and 12% of our revenues, respectively. If we were to lose one of our major customers or have a major customer significantly reduce its volume of business with us, our revenues and profitability would be materially reduced unless we are able to replace such demand with other orders promptly. We expect to continue to be dependent on our significant customers, the number and identity of which may change from period to period.

We generally sell our products on the basis of purchase orders. We have agreements for longer-term purchase commitments from a few of our major customers; these commitments range from 12 months to 18 months. Those customers with whom we do not have longer-term purchase commitments could cease purchasing our products with little or no notice and without significant penalties. A number of factors could cause our customers to cancel or defer orders, including interruptions to their operations due to a downturn in their industries, natural disasters, delays in manufacturing their own product offerings into which our products are incorporated, securing other sources for the products that we manufacture or developing such products internally.

Our manufacturing processes may be interrupted or our production may be delayed if we cannot maintain sufficient electrical supply, which could adversely affect our business, financial condition and operating results.

Our manufacturing process requires a stable source of electricity. From time to time, we have experienced limited disruptions in our supply of electricity. Such disruptions, depending upon their duration, could result in a significant drop in throughput and yield of in-process crystal boules and create delays in our production. Although we use generators and other back-up sources of electricity, these replacement sources of electricity are only capable of providing effective back-up for limited periods of time. We cannot assure you that we will be successful in avoiding future disruptions in power or in mitigating the effects of such disruptions. Any material disruption in electrical supply could delay our production and could adversely affect our business, financial condition and operating results.

Risk factors

Our gross margins and profitability may be adversely affected by rising energy costs.

The average cost of electricity increased significantly at the end of 2006 largely due to the deregulation of energy in the State of Illinois. Electricity prices could also increase due to overall changes to the price of energy due to conditions in the Middle East, natural gas shortages in the United States and other economic conditions and uncertainties regarding the outcome and implications of such events. If electricity prices continue to increase significantly, we may not be able to pass these price increases through to our customers on a timely basis, if at all, which could adversely affect our gross margins and results of operations.

We may not be able to effectively manage our growth, which could adversely affect our business, financial condition and operating results.

We have been experiencing a period of significant growth that has challenged, and will continue to challenge, our management and other resources. Our recent and anticipated growth has placed, and is expected to continue to place, significant strain on our research and development, sales and marketing, and operational and administrative resources. To manage our growth effectively, we must continue to:

➢	implement new, and improve our existing, manufacturing systems, such as inventory control management and process control systems;

➢	enhance and maintain internal controls and accounting systems;

➢	maintain adequate manufacturing facilities and equipment to meet customer demand; and

➢	attract, retain and train qualified technical, managerial, manufacturing, sales and marketing, and administrative employees.

We plan to spend substantial amounts of money to support our growth and may have additional unexpected costs. If we cannot attract a sufficient number of qualified people or manage growth effectively, our actual growth may be slower and could adversely affect our business, financial condition and operating results.

Our auditors have identified material weaknesses in our internal control over financial reporting. Our business and stock price may be adversely affected if we do not remediate these material weaknesses or if we have other material weaknesses in our internal controls. In addition, once we become subject to Section 404 of the Sarbanes-Oxley Act of 2002, investor confidence and our stock price could decline if we or our independent registered public accountants conclude that our internal control over financial reporting is ineffective.

Our independent registered public accounting firm issued a letter to our board of directors and management in which it identified certain matters that it considers to constitute material weaknesses in the design and operation of our internal control over financial reporting as of December 31, 2006. A “control deficiency” exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A “significant deficiency” is a control deficiency, or combination of control deficiencies, that adversely affects the entity’s ability to initiate, authorize, record, process or report financial data reliably in accordance with accounting principles generally accepted in the US (“GAAP”) such that there is more than a remote likelihood that a misstatement of the entity’s financial statements that is more than inconsequential will not be prevented or detected by the entity’s internal control. Our auditors defined a “material weakness” as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected by the entity’s internal control.

Risk factors

The material weaknesses identified by our auditors for the financial reporting period ending December 31, 2006 relate to the following:

➢

Financial reporting and complex accounting transactions.    We do not maintain formal, comprehensive policies and procedures related to our recording of standard, non-standard and recurring journal entries. Furthermore, we do not have adequate processes for identifying and recording properly various complex accounting transactions such as warrants, stock options and financing transactions.

➢

Segregation of duties.    Primarily due to the size of our accounting department, we have not been able to maintain an adequate segregation of duties in key accounting processes. In addition, we have no documented formal accounting policies and procedures that require timely reconciliation and thorough reviews of reconciliations.

➢	Inventory. We do not maintain perpetual inventory records and do not have a formal inventory system. In addition, we do not have formal production tracking nor do we maintain an inventory master file.

➢	Information technology. Our auditors identified four areas where improvements are needed in our information technology (“IT”) controls:

–

The duties of some of our employees overlap into conflicting areas. We also do not monitor or review the structure of our IT department relative to the rights and responsibilities of current users of our IT systems.

–

We do not have a formal approval process in place to define the objectives of our IT department nor do we conduct any periodic evaluation on the control structure of the department. We do not have formally documented policies or processes in place to assess the risk within our IT organization as well as external threats and risks, for conducting back up procedures to protect critical systems or for dealing with IT access by terminated employees.

–	We have no procedures in place for detecting, and testing for, external intrusion into our IT systems.

–	We do not periodically review and evaluate our system events logs, activity reports or firewall upgrades or configuration.

In addition, our auditors noted several control deficiencies, which are of a lesser magnitude than the material weaknesses described above. These control deficiencies relate to our historical lack of a code of business conduct, our failure to have a process in place to receive, evaluate and retain complaints from our employees regarding questionable practices and our failure to document the process for reconciling our stock records with third party records. Our management and auditors were not required to, and did not, perform an evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Had we and our auditors performed such an evaluation, additional material weaknesses and other control deficiencies may have been identified.

Because of these material weaknesses and control deficiencies, there is heightened risk that a material misstatement of our annual or quarterly financial statements will not be prevented or detected. While we have completed a number of our remediation efforts to address these material weaknesses, we cannot assure you that these remediation efforts have been entirely successful or that similar material weaknesses will not occur. Further, if we fail to take additional remediation efforts, we may fail to meet our future SEC reporting obligations, our financial statements may contain material misstatements and our operational results may be harmed.

Risk factors

In addition, in connection with preparing the registration statement of which this prospectus is a part, we identified an error in our prior year financial statements. This error related to accounting for convertible debt with detachable warrants containing a beneficial conversion feature that was accounted for incorrectly. These errors resulted in the restatement of our previously issued 2004 and 2005 financial statements.

Once we become a public company, we will be required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In this regard, beginning with our annual report on Form 10-K for the year ending December 31, 2008, we will be required on an annual basis to assess the effectiveness of our internal control over financial reporting and include a statement as to whether or not our internal control over financial reporting is effective. In addition, beginning with our year ending December 31, 2009, we will be required to have our independent registered public accounting firm issue an attestation report on our assessment of our internal control over financial reporting. In conducting our assessment, we will not be able to conclude that our internal control over financial reporting is effective if we have one or more material weaknesses. If we or our independent registered public accountants conclude that our internal control is not effective, our investors could lose confidence in our financial reports and our stock price could decline. An ineffective internal control environment could also adversely effect our ability to report our financial results in a timely manner and could materially adversely affect our business.

Our future operating results are expected to fluctuate significantly, which makes our future results difficult to predict and could cause our operating results for particular periods to fall below expectations.

Our revenues and operating results have fluctuated in the past and are likely to fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

➢	timing of orders from and shipments to major customers;

➢	the gain or loss of significant customers;

➢	fluctuations in gross margins as a result of changes in product mix or other factors;

➢	market acceptance of our products and our customers’ products;

➢	our ability to develop, introduce and market new products and technologies on a timely basis;

➢	the need to pay higher labor costs as we continue to grow;

➢	announcements of technological innovations, new products or upgrades to existing products by us or our competitors;

➢	competitive market conditions, including pricing actions by our competitors and our customers’ competitors;

➢	developments in trade secrets, patent or other proprietary rights by us or our competitors;

➢	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

➢	interruption of operations at our manufacturing facilities or the facilities of our suppliers;

➢	the level and timing of capital spending of our customers;

➢	additions or departures of key personnel;

Risk factors

➢	potential seasonal fluctuations in our customers’ business activities; and

➢	natural disasters, such as floods, hurricanes and earthquakes, as well as interruptions in power supply resulting from such events or due to other causes.

The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our quarterly or annual operating results. If our revenues or operating results fall below the expectations of investors or any securities analysts that may publish research on our company, the price of our common stock would likely decline.

Our gross margins could decline as a result of changes in our product mix and other factors, which may adversely impact our operating results.

We anticipate that our gross margins will fluctuate from period to period as a result of the mix of products that we sell in any given period, with our larger diameter sapphire products generally yielding higher gross margins than our smaller diameter products. If our sales mix shifts to lower margin products in future periods, our overall gross margin levels and operating results would be adversely impacted. Increased competition and the adoption of alternatives to our products, more complex engineering requirements, lower demand and other factors may lead to a further downward shift in our product margins, leading to price erosion and lower revenues for us in the future.

Our proprietary intellectual property rights may not adequately protect our products and technologies, and the failure to protect such rights could harm our competitive position and adversely affect our operating results.

To protect our technology, we have chosen to rely primarily on trade secrets rather than seeking protection through publicly filed patents. Trade secrets are inherently difficult to protect. While we believe we use reasonable efforts to protect our trade secrets, our directors, employees, consultants or contractors may unintentionally or willfully disclose our information to competitors, whether during or after the termination of their services to our company. If we were to seek to enforce a claim that a third-party had illegally obtained and was using our trade secrets, it would be expensive and time consuming, and the outcome would be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets than US courts. Moreover, if our competitors independently develop equivalent knowledge, methods and know-how, it will be more difficult for us to protect our intellectual property and our business could be harmed.

We have no issued patents covering our products and technologies. Although we have filed applications for three patents, there can be no assurance that these patents will be issued or that any patents issued will be of significant value to our business. Our commercial success will depend on obtaining and maintaining trade secret, patent and other intellectual property protection of our products and technologies. We will only be able to protect products and technologies from unauthorized use by third parties to the extent that valid, protectable and enforceable trade secrets, patents or other intellectual property rights cover them.

If we are not able to defend the trade secret or patent protection positions of our products and technologies, then we may not be able to successfully compete with competitors developing or marketing competing products, and we may not generate enough revenue from product sales to justify the cost of development of our products and to achieve or maintain profitability.

Risk factors

The protection of our intellectual property rights and the defense of claims of infringement against us by third parties may subject us to costly litigation.

Other companies might allege that we are infringing certain of their patents or other rights. If we are unable to resolve these matters satisfactorily, or to obtain licenses on acceptable terms, we may face litigation. Any litigation to enforce patents issued to us, to protect trade secrets or know-how possessed by us or to defend us or indemnify others against claimed infringement of the rights of others could have a material adverse effect on our financial condition and operating results. For example, one company has filed lawsuits against us and one of our executive officers alleging, among other things, misappropriation of trade secrets in connection with our employment of the executive officer, who was previously employed by the plaintiff. See “Business—Legal proceedings” for additional discussion of these lawsuits. Regardless of the validity or successful outcome of any such intellectual property claims, we may need to expend significant time and expense to protect our intellectual property rights or to defend against claims of infringement by third parties, which could have a material adverse effect on us. If we lose any such litigation where we are alleged to infringe the rights of others, we may be required to: pay substantial damages; seek licenses from others; or change, or stop manufacturing or selling, some or all of our products. Any of these outcomes could have an adverse effect on our business, results of operations or financial condition.

The markets in which we operate are very competitive, and many of our competitors and potential competitors are larger, more established and better capitalized than we are.

The markets for selling high-quality sapphire products are very competitive and have been characterized by rapid technological change. This competition could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses, and failure to increase, or the loss of, market share or expected market share, any of which would likely seriously harm our business, operating results and financial condition.

Some of our competitors and potential competitors are substantially larger and have greater financial, technical, marketing and other resources than we do. Given their capital resources, the large companies with whom we compete or may compete in the future, are in a better position to substantially increase their manufacturing capacity, research and development efforts or to withstand any significant reduction in orders by customers in our markets. Such larger companies typically have broader product lines and market focus and thus are not as susceptible to downturns in a particular market. In addition, some of our competitors have been in operation much longer than we have and therefore may have more long-standing and established relationships with our current and potential domestic and foreign customers.

We would be at a competitive disadvantage if our competitors bring their products to market earlier, if their products are more technologically capable than ours, or if any of our competitors’ products or technologies were to become preferred in the industry. Moreover, we cannot assure you that existing or potential customers will not develop their own products, or acquire companies with products, that are competitive with our products. Any of these competitive threats could have a material adverse effect on our business, operating results or financial condition.

Risk factors

We are subject to risks from international sales that may harm our operating results.

In 2006 and the first nine months of 2007, revenues from international sales were approximately 89% and 78% of our total revenue. We expect that revenue from international sales will continue to constitute a significant portion of our total revenue for the foreseeable future. Our international sales are subject to a variety of risks, including risks arising from:

➢	trading restrictions, tariffs, trade barriers and taxes;

➢

economic and political risks, wars, acts of terrorism, political unrest, pandemics, such as a recurrence of the SARS outbreak or avian flu, boycotts, curtailments of trade and other business restrictions;

➢	the difficulty of enforcing contracts and collecting receivables through some foreign legal systems;

➢	unexpected changes in regulatory requirements and other governmental approvals, permits and licenses;

➢

sales variability as a result of transacting our foreign sales in US dollars as prices for our products become less competitive in countries with currencies that are low or are declining in value against the US dollar and more competitive in countries with currencies that are high or increasing in value against the US dollar; and

➢	periodic foreign economic downturns.

Our future success will depend on our ability to anticipate and effectively manage these and other risks associated with our international sales. Our failure to manage any of these risks could harm our operating results.

We are dependent on the continued services and performance of our senior management, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future success is dependent on the continued services and continuing contributions of our senior management who must work together effectively in order to design our products, expand our business, increase our revenues and improve our operating results. The loss of services of senior management, particularly Raja M Parvez, our president and chief executive officer, and Hap Hewes, our senior vice president sales and marketing, could significantly delay or prevent the achievement of our development and strategic objectives. In addition, key personnel may be distracted by activities unrelated to our business. We and Mr. Hewes are currently defendants in a suspended lawsuit in which the plaintiff, a former employer of Mr. Hewes, is seeking a one-year prohibition on Mr. Hewes from competing with the plaintiff. See “Business—Legal proceedings” for additional discussion of this lawsuit. The loss of the services, or distraction, of our senior management for any reason could adversely affect our business, operating results and financial condition.

If we are unable to attract or retain qualified personnel, our business and product development efforts could be harmed.

Our success depends on our continued ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, manufacturing, administrative and sales and marketing personnel. Competition for these individuals is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in recruiting and retaining a sufficient number of qualified technical personnel, which could harm our ability to develop new products and adversely impact our relationships with existing and future customers. The inability to

Risk factors

attract and retain necessary technical, managerial, manufacturing, administrative and sales and marketing personnel could harm our ability to obtain new customers and develop new products and could adversely affect our business and operating results.

We rely on a limited number of suppliers for raw materials and key components.

We depend on a small number of suppliers for certain raw materials, components, services and equipment used in manufacturing our products, including key materials such as aluminum oxide and certain furnace components. We generally purchase these items with purchase orders, and we have no guaranteed supply arrangements with such suppliers. We are subject to variations in the cost of raw materials and consumables from period to period. We do not control the time and resources that these suppliers devote to our business, and we cannot be sure that these suppliers will perform their obligations to us or do so on a timely basis. In addition, some of these suppliers are located in regions of the world that may experience periods of political or economic instability.

Any significant delay in product delivery or other interruption or variation in supply from our key suppliers could prevent us from meeting demand for our products and from obtaining future business. If we were to lose key suppliers or our key suppliers were unable to support our demand, our manufacturing operations could be interrupted and we could be required to attempt to establish supply arrangements with other suppliers. In addition, the inability of our suppliers to support our demand could be indicative of a marketwide scarcity of the materials, which could result in even longer interruptions. Any such delay or interruption would impair our ability to meet our customers’ needs and therefore, could damage our customer relationships, and have a material adverse effect on our business and operating results.

Our products must meet exacting specifications, and undetected defects may occur, which may cause customers to return or stop buying our products.

Our customers establish demanding specifications for quality, performance, and reliability that our products must meet. While we inspect our products before shipment, they still may contain undetected defects. If defects occur in our products, we could experience lost revenue, increased costs, delays in, cancellations or rescheduling of orders or shipments, product returns or discounts or damage to our reputation, any of which would harm our operating results and our business. We have from time to time in the past experienced product quality, performance or reliability problems. For example, in 2005, before establishing our current manufacturing and quality control processes, we experienced a higher than expected rate of defects in our since discontinued two inch polished wafer product line, which led to an increase in the number and frequency of returns.

We may need to raise additional funding, which may not be available on favorable terms, if at all, or without substantial ownership dilution to our stockholders. If we do not raise any necessary funds, we may need to reduce certain aspects of our operations which could materially adversely affect our business prospects.

For the remainder of 2007, we expect to spend approximately $4.5 million for capital expenditures, primarily to increase our manufacturing infrastructure and capacity. We expect to spend between $12.0 million to $17.0 million per year for each of the next two years on capital expenditures to support our expected sales growth. We believe that the net proceeds from this offering, together with our existing cash, cash equivalents and investment balances, and interest income we earn on these balances, will be sufficient to meet our anticipated cash requirements for at least the next 12 months. However, we may need additional financing thereafter to execute on our current or future business strategies. We expect

Risk factors

capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure, manufacturing and research and development activities. The amount of additional capital we may need to raise depends on many factors, including:

➢	the level of capital expenditures required to expand our operations;

➢	the amount and growth rate of our revenues;

➢	the number and size of any acquisitions we may make;

➢	the costs of defending and enforcing intellectual property rights; and

➢	competing technological and market developments.

We cannot be certain that additional capital will be available when and as needed or that our actual cash requirements will not be greater than anticipated. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we obtain additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our operations. If we are unable to obtain financing on terms favorable to us, we may be unable to successfully execute our business plan.

We are subject to numerous environmental laws and regulations, which could expose us to environmental liabilities, increase our manufacturing and related compliance costs or otherwise adversely affect our business and operating results.

In our manufacturing process, we use water, oils, slurries, acids, adhesives and other industrial chemicals. We are subject to a variety of foreign, federal, state and local laws and regulations governing the protection of the environment. These environmental laws and regulations include those relating to the use, storage, handling, discharge, emission, disposal and reporting of toxic, volatile or otherwise hazardous materials used in our manufacturing processes. These materials may have been or could be released into the environment at properties currently or previously operated by us, at other locations during the transport of the materials, or at properties to which we send substances for treatment or disposal. If we were to violate or become liable under environmental laws and regulations or become non-compliant with permits required at some of our facilities, we could be held financially responsible and incur substantial costs, including investigation and cleanup costs, fines and civil or criminal sanctions, third-party property damage or personal injury claims. In addition, new laws and regulations or stricter enforcement of existing laws and regulations could give rise to additional compliance costs and liabilities.

Our operations are concentrated in a small number of nearby facilities, and the unavailability of one or more of these facilities could harm our business.

Our manufacturing, research and development, sales and marketing, and administrative activities are concentrated in our facilities in the Chicago metropolitan area. If, for any reason, including as a result of natural disaster, act of terrorism, war, outbreak of disease or other similar event, any of these facilities should be damaged or destroyed or become inaccessible or inoperable, our ability to conduct our business could be adversely affected or interrupted entirely.

Risk factors

We may acquire other businesses, products or technologies; if we do, we may be unable to integrate them with our business effectively or at all, which may adversely affect our business, financial condition and operating results.

If we find appropriate opportunities, we may acquire complementary businesses, product lines or technologies. However, if we acquire a business, product line or technology, the process of integration may produce unforeseen operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business. Further, the acquisition of a business may result in the assumption of unknown liabilities or create risks with respect to our existing relationships with suppliers and customers. If we make acquisitions, we may issue shares of stock that dilute other stockholders, expend cash, incur debt, assume contingent liabilities or create additional expenses related to amortizing intangible assets, any of which may adversely affect our business, financial condition or operating results.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard setting bodies may adversely affect our financial condition and operating results.

Our financial statements are subject to the application of GAAP. From time to time, new accounting standards are issued or existing ones are revised by recognized authorities, including the Financial Accounting Standards Board. We may be required to adopt these new or revised accounting standards. It is possible that future accounting standards could change the current accounting treatment that we apply to our financial statements and such changes may adversely affect our financial condition and operating results.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK AND THIS OFFERING

Our common stock has not been publicly traded, and the price of our common stock may fluctuate substantially.

There has been no public market for our common stock before this offering. The initial public offering price of our common stock will be negotiated with the lead underwriters and the market price at which our common stock will trade following this offering will be determined by market forces. The investors who trade in our common stock may give different weight to factors or valuation methodologies or consider new factors or valuation methodologies other than those relied upon in determining our initial public offering price. Moreover, the price negotiated with the lead underwriters and the market price at which our common stock will trade following this offering may be lower than the historical per share value of our common stock. In addition, we cannot predict the extent to which a trading market will develop for our common stock or how liquid that market might become.

Factors related to our company and our business, as well as broad market and industry factors, may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price include, among other things:

➢	changes in market valuations of other companies in our industry;

➢	changes in financial guidance or estimates by us, by investors or by any financial analysts who might cover our stock or our industry;

➢	our ability to meet the performance expectations of financial analysts or investors;

➢	announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships;

Risk factors

➢	general market and economic conditions; and

➢	the size of the public float of our stock.

Fluctuations caused by factors such as these may negatively affect the market price of our common stock. In addition, the other risks described elsewhere in this prospectus could adversely affect our stock price.

Management will have broad discretion for the use of proceeds from this offering, including the ability to apply the proceeds to uses that do not increase our operating results or market value.

We estimate that we will receive net proceeds of approximately $63.1 million from this offering. Assuming the underwriters exercise their overallotment option in full, we will receive net proceeds of approximately $75.2 million from this offering. These amounts assume an initial offering price of $13.00 per share, the midpoint of the initial public offering price range listed on the cover page of this prospectus. Approximately $7.5 million of such net proceeds will be used to repay existing indebtedness. Our management will have broad discretion in the use of the remaining net proceeds and may use these remaining net proceeds in ways that do not improve our operating results or market value or to which certain stockholders object. You will not have the opportunity, as part of your investment decision, to assess whether these remaining net proceeds are being used appropriately.

Future sales of substantial amounts of our common stock could adversely affect the price of our common stock.

If our stockholders sell substantial amounts of our common stock following this offering, the prevailing market price for our common stock could be adversely affected. Such sales by our stockholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. Upon completion of this offering, based on the number of shares of common stock outstanding as of October 31, 2007 (assuming the conversion of all outstanding shares of our preferred stock into common stock and the net exercise of certain warrants immediately prior to the closing of this offering), we will have 19,391,387 shares of common stock outstanding. The 5,500,000 shares of common stock offered in this offering will be eligible for immediate resale in the public market without restrictions. The remaining 13,891,387 shares of common stock, which are currently held by our existing stockholders, may be sold in the public market in the future subject to the restrictions contained in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). However, our stockholders, officers and directors, as well as each of the persons who will serve as our officers and directors upon the consummation of this offering, holding in the aggregate approximately 86% of our outstanding shares before giving effect to the offering have agreed with the underwriters that, without the prior written consent of the underwriters, they will not for a period of approximately six months from the closing of this offering, offer, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities. There are no agreements between the underwriters and any of our stockholders or affiliates releasing them from these lock-up agreements as of the date hereof. When the lock-up agreements expire or are terminated, approximately 12,332,082 shares of our common stock will be eligible for sale under Rule 144, Rule 144(d) or Rule 701 under the Securities Act. After the completion of this offering, the holders of an aggregate of approximately 12,201,629 shares of common stock will have registration rights. Following this offering, we intend to register all shares of common stock that we may issue under our stock option plans. Once we register these shares, they may be freely sold in the public market, subject to the lock-up restrictions described above, and subject, in the case of any awards under our stock-based compensation plans, to applicable vesting requirements.

You will experience immediate dilution in the book value of common stock purchased.

The initial public offering price per share is substantially higher than the net tangible book value per share of our outstanding common stock prior to the offering. Accordingly, if you purchase our common stock in this offering, you will incur immediate dilution of approximately $8.50 in the net tangible

Risk factors

book value per share from the price you pay for our common stock, representing the difference between (i) the assumed initial public offering price of $13.00 per share (the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus) and (ii) the pro forma net tangible book value per share of $4.50 at September 30, 2007 after giving effect to this offering, which takes into account the $5.42 per share purchase price paid by our existing stockholders for their              shares of common stock. See “Dilution” in this prospectus for additional information.

Our board of directors does not intend to declare or pay any dividends to our stockholders in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors the board of directors considers relevant. There is no plan to pay dividends in the foreseeable future, and if dividends are paid, there can be no assurance with respect to the amount of any such dividend.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

We will be subject to the reporting requirements of the Securities and Exchange Commission (“SEC”) following the completion of this offering. As a public company we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the NASDAQ Global Market. In addition, our management team will have to adapt to the requirements of being a public company. The expenses incurred by public companies generally for reporting and corporate governance purposes have been significant. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We are unable to currently estimate these costs with any degree of certainty. We also expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage than used to be available. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

The concentration of our capital stock ownership with our directors and executive officers and their affiliates will limit your ability to influence corporate matters.

We anticipate that after the completion of this offering, our executive officers and directors and their affiliates will together own more than 61% of our outstanding capital stock and voting power. For the foreseeable future, they will have influence over our management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets. Their ownership may limit your ability to influence corporate matters and, as a result, the market price of our common stock could be adversely affected.

We could be the subject of securities class action litigation due to future stock price volatility.

The stock market in general, and market prices for the securities of companies like ours, recently have experienced extreme volatility that often has been unrelated to the operating performance of the

Risk factors

underlying companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. When the market price of a stock declines significantly, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, our defense of the lawsuit could be costly and divert the time and attention of our management.

Our certificate of incorporation, bylaws and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

A number of provisions in our certificate of incorporation and bylaws, as well as anti-takeover provisions of Delaware law, may have the effect of delaying, deterring, preventing or rendering more difficult a change in control of Rubicon that our stockholders might consider in their best interests. These provisions include:

➢	establishment of a classified board of directors;

➢

granting to the board of directors sole power to set the number of directors and to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

➢	limitations on the ability of stockholders to remove directors;

➢

the ability of our board of directors to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of the board of directors;

➢	prohibition on stockholders from calling special meetings of stockholders;

➢	prohibition on stockholders from acting by written consent; and

➢	establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

The foregoing provisions of our certificate of incorporation and bylaws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders. See “Description of capital stock” for additional information on the anti-takeover measures applicable to us.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our future strategy, results of operations, financial position, net sales, projected costs, projected expenses, prospects and plans and objectives of management for future operations are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward looking statements can be identified by the use of terms and phrases such as “believe”, “plan”, “intend”, “anticipate”, “target”, “estimate”, “expect”, and the like, and/or future-tense or conditional constructions (“will”, “may”, “could”, “should”, etc.). Items contemplating or making assumptions about actual or potential future sales, market size and trends or operating results also constitute forward-looking statements.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Before investing in our common stock, investors should be aware that the occurrence of the risks, uncertainties and events described in the section entitled “Risk factors” and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

This prospectus also contains statistical data and estimates, including those relating to market size and growth rates of the markets in which we participate, that we obtained from industry publications and reports generated by market research firms. These publications typically indicate that they have obtained their information from sources they believe to be reliable, but do not guarantee the accuracy and completeness of their information. Although we have assessed the information in the publications and found it to be reasonable and believe the publications are reliable, we have not independently verified their data.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

Use of proceeds

We estimate that our net proceeds from the sale of the common stock we are offering hereby will be approximately $63.1 million, assuming an initial public offering price of $13.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses that we must pay. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. If the underwriters exercise their overallotment option in full, we estimate that our net proceeds would be approximately $75.2 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses that we must pay. Each $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $5.1 million after deducting estimated underwriting discounts and commissions, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Depending on market conditions at the time of pricing of this offering and other considerations, we may sell fewer or more shares than the number set forth on the cover page of this prospectus.

The principal purposes of this offering are to obtain additional capital and to create a public market for our common stock. We intend to use a portion of the net proceeds of this offering to pay in full the principal and accrued interest outstanding under our loan and security agreement with Hercules Technology Growth Capital, Inc., dated as of April 9, 2007, which is approximately $7.5 million as of November 12, 2007. The loan and security agreement provides for a term loan in an aggregate principal amount of $12 million and a revolving credit facility in an aggregate principal amount of up to $4 million. The term loan bears interest at the prime rate (which was 8.25% as of September 30, 2007) plus 3.375%, and the revolving credit facility bears interest at the prime rate plus 0.25%. The term loan has a maturity date of December 31, 2010 and the revolving credit facility has a maturity date of April 1, 2008. There is no penalty for prepayment of the term loan. We used the proceeds of this loan for working capital, capital expenditures and other general corporate purposes. We expect to use the remaining net proceeds from this offering for working capital, capital expenditures and other general corporate purposes.

Until we use the net proceeds from this offering for the above purposes, we intend to invest the proceeds in short-term, investment-grade, interest-bearing securities.

Dividend policy

We have never declared or paid cash dividends on our capital stock. We do not expect to pay any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made at the discretion of our board of directors, subject to applicable laws and compliance with contractual restrictions, and will depend on our results of operations, financial condition, future prospects and other factors our board of directors may deem relevant. Our amended and restated certificate of incorporation in effect immediately prior to this offering requires that all accrued but unpaid dividends on the outstanding shares of our preferred stock be fully paid prior to any payment of dividends to the holders of our common stock, unless otherwise approved by the holders of a majority of that series of preferred stock. In addition, it requires that any dividend declared on the shares of our common stock also be declared on the shares of our outstanding preferred stock on an as-converted to common stock basis. Upon the closing of this offering, all accrued but unpaid dividends on our outstanding preferred stock will convert into shares of our common stock.

Capitalization

The following table sets forth our capitalization as of September 30, 2007:

➢	on an actual basis, after giving effect to a 1 for 13 reverse stock split on our common stock that was effected August 30, 2007;

➢

on a pro forma basis, after giving effect to the conversion of all outstanding shares of our preferred stock into shares of common stock, the issuance of 3,426,641 shares of common stock to the holders of preferred stock in satisfaction of dividends that have accrued on the outstanding preferred stock through September 30, 2007, the conversion of outstanding preferred stock warrants into common stock warrants and the reclassification of the preferred stock warrant liability to additional paid-in capital upon the completion of this offering; and

➢

on a pro forma as adjusted basis, after giving effect to our receipt of the net proceeds from the sale of shares of common stock offered by us in this offering, at an assumed initial public offering price of $13.00 per share, which is the midpoint of the initial public offering price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the repayment of approximately $7.5 million of outstanding indebtedness, the automatic net exercise of those warrants that expire on the closing of this offering into 38,843 shares of common stock and the assumed net exercise of warrants by two selling stockholders at the closing of this offering into 4,932 shares of common stock in the aggregate, based on an assumed fair market value of one share of our common stock at the time of exercise equal to $13.00, which is the midpoint of the initial public offering price range listed on the cover page of this prospectus and further assuming that those warrants have not been exercised prior to the closing of this offering.

You should read this table together with our financial statements and related notes, “Use of proceeds”, “Selected financial data” and “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus.

	As of September 30, 2007
	Actual	Pro forma	Pro forma as adjusted(1)
	(unaudited) (in thousands, other than share and per share data)
Long-term debt and capital lease obligations (less current maturities of $754)	$3,914	$3,914	$—

Redeemable equity
Redeemable convertible preferred stock: $0.001 par value per share; 140,285,871 shares authorized and 95,900,146 shares issued and outstanding on an actual basis; liquidation amount: $94,003; no shares authorized, issued or outstanding on a pro forma and pro forma as adjusted basis	142,284	—	—

Stockholders’ equity (deficit)
Preferred stock: $0.001 par value per share, 5,000,000 shares authorized and no shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis
Common stock: $0.001 par value per share; 85,000,000 shares authorized, 521,814 shares issued and outstanding on an actual basis; 75,000,000 shares authorized, 13,739,637 shares issued and outstanding on a pro forma basis; 75,000,000 shares authorized, shares issued and outstanding on a pro forma as adjusted basis	7	15	21
Additional paid-in capital	—	150,205	213,295
Accumulated deficit	(126,544)	(126,544)	(126,544)

Total stockholders’ equity (deficit)	(126,537)	23,676	86,772

Total capitalization	$19,661	$27,590	86,772

(footnotes on following page)

Capitalization

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share would increase (decrease) the amount of additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $5.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us.

The above table excludes the following:

➢	for purposes of pro forma amounts, 910,865 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2007, with a weighted average exercise price of $4.33 per share;

➢

for purposes of pro forma as adjusted amounts, 806,972 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2007, with a weighted average exercise price of $3.92 per share, but includes the 38,843 shares of common stock that will be issued pursuant to the automatic net exercise provisions of those warrants that expire upon the closing of this offering and the aggregate of 4,932 shares of common stock that will be issued upon the net exercise of warrants held by two of the selling stockholders;

➢	1,399,113 shares of common stock subject to outstanding options as of September 30, 2007, with a weighted average exercise price of $3.64 per share;

➢	21,878 shares of common stock reserved for future issuance under our 2001 Equity Plan as of September 30, 2007; and

➢	2,307,692 shares of common stock reserved for future issuance under our 2007 Stock Incentive Plan, which was adopted on August 29, 2007.

Dilution

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after this offering.

Our pro forma net tangible book value as of September 30, 2007 was approximately $23.7 million, or $1.72 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding, as of September 30, 2007, after giving effect to the conversion of all of our preferred stock into shares of our common stock, the issuance of 3,426,641 shares of common stock in payment of accrued dividends on our outstanding preferred stock as of September 30, 2007, the automatic net exercise of those warrants that expire on the closing of this offering into 38,843 shares of common stock and the assumed net exercise of warrants by two selling stockholders at the closing of this offering into 4,932 shares of common stock in the aggregate, based on an assumed fair market value of one share of our common stock at the time of exercise equal to $13.00, which is the midpoint of the initial public offering price range listed on the cover page of this prospectus and further assuming that those warrants have not been exercised prior to the closing of this offering.

After giving effect to our sale of shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, which is the midpoint of the initial public offering price range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of September 30, 2007 would have been approximately $86.8 million, or approximately $4.50 per share. This amount represents an immediate increase in pro forma net tangible book value of $2.78 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $8.50 per share to new investors purchasing shares of common stock in this offering as illustrated in the table below. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after giving effect to this offering.

Assumed initial public offering price per share		$13.00
Pro forma net tangible book value per share as of September 30, 2007, before giving effect to this offering	$1.72
Increase in pro forma net tangible book value per share attributable to investors purchasing shares in this offering	2.78
Adjusted pro forma net tangible book value per share after giving effect to this offering		4.50

Dilution per share to new investors in this offering		$8.50

A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share would increase (decrease) our adjusted pro forma net tangible book value per share after giving effect to this offering by $0.27 and the dilution in adjusted pro forma net tangible book value to new investors in this offering by $0.27 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ overallotment option is exercised in full, the pro forma net tangible book value per share after giving effect to this offering would be approximately $4.88 per share, and the dilution in adjusted pro forma net tangible book value per share to investors in this offering would be approximately $8.12 per share.

Dilution

The following table presents on a pro forma basis, as of September 30, 2007, after giving effect to the sale by us of 5,500,000 shares of common stock, conversion of all of our preferred stock, the issuance of shares of common stock in payment of accrued dividends on our outstanding preferred stock, the automatic net exercise of those warrants that expire on the closing of this offering and the assumed net exercise of warrants by two selling stockholders at the closing of this offering based on an assumed fair market value of one share of our common stock at the time of exercise equal to $13.00, which is the midpoint of the initial public offering price range listed on the cover page of this prospectus and further assuming that those warrants have not been exercised prior to the closing of this offering, the differences between the number of shares purchased from us and the total consideration paid to us and the average price per share that existing stockholders and new investors paid. The calculation below is based on an assumed initial public offering price of $13.00 per share, which is the midpoint of the initial public offering price range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses that we must pay.

	Shares purchased		Total consideration
	Number	Percent	Amount	Percent	Average price per share
	(in thousands, other than per share data and percentages)
Existing stockholders	13,783	71%	$74,694	51%	$5.42
New investors	5,500	29	71,500	49	13.00

Total	19,283	100%	$146,194	100%

A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per share would increase (decrease) total consideration paid to us by investors participating in this offering by approximately $5.1 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ overallotment option is exercised in full, our existing stockholders would own approximately 68% and our new investors would own approximately 32% of the total number of shares of common stock outstanding after this offering.

The above discussion and table exclude the following:

➢

806,972 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2007, with a weighted average exercise price of $3.92 per share, but includes the shares of common stock that will be issued pursuant to the automatic net exercise of those warrants that expire upon the closing of this offering and the shares of common stock that will be issued upon the net exercise of warrants held by two of the selling stockholders;

➢	1,399,113 shares of common stock subject to outstanding options as of September 30, 2007, with a weighted average exercise price of $3.64 per share;

➢	21,878 shares of common stock reserved for issuance under our 2001 Equity Plan as of September 30, 2007; and

➢	2,307,692 shares of common stock reserved for future issuance under our 2007 Stock Incentive Plan, which was adopted in August 2007.

If all of these options and warrants were exercised, there would be further dilution to new investors. If all of our outstanding options and warrants were exercised, our pro forma net tangible book value as of September 30, 2007 would have been $1.48 per share and our adjusted pro forma net tangible book value after giving effect to this offering would have been $4.03 per share, causing dilution to new investors purchasing shares in this offering of $8.97 per share. In addition, if all of our outstanding options and warrants were exercised, on an adjusted pro forma basis and after deducting underwriting discounts and commissions and estimated offering expenses that we must pay, existing stockholders will have purchased 16,049,345 shares, or 74% of the shares purchased from us, for approximately $83.4 million, or 57% of the total consideration paid to us, with an average price of $5.20 per share. Shares purchased by new investors would then represent 26% of the shares purchased from us for 43% of the total consideration.

Selected financial data

The following statements of operations data for the years ended December 31, 2004, 2005 and 2006 and the balance sheet data as of December 31, 2005 and 2006 have been derived from our audited financial statements and related notes, which are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2002 and 2003 and the balance sheet data as of December 31, 2002, 2003 and 2004 have been derived from audited financial statements not included in this prospectus. The statements of operations data for the nine months ended September 30, 2006 and 2007 and the balance sheet data as of September 30, 2007 have been derived from our unaudited financial statements, which are included elsewhere in this prospectus. The following selected financial data should be read in conjunction with our “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and related notes, included elsewhere in this prospectus.

Our unaudited financial statements include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of this data. The results for any interim period are not necessarily indicative of the results of operations to be expected for a full fiscal year. Additionally, our historical results are not necessarily indicative of the results that should be expected in the future.

Selected financial data

SELECTED FINANCIAL DATA

	Year ended December 31,					Nine months ended September 30,
Statements of operations data:	2002	2003	2004	2005	2006	2006	2007
						(unaudited)
	(in thousands other than share and per share data)
Revenue	$4,023	$8,560	$16,043	$16,315	$20,752	$14,698	$24,565
Cost of goods sold	5,537	5,834	14,815	18,508	18,885	13,910	16,236

Gross profit (loss)	(1,514)	2,726	1,228	(2,193)	1,867	788	8,329

Operating expenses:
General and administrative	2,965	2,981	3,029	4,688	3,298	2,620	3,578
Sales and marketing	774	975	1,586	1,266	1,062	889	492
Research and development	630	1,797	922	861	679	519	553
Asset impairment	—	—	—	—	933	—	—
Loss on disposal of assets	—	—	—	383	42	35	139

Total operating expenses	4,369	5,753	5,537	7,198	6,014	4,063	4,762

Profit (loss) from operations	(5,883)	(3,027)	(4,309)	(9,391)	(4,147)	(3,275)	3,567
Other income (expense)	(169)	(700)	(1,052)	(2,735)	(3,272)	(1,899)	(4,380)

Loss before cumulative effect of change in accounting principle	(6,052)	(3,727)	(5,361)	(12,126)	(7,419)	(5,174)	(813)
Cumulative effect of change in accounting principle	—	—	—	—	(221)	(221)	—

Net loss	(6,052)	(3,727)	(5,361)	(12,126)	(7,640)	(5,395)	(813)
Dividends on preferred stock	(889)	(1,781)	(2,631)	(3,924)	(5,563)	(4,133)	(4,712)
Accretion of redeemable preferred stock	—	(2,580)	(2,681)	4,404	(23,416)	(6,127)	(46,222)

Net loss attributable to common stockholders	$(6,941)	$(8,088)	$(10,673)	$(11,646)	$(36,619)	$(15,655)	$(51,747)

Net loss per common share attributable to common stockholders, basic and diluted	$(34.96)	$(35.46)	$(46.79)	$(47.52)	$(146.57)	$(62.71)	$(179.92)

Weighted shares used in computing net loss per share attributable to common stockholders, basic and diluted	198,523	228,077	228,124	245,073	249,843	249,657	287,614

	As of December 31,					As of September 30, 2007
Balance sheet data:	2002	2003	2004	2005	2006	Actual	Pro Forma
			(in thousands)			(unaudited)
Cash and cash equivalents	$3,123	$2,208	$3,948	$1,466	$3,638	$1,166	$1,166
Working capital	3,257	2,048	1,969	3,600	(388)	(5,634)	2,295
Total assets	14,128	19,952	29,082	28,885	29,020	34,843	34,843
Convertible preferred stock warrant liability	—	—	—	—	3,773	7,929	—
Long-term debt and capital lease obligations, less current maturities	1,417	3,115	2,241	4,741	2,628	3,914	3,914
Redeemable convertible preferred stock	20,862	29,973	47,427	59,365	93,897	142,284	—
Total stockholders’ equity (deficit)	(11,147)	(19,204)	(29,877)	(39,573)	(77,593)	(126,537)	23,676

Management’s discussion and analysis of financial condition and results of operations

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. You should review the “Risk factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements described in the following discussion and analysis.

OVERVIEW

We are an advanced electronic materials provider that develops, manufactures and sells monocrystalline sapphire and other innovative crystalline products for LEDs, RFICs, blue laser diodes, optoelectronics and other optical applications.

We are a vertically integrated manufacturer of high-quality sapphire substrates and optical windows that are used in a variety of high-growth, high-volume end-market applications. We provide our products to the solid state lighting, semiconductor, consumer electronics, aerospace, sensor and other end markets. We sell sapphire products as cores and wafers in two inch to six inch diameters, and we sell sapphire and optical windows in sizes from one inch to nine inch diameters. We derive the majority of our revenue from sales of two inch to four inch sapphire cores and wafers for use in LEDs for solid state lighting applications and LEDs and blue laser diodes for consumer electronic applications. In addition, we have developed six inch sapphire wafers that are used for Silicon-on-Sapphire RFICs, and we supply large diameter sapphire and optical windows for military, aerospace, sensor and other applications.

Since our inception, our revenue has increased each year. Our revenue was $16.0 million in 2004, $16.3 million in 2005, $20.8 million in 2006 and $24.6 million for the nine months ended September 30, 2007. Our net loss was $5.4 million in 2004, $12.1 million in 2005, $7.6 million in 2006 and $813,000 for the nine months ended September 30, 2007. Our results in 2005 were adversely impacted by significant decreases in two inch polished sapphire substrate prices and in 2006 we made the strategic decision to exit the two inch polished sapphire substrate market. By exiting this market and not competing with our polishing customers, we were able to expand our product offerings to these customers to include higher margin products, which improved our overall gross margins. Moreover, in 2006, we introduced cost control and engineering improvements, which further contributed to our improved gross margins.

We sell our products on a global basis. The Asian, North American and European markets accounted for 87%, 11% and 2%, respectively, of our revenue for the year ended December 31, 2006 and 76%, 22% and 2%, respectively, for the nine months ended September 30, 2007.

We provide direct sales from our Franklin Park, Illinois offices. Additionally, we use independent sales representatives, working on commission, in South Korea and China to assist in supporting our customers in these countries. Customers in South Korea and China place orders directly with us. Substantially all of our revenue is generated by our direct sales force and we expect this to continue as we expand our sales organization in the future.

Management’s discussion and analysis of financial condition and results of operations

We manufacture and ship our products from our facilities in the Chicago metropolitan area. We have approximately 102,600 square feet of manufacturing and office space, which includes a 30,000 square foot facility that we leased in July 2007 to expand our manufacturing capacity.

Financial operations

Revenue.    Revenue consists of sales of sapphire materials sold in core, as-cut, as-ground and polished forms in two, four and six inch diameters as well as optical materials sold as blanks or polished windows. Products are made to varying specifications, such as crystal planar orientations and thicknesses. The variation in the mix of sales of product types and diameters can impact revenue. For instance, a mix shift to larger diameter products and higher value-added wafers may increase our revenue. Revenue is subject to both quarterly and annual fluctuations as a result of product mix considerations.

Historically, a significant portion of our revenue in each quarter has been derived from sales to relatively few customers. For the year ended December 31, 2006, we had three customers that accounted for approximately 27%, 17%, and 14% of our revenue and for the nine months ended September 30, 2007, we had three customers that accounted for 27%, 20% and 12% of our revenue. Other than as discussed above, none of our customers accounted for more than 10% of our revenue for such periods. Although we are attempting to diversify and expand our customer base, we expect our revenue to continue to be concentrated among a small number of customers. We expect that our significant customers may change from period to period.

We sell to all customers pursuant to purchase orders and have longer-term (12-18 month) supply agreements with several key customers. We recognize revenue upon shipment to our customers. Delays in product orders or changes to the timing of shipments under our supply agreements could cause our quarterly revenue to vary significantly. We derive a significant portion of our revenue from customers outside of the United States. The majority of our sales are to the Asian market and we expect that region to continue to be a major source of revenue for us. All of our revenue is denominated in US dollars.

Cost of goods sold.    Cost of goods sold consists primarily of manufacturing materials, labor, manufacturing-related overhead such as utilities, depreciation and rent, provisions for excess and obsolete inventory reserves, freight and warranties. We manufacture our products based on customer orders. We purchase materials and supplies to support such demand. We are subject to variations in the cost of raw materials and consumables from period to period because we do not have long-term fixed-price agreements with our suppliers. Since the usage of electricity in our manufacturing processes is significant, any fluctuations in the cost of electricity will have an impact on our cost of manufacturing.

Gross profit.    Our gross profit has increased significantly over the past twelve months due to improved manufacturing and purchasing efficiencies, economies of scale related to higher unit volumes, product mix shift to larger diameters and our decision in 2006 to discontinue sales of two inch polished wafers. Our gross profit has been and will continue to be affected by a variety of factors, including average sales prices of our products, product mix, our ability to reduce manufacturing costs and fluctuations in the cost of electricity, raw materials and other supplies.

General and administrative expenses.    General and administrative expenses (“G&A”) consist primarily of salaries and associated costs for employees in finance, human resources, information technology and administrative activities, and charges for accounting, legal, and insurance fees, and, beginning in 2006, stock-based compensation under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, (“SFAS 123R”). After this offering, we will incur significant additional accounting, legal, insurance, investor relations and other costs associated with being a public company.

Management’s discussion and analysis of financial condition and results of operations

Sales and marketing expenses.    Sales and marketing expenses consist primarily of salaries and associated costs for employees engaged in sales activities, commissions paid to third party representatives, product samples, charges for trade shows and travel. We expect these expenses to increase in future periods based on planned increases in personnel to meet expected growth, although they may decrease as a percentage of revenue.

Research and development expenses.    Research and development (“R&D”) expenses include costs related to engineering personnel, materials and other product development related costs. R&D is expensed as incurred. We believe our R&D expenses will generally increase as we continue to develop new products, although they may decrease as a percentage of revenue.

Other expense (net).    Other expense (net) consists of interest expense and change in carrying value of preferred stock warrants, which is offset in part by interest income. Interest expense consists of interest on debt and amortization of the fair value of our preferred stock warrants issued as part of debt financing transactions. For the year ended December 31, 2006 and for the nine months ended September 30, 2007, interest expense was $1.3 million and $823,000, respectively. We intend to repay our outstanding indebtedness with a portion of the proceeds of this offering. The remaining unamortized debt discount associated with the preferred stock warrants issued as part of debt financing transactions will be expensed on the repayment of the debt. Consequently, we do not expect to incur significant amounts of interest expense after the closing of this offering.

The change in carrying value of preferred stock warrants is associated with the value of warrants classified as liabilities. These warrants will be converted into common stock warrants in connection with this offering. We will no longer incur this non-cash gain or loss following the conversion of these warrants to common stock warrants. Additional information on our accounting for change in carrying value of preferred stock warrants is provided in “—Critical accounting policies and estimates.”

Provision for income tax.    We account for income taxes under the asset and liability method whereby the expected future tax consequences of temporary differences between the book value and the tax basis of assets and liabilities are recognized as deferred tax assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to be recognized. A full valuation allowance is provided as management cannot conclude that it is more likely than not that our deferred tax assets will be realized. At December 31, 2006, we had $38.8 million in net operating loss carryforwards (“NOLs”). We believe that past issuances and transfers of our stock may have caused an ownership change in fiscal 2004 that could affect the timing of the use of our NOLs, but we do not believe that any such ownership change would materially affect the use of the full amount of the NOLs. As a result, our ability to use our NOLs attributable to the period prior to any such ownership change to offset taxable income may be subject to limitations in a particular year, which could potentially result in increased future tax liability for us.

Stock-based compensation.    Because the majority of our stock-based compensation relates to administrative personnel, we account for our stock-based compensation as a general and administrative expense. For the year ended December 31, 2006 and for the nine months ended September 30, 2007, our stock-based compensation expense was $62,000 and $250,000, respectively. We expect stock-based compensation to increase as a result of recent additions to our senior management team.

Management’s discussion and analysis of financial condition and results of operations

RESULTS OF OPERATIONS

The following table sets forth our statements of operations for the periods indicated:

	Year ended December 31,			Nine months ended September 30,
	2004	2005	2006	2006	2007
				(unaudited)
	(in millions)

Revenue	$16.0	$16.3	$20.8	$14.7	$24.6
Cost of goods sold	14.8	18.5	18.9	13.9	16.3

Gross profit (loss)	1.2	(2.2)	1.9	0.8	8.3

Operating expenses:
General and administrative	3.0	4.7	3.3	2.6	3.6
Sales and marketing	1.6	1.2	1.1	0.9	0.5
Research and development	0.9	0.9	0.7	0.5	0.5
Asset impairment	—	—	0.9	—	—
Loss on disposal of assets	—	0.4	—	0.1	0.1

Total operating expenses	5.5	7.2	6.0	4.1	4.7

Profit (loss) from operations	(4.3)	(9.4)	(4.1)	(3.3)	3.6
Other income (expense)	(1.1)	(2.7)	(3.3)	(1.9)	(4.4)

Loss before cumulative effect of change in accounting principle	(5.4)	(12.1)	(7.4)	(5.2)	(0.8)
Cumulative effect of change in accounting principle	—	—	(0.2)	(0.2)	—

Net loss	($5.4)	($12.1)	($7.6)	($5.4)	($0.8)

The following table sets forth our statements of operations as a percentage of revenues for the periods indicated:

	Year ended December 31,			Nine months ended September 30,
	2004	2005	2006	2006	2007
				(unaudited)
	(percentage of total)

Revenue	100%	100%	100%	100%	100%
Cost of goods sold	92	113	91	95	66

Gross profit (loss)	8	(13)	9	5	34

Operating expenses:
General and administrative	19	29	16	18	15
Sales and marketing	10	7	5	6	2
Research and development	6	6	4	3	2
Asset impairment	—	—	4	—	—
Loss on disposal of assets	—	2	—	1	—

Total operating expenses	35	44	29	28	19

Profit (loss) from operations	(27)	(57)	(20)	(23)	15
Other income (expense)	(7)	(17)	(16)	(13)	(18)

Loss before cumulative effect of change in accounting principle	(34)	(74)	(36)	(36)	(3)
Cumulative effect of change in accounting principle	—	—	(1)	(1)	—

Net loss	(34)%	(74)%	(37)%	(37)%	(3)%

Management’s discussion and analysis of financial condition and results of operations

Comparison of nine months ended September 30, 2006 to nine months ended September 30, 2007

Revenue.    Revenue was $14.7 million for the nine months ended September 30, 2006 and $24.6 million for the nine months ended September 30, 2007, an increase of $9.9 million, or 67%. Revenue increased across all product lines. Our revenue increase was primarily attributable to an increase in shipments of two and three inch sapphire core and as-cut products resulting in additional revenue of $4.3 million, initial volume deliveries for four inch sapphire products of $2.4 million, the effect of price increases beginning in the first quarter of 2007, totaling $377,000 and an increase in sales of six inch products to the SOS RFIC market of $3.1 million. In 2007, our polished product revenue declined by $1.3 million due to our strategic decision to exit the two inch polished wafer business in the second quarter of 2006. We also achieved higher revenue of $735,000 from optical products due to increased sales of sapphire and fluorides for military, aerospace, sensor and other applications.

Gross profit.    Gross profit was $788,000 for the nine months ended September 30, 2006 and $8.3 million for the nine months ended September 30, 2007, an increase of approximately $7.5 million. This increase in gross profit represented an improvement of gross margins from 5% to 34%. The increase in gross profit in 2007 compared to 2006 was primarily due to a shift to higher margin products including sapphire cores and larger diameter sapphire products, our exit from the two inch polished wafer business on which we realized a negative gross margin, improved operating leverage from higher throughput, increased production yields and lower scrap costs.

General and administrative expenses.    G&A expenses were $2.6 million for the nine months ended September 30, 2006 and $3.6 million for the nine months ended September 30, 2007, an increase of $958,000. The increase was primarily due to $441,000 from higher bonus costs, $192,000 of additional stock-based compensation, $177,000 from higher legal costs, $89,000 from higher board expenses, $66,000 primarily from higher recruiting costs associated with a search for our chief financial officer and $65,000 from higher financing fees associated with debt refinancing. These costs were partially offset by lower finance and human resource staff expenses of $72,000 and lower bad debt expense of $57,000.

Sales and marketing expenses.    Sales and marketing expenses were $889,000 for the nine months ended September 30, 2006 and $492,000 for the nine months ended September 30, 2007, a decrease of $397,000. The decrease in selling expenses, even as revenue increased, is attributable to the elimination in 2006 of our Japan sales office, shipment of fewer samples and tighter control of other selling expenses.

Research and development expenses.    R&D expenses were $519,000 for the nine months ended September 30, 2006 and $553,000 for the nine months ended September 30, 2007. In both years, similar amounts of R&D resources were focused on several R&D projects, especially developing larger diameter products.

Other income (expense).    Other income (expense) was $(1.9) million for the nine months ended September 30, 2006 and $(4.4) million for the nine months ended September 30, 2007, an increase of approximately $2.5 million. The increase was primarily due to the change in carrying value of preferred stock warrants of $2.7 million. Interest expense was slightly lower during the nine month period ended September 30, 2007 as a result of the refinancing of our debt facility at a lower interest rate.

Comparison of years ended December 31, 2005 and 2006

Revenue.    Revenue was $16.3 million for the year ended December 31, 2005 and $20.8 million for the year ended December 31, 2006, an increase of $4.5 million, or 28%. Revenue increased across all

Management’s discussion and analysis of financial condition and results of operations product lines except for polished wafers. Our revenue increase was primarily attributable to increased sales volumes of two and three inch sapphire products resulting in additional revenues of $9.7 million, which was partially offset by the effect of $4.2 million in price decreases that began in 2005 and continued through the third quarter of 2006 due to increased market competition. In 2006, our polished product revenue declined by $3.4 million due to our strategic decision to exit the two inch polished wafer business in the second quarter of 2006. As we exited this business, we realized much higher sales volumes of non-polished products in the second half of 2006 as we stopped competing with our LED polishing customers. Revenue also increased by $1.5 million in 2006 compared to 2005 as we began to provide large diameter (six inch) as-ground wafers to the SOS RFIC market and by $530,000 as we started deliveries of four inch sapphire products in 2006. We also achieved higher revenue from optical products due to continuing acceptance of sapphire and fluorides for military, aerospace, sensor and other applications.

Gross profit (loss).    Gross profit (loss) was $(2.2) million for the year ended December 31, 2005 and $1.9 million for the year ended December 31, 2006, an increase of $4.1 million. This increase in gross profit represented an improvement of gross margins from (13%) to 9%. The increase in gross profit in 2006 compared to 2005 was primarily due to an increase in units sold and a shift to higher margin products including sapphire cores and larger diameter sapphire products, our exit from the two inch polished wafer business on which we realized a negative gross margin, improved operating leverage from higher throughput, increased production yields and lower scrap costs.

General and administrative expenses.    G&A expenses were $4.7 million for the year ended December 31, 2005 and $3.3 million for the year ended December 31, 2006, a decrease of $1.4 million. The decrease was primarily due to cost savings of $293,000 from lower information technology and human resource headcount, $235,000 from lower bad debt expense and $160,000 from lower business insurance and legal costs, as well as the absence of restructuring costs of $627,000, information technology and executive consulting costs of $322,000 and recruiting expenses of $222,000 incurred in 2005 but not in 2006. These factors were partially offset by higher bonus expenses of $602,000.

Sales and marketing expenses.    Sales and marketing expenses were $1.3 million for the year ended December 31, 2005 and $1.1 million for the year ended December 31, 2006, a decrease of $204,000. The decrease in sales and marketing expenses, even as revenue increased, is attributable to the elimination of our Japan sales office and tighter control of other selling expenses.

Research and development expenses.    R&D expenses were $861,000 for the year ended December 31, 2005 and $679,000 for the year ended December 31, 2006, a decrease of $182,000. The decrease was primarily attributable to a decrease in materials used for product development and for qualification of polished products for the LED market.

Asset impairment.    We recorded an asset impairment charge of $933,000 in 2006 associated with our exit from the two inch polished wafer business during the second quarter of 2006.

Other income (expense).    Other income (expense) was $(2.7) million for the year ended December 31, 2005 and $(3.3) million for the year ended December 31, 2006, an increase of $537,000. The increase was primarily due to a change in carrying value of preferred stock warrants of $(2.0) million, offset in part by lower interest expense of $1.3 million in 2006, compared to $2.7 million in 2005, on lower average debt and capital lease balances.

Management’s discussion and analysis of financial condition and results of operations

Comparison of years ended December 31, 2004 and 2005

Revenue.    Revenue was $16.0 million for the year ended December 31, 2004 and $16.3 million for the year ended December 31, 2005, an increase of $272,000, or 2%. From 2004 to 2005, we had an increase in revenue from higher volume sales of two inch polished products of $2.4 million and higher volume sales of sapphire core of $420,000, which was partially offset by lower volume sales of as-cut and as-ground products of $1.5 million. Although the volume of our polished product sales increased, we experienced a decline in pricing for all our products throughout 2005, resulting in a decrease of revenue by $1.8 million. Revenue from optical products increased in 2005 by $530,000 due to increased market acceptance of sapphire and fluorides in optical applications.

Gross profit (loss).    Gross profit was $1.2 million for the year ended December 31, 2004, compared to a gross loss of $(2.2) million for the year ended December 31, 2005, a decrease of $3.4 million. This decrease in gross profit represented a decline in gross margin from 8% to (13%). The decrease in gross profit was primarily due to higher volumes and lower prices on two inch polished wafers on which we realized a negative gross margin and higher fixed costs for equipment depreciation and rent.

General and administrative expenses.    G&A expenses were $3.0 million for the year ended December 31, 2004 and $4.7 million for the year ended December 31, 2005, an increase of $1.7 million. The increase was primarily due to $650,000 from higher severance payments, $335,000 from higher information technology and executive consulting costs, $253,000 from higher recruiting expenses, $202,000 from higher bad debt expense, $187,000 from higher business insurance and legal fees, as well as the payment of $161,000 in retention bonuses in 2005. A significant portion of these increased costs were related to building our administrative infrastructure in anticipation of higher revenue growth.

Sales and marketing expenses.    Sales and marketing expenses were $1.6 million for the year ended December 31, 2004 and $1.3 million for the year ended December 31, 2005, a decrease of $320,000. This decrease was due primarily to a decrease in salary and related sales offices expenses from a reduction of our sales force in Japan.

Research and development expenses.    R&D expenses were $922,000 for the year ended December 31, 2004 and $861,000 for the year ended December 31, 2005. In both years, similar amounts of R&D resources were focused on developing polishing processes as well as fulfilling other R&D projects.

Other income (expense).    Other income (expense) was $(1.1) million for the year ended December 31, 2004 and $(2.7) million for the year ended December 31, 2005, an increase of $1.7 million. The increase was primarily due to an increase in average debt balances leading to an interest expense increase of $1.6 million in 2005.

Management’s discussion and analysis of financial condition and results of operations

Quarterly results of operations

The following table sets forth our selected unaudited quarterly statement of operations data for each of the last seven fiscal quarters. The financial statements for each of these quarters have been prepared on the same basis as the audited financial statements included elsewhere in this prospectus and, in the opinion of management, include all adjustments necessary for the fair presentation of the results of operations for these periods. You should read this information together with our financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of the results of any future period.

	Three months ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007	June 30, 2007	September 30, 2007

	(in thousands)
Revenue	$4,428	$4,522	$5,748	$6,054	$7,202	$8,246	$9,117
Cost of goods sold	4,715	4,223	4,972	4,974	5,056	5,411	5,769

Gross profit (loss)	($287)	$299	$776	$1,080	$2,146	$2,835	$3,348

Gross profit (loss) as a percentage of revenue	(6.5)%	6.6%	13.5%	17.8%	29.8%	34.4%	36.7%

Profit (loss) from operations	($1,832)	($1,017)	($426)	($872)	$915	$951	$1,701
Profit (loss) from operations as a percentage of revenue	(41.4)%	(22.5)%	(7.4)%	(14.4)%	12.7%	11.5%	18.7%

Net profit (loss)	($2,403)	($1,900)	($1,092)	($2,246)	$283	$232	($1,328)
Net profit (loss) as a percentage of revenue	(54.3)%	(42.0)%	(19.0)%	(37.1)%	3.9%	2.8%	(14.6)%

Our revenue has increased sequentially over the past seven quarters as the market demand for our products has increased. In addition, in 2006 we made the strategic decision to exit the two inch polished wafer business. By exiting this market, we were able to expand our product offerings to our customers. Demand for our products increased significantly in the quarter ended September 30, 2006, when we realized a 27% sequential increase in revenue. Sequential revenue growth slowed during the quarter ended December 31, 2006 to 5%, largely due to our low inventory levels resulting from the strong third quarter demand. Sequential revenue growth in the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 was 19%, 14% and 11%, respectively.

Over the past seven quarters, our gross margin has also improved, growing from (6.5)% in the quarter ended March 31, 2006 to 36.7% in the quarter ended September 30, 2007. This improvement in gross margin is due to improved manufacturing and purchasing efficiencies, economies of scale related to higher unit volumes, a shift in product mix to larger diameters and the exit from the lower margin two inch polished wafer business.

Revenue growth, along with the operating efficiencies and management of operating expenses, has resulted in improvement in operating margin, which has increased from (41.4)% in the quarter ended March 31, 2006 to 18.7% in the quarter ended September 30, 2007.

Our quarterly results of operations have varied in the past and are likely to do so again in the future. As such, we believe that period-to-period comparisons of our operating results should not be relied upon as an indication of future performance. In future periods, the market price of our common stock could decline if our revenue and results of operations are below the expectations of analysts or investors.

Management’s discussion and analysis of financial condition and results of operations

LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations using a combination of issuances of common stock and preferred stock, a working capital line of credit and term loans and cash generated from our operations. Since our inception, we have raised approximately $56.0 million of equity from the issuance of common and preferred stock.

As of September 30, 2007, we had cash of $1.2 million held in deposits at a major bank, $5.1 million outstanding under our term loan and $1.0 million outstanding under our line of credit. As of September 30, 2007, we had $3.0 million available on our line of credit and $6.9 million available on our term facility.

Cash flows from operating activities

Cash used by operating activities was $551,000 for the nine months ended September 30, 2006. During such period, we generated a net loss of $5.4 million and had non-cash charges of $3.8 million, including depreciation expense of $2.3 million, change in carrying value of preferred stock warrants of $1.1 million and interest expense related to debt accretion of $272,000. We also experienced a decrease in in-stock inventory of $1.3 million as inventory was used to meet customer demand. We experienced an increase in accrued payroll of $448,000 due to timing of the payroll cycle and higher performance based bonus accrual. Also, we experienced an increase in accounts receivable of $796,000 as revenue increased.

Cash provided by operating activities was $4.1 million for the nine months ended September 30, 2007. During such period, we generated a net loss of $813,000 and we incurred non-cash charges of $6.7 million, including depreciation expense of $2.5 million, change in carrying value of preferred stock warrant expense of $3.6 million, stock-based compensation expense of $250,000, net loss on disposal of equipment of $139,000 and interest expense related to debt accretion of $253,000. We experienced an increase in accounts receivable of $1.2 million on increased sales, and an increase in accounts payable of $1.6 million and an increase in inventory and spare parts of $1.5 million, due to increased production. We also experienced an increase in prepaid expenses and other assets of $1.6 million due to costs incurred for this offering and an increase in deferred revenue of $833,000 due to revenue deferral on a research and development project. The $4.6 million increase in cash provided by operating activities for the nine months ended September 30, 2007, compared to the nine months ended September 30, 2006, is primarily attributable to a net loss of $813,000 for the nine months ended September 30, 2007, compared to a net loss of $5.4 million for the nine months ended September 30, 2006, as sales volume and pricing increased and our production costs declined. As sales increased in 2007, we experienced increases in accounts receivable and inventory partially offset by increases in accounts payable in order to meet the rising customer demands.

Cash provided by operating activities was $659,000 for the year ended December 31, 2006. During such period, we generated a net loss of $(7.6) million, offset primarily by non-cash charges of $6.7 million, including depreciation expense of $3.1 million, change in carrying value of preferred stock warrant of $2.2 million, interest expense related to debt accretion of $352,000 and asset impairment of $933,000. With our exit from the two inch polished wafer business during the second quarter of 2006, we recorded an asset impairment charge to write-down to estimated fair market value certain polishing fixed assets that will no longer be used. Inventory decreased by $1.4 million as inventory added in 2005 was used to meet demand. We experienced an increase in accounts receivable of $829,000 as revenue increased in 2006 compared to 2005. Further, accounts payable increased by $661,000 as additional purchases of consumables were made to support increased production.

Management’s discussion and analysis of financial condition and results of operations

Cash used in operating activities was $9.4 million for the year ended December 31, 2005. During such period, we generated a net loss of $12.1 million and had non-cash charges of $5.2 million, including depreciation expense of $3.1 million, loss on disposal of assets of $383,000, amortization of financing costs of $225,000 and non-cash interest expense related to warrants issued with debt of $1.5 million. Inventory levels increased by $1.6 million and accounts receivable decreased by $466,000 as fourth quarter sales slowed. In addition, accounts payable decreased by $1.2 million as capital expenditures projects slowed and production consumables purchases slowed. The $10.1 million increase in cash provided by operating activities for the year ended December 31, 2006 compared to the year ended December 31, 2005 is primarily due to a decrease in net loss as we exited the two inch polished wafer business in 2006. Further, 2006 sales included inventory that was added in 2005, and our accounts payable decreased in 2005 as production slowed and capital expenditures were significantly reduced.

Cash used in operating activities was $2.1 million for the year ended December 31, 2004. During such period, we generated a net loss of $5.4 million which was primarily offset by non-cash charges of $2.4 million, including depreciation charges of $2.0 million and amortization of financing costs of $371,000. We experienced an increase of accounts payable of $881,000 primarily due to timing of receipts of goods and services and payments. Also, we experienced an increase in accounts receivable of $835,000 and an inventory decrease of $827,000, as sales increased in 2004 compared to 2003. The $7.3 million decrease in cash provided by operating activities for the year ended December 31, 2005 compared to the year ended December 31, 2004 is primarily due to an increase in net loss primarily due to higher volumes and lower prices on two inch polished wafers, on which we earned a negative gross margin, and higher fixed costs for equipment depreciation and rent. Also, in 2005, accounts payable for consumable and capital expenditures were significantly reduced and inventory increased.

Cash flows used in investing activities

Net cash used in investing activities during the nine months ending September 30, 2006 and 2007 was $543,000 and $6.7 million, respectively. Capital expenditures were limited in the first nine months of 2006, while during the first nine months of 2007 we purchased components used to construct our crystal growth furnaces, purchased various equipment used to expand our production capacity in support of our sales growth and began infrastructure changes needed to commence operations in our new facility in Bensenville, Illinois.

Net cash used in investing activities was $8.7 million, $4.1 million and $2.3 million for the years ended December 31, 2004, 2005, and 2006, respectively. In 2004, we used approximately $5.3 million to expand our crystal growth infrastructure and the number of crystal growth furnaces. Also, during 2004, approximately $2.1 million was used for infrastructure and additional equipment needed to expand our polishing capacity. In 2005, we used approximately $1.7 million to construct crystal growth furnaces and approximately $2.4 million to increase polishing and slicing capacity. In 2006, we used approximately $1.2 million to add crystal growth furnaces and approximately $1.1 million to upgrade existing capacity in other areas.

For the remainder of 2007, we expect to spend approximately $4.5 million for capital expenditures, primarily to increase our manufacturing infrastructure and capacity. We expect to spend between $12.0 million to $17.0 million per year for each of the next two years on capital expenditures to support our expected sales growth.

Cash flows from financing activities

Net cash from financing activities was $2.9 million and $182,000 for the nine month periods ended September 30, 2006 and 2007, respectively. Net cash provided from financing activities for the nine

Management’s discussion and analysis of financial condition and results of operations months ended September 30, 2006 reflects the net proceeds of $4.1 million received from the sale of our Series E preferred stock, which was offset partially by the net repayment of borrowings of $1.2 million. Net cash provided from financing activities for the nine months ended September 30, 2007 reflects net proceeds from debt refinancing of $176,000.

Net cash provided from financing activities was $12.5 million, $11.1 million and $3.8 million for the years ended December 31, 2004, 2005, and 2006, respectively. Net cash provided from financing activities for 2004 reflects proceeds of $12.1 million received from the sale of shares of our Series C preferred stock and net borrowings of $287,000. Net cash provided from financing activities for 2005 reflects proceeds of $4.9 million received from the sale of shares of our Series D preferred stock and Series E preferred stock, as well as short-term borrowings from investors of $7.5 million, which were converted into additional shares of our Series D preferred stock and Series E preferred stock. These amounts were partially offset by the net repayment of borrowings of $1.4 million. Net cash provided from financing activities for 2006 reflects proceeds received from the sale of our Series E preferred stock of $5.6 million, offset by the net repayment of borrowings of $1.6 million.

Future liquidity requirements

We believe that our existing cash and cash equivalents, anticipated cash flows from operating activities and the net proceeds from this offering will be sufficient to meet our anticipated cash needs for at least the next 12 months. These cash needs include cash required to fund our operations, taking into account anticipated increases in operating expenses and our planned capital expenditures to support our continued growth. If the assumptions underlying our business plan regarding future revenues and expenses change, or if unexpected opportunities or needs arise, we may seek to raise additional cash by selling equity or convertible debt securities. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we obtain additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our operations. If we are unable to obtain financing on terms favorable to us, we may be unable to successfully execute our business plan.

Credit facilities

In April 2007, we entered into a three-year, $12.0 million term loan and a one-year, $4.0 million accounts receivable and inventory revolving line of credit financing agreement with Hercules Technology Growth Capital, Inc. These loans are collateralized by all of our assets. The term loan is available for draw through December 31, 2007, subject to extension based on agreed financial metrics. The term loan interest rate is equal to the prime rate plus 3.375% and the line of credit rate is equal to the prime rate plus 0.25%. We intend to repay these facilities in full with a portion of the proceeds of this offering.

Management’s discussion and analysis of financial condition and results of operations

Contractual obligations

The contractual obligations presented in the table below represent our estimates of future payments under fixed contractual obligations and commitments at December 31, 2006. Changes in our business needs or interest rates, as well as actions by third parties and other factors, may cause these estimates to change. Because these estimates are complex and necessarily subjective, our actual payments in future periods are likely to vary from those presented in the table. The following table sets forth information relating to our contractual obligations at December 31, 2006:

	Payments due in
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(in millions)
Operating lease obligations	$1.0	$1.7	$1.4	$2.1	$6.2
Capital lease obligations	0.3	—	—	—	0.3
Principal payments on term loan obligations	2.1	2.6	—	—	4.7
Principal payments on line of credit obligations	1.0	—	—	—	1.0
Interest payments on term loan obligations(1)	0.5	0.2	—	—	0.7
Interest payments on line of credit obligation(2)	0.1	—	—	—	0.1

Total contractual obligations	$5.0	$4.5	$1.4	$2.1	$13.0

(1)	Interest rates on term loans range from 8.56% to 12.14%.
(2)	Represents estimated interest payments at December 31, 2006, equal to the then-prime rate (8.25%) plus 2.0%.

OFF-BALANCE SHEET ARRANGEMENTS

During 2004, 2005, 2006 and the nine months ended September 30, 2007, we did not engage in any off-balance sheet arrangements. We do not have any interest in entities referred to as variable interest entities, which includes special purpose entities and other structured finance entities.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk is the risk of loss related to changes in market prices, including interest rates, of financial instruments that may adversely impact our financial position, results of operations or cash flows.

Foreign currency exchange risk.    To date, substantially all of our international sales have been transacted in US dollars. Accordingly, we have limited exposure to foreign currency exchange rates and do not enter into foreign currency hedging transactions.

Interest rate risk.    At September 30, 2007, we had $1.0 million of borrowings outstanding under our revolving line of credit, which bore interest at a rate of prime plus 0.25%. We also had $5.1 million of borrowings outstanding under our term loan line of credit, which bore interest at a rate of prime plus 3.375%. We do not use interest rate derivatives to limit our interest rate market risk. Increases in the prime interest rate, however, will reduce future earnings. If overall interest rates increased by 10% in 2006, our interest expense would have increased by approximately $17,000.

Inflation.    Our operations have not been, and we do not expect them to be, materially affected by inflation. However, historically, the prices we charge our customers are market driven, and therefore we may not be able to increase our prices to offset any increase in our material or labor costs. Our inability or failure to do so could harm our business, financial condition and results of operations.

Management’s discussion and analysis of financial condition and results of operations

INTERNAL CONTROL OVER FINANCIAL REPORTING

In connection with the audit of our financial statements for the year ended December 31, 2006, our independent registered public accounting firm identified certain material weaknesses and other control deficiencies in our internal control over financial reporting. A “control deficiency” exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A “significant deficiency” is a control deficiency, or combination of control deficiencies, that adversely affects the entity’s ability to initiate, authorize, record, process or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entity’s financial statements that is more than inconsequential will not be prevented or detected by the entity’s internal control. Our auditors defined a “material weakness” as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected by the entity’s internal control.

The material weaknesses identified by our auditors relate to the following:

➢

Financial reporting and complex accounting transactions.    We do not maintain formal, comprehensive policies and procedures related to our recording of standard, non-standard and recurring journal entries. Furthermore, we do not have adequate processes for properly identifying and recording properly various complex accounting transactions such as warrants, stock options and financing transactions.

➢

Segregation of duties.    Primarily due to the size of our accounting department, we have not been able to maintain an adequate segregation of duties in key accounting processes. In addition, we have no documented formal accounting policies and procedures that require timely reconciliation and thorough reviews of reconciliations.

➢	Inventory. We do not maintain perpetual inventory records and do not have a formal inventory system. In addition, we do not have formal production tracking nor do we maintain an inventory master file.

➢	Information technology. Our auditors identified four areas where improvements are needed in our IT controls:

–

The duties of some of our employees overlap into conflicting areas. We also do not monitor or review the structure of our IT department relative to the rights and responsibilities of current users of our IT systems.

–

We do not have a formal approval process in place to define the objectives of our IT department nor do we conduct any periodic evaluation on the control structure of the department. We do not have formally documented policies or processes in place to assess the risk within our IT organization as well as external threats and risks, for conducting back up procedures to protect critical systems or for dealing with IT access by terminated employees.

–	We have no procedures in place for detecting, and testing for, external intrusion into our IT systems.

–	We do not periodically review and evaluate our system events logs, activity reports or firewall upgrades or configuration.

In addition, our auditors noted several control deficiencies, which are of a lesser magnitude than the material weaknesses described above. These control deficiencies relate to our historical lack of a code of business conduct, our failure to have a process in place to receive, evaluate and retain complaints from our employees regarding questionable practices and our failure to document the process for reconciling our stock records with third-party records. Our management and auditors were not required to, and did

Management’s discussion and analysis of financial condition and results of operations not, perform an evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Had we and our auditors performed such an evaluation, additional material weaknesses and other control deficiencies may have been identified.

We are involved in an ongoing process of planning and implementing changes to strengthen our internal controls and to address the material weaknesses and other control deficiencies identified by our auditors. Specific plans and actions include:

➢

We hired a chief financial officer on July 31, 2007 and we intend to hire additional financial and accounting personnel. We believe these additions will facilitate an improved segregation of duties as well as allow for additional levels of review and approval of accounting transactions.

➢

We have identified an automated inventory system that we believe will significantly improve our inventory records and production tracking. We plan to have the new system in place by the end of the first quarter of 2008.

➢

We have adopted a code of business conduct and ethics covering a wide range of business practices and procedures. The code, which applies to all of our directors, officers and other employees, is designed to communicate and enforce our ethical standards throughout our company.

➢	We are implementing procedures whereby employees may submit, on an anonymous basis, complaints regarding questionable business or accounting practices within our company.

➢

We are taking steps to codify and otherwise formalize various policies and procedures under which we currently operate, as well as to put in place more comprehensive formalized policies and procedures.

➢	We plan to retain an independent accounting firm to begin the formal process of preparing for our implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

We will need to take additional remediation measures as well. These additional measures, as well as the measures that we have taken or plan to take, as described above, may be insufficient to address the material weaknesses and other control deficiencies identified by our auditors. In addition, other material weaknesses and control deficiencies may be identified in the future. If we fail to remediate these deficiencies, we may fail to meet our future reporting obligations, our financial statements may contain material misstatements and our operating results may be harmed.

Once we become a public company, we will be required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In this regard, beginning with our annual report on Form 10-K for the year ending December 31, 2008, we will be required on an annual basis to assess the effectiveness of our internal control over financial reporting and include a statement as to whether or not our internal control over financial reporting is effective. In addition, beginning with our year ending December 31, 2009, we will be required to have our independent registered public accounting firm issue an attestation report on our assessment of our internal control over financial reporting. In conducting our assessment, we will not be able to conclude that our internal control over financial reporting is effective if we have one or more material weaknesses. If we or our independent registered public accountants conclude that our internal control is not effective, our investors could lose confidence in our financial reports and our stock price could decline. An ineffective internal control environment could also adversely effect our ability to report our financial results in a timely manner and could materially adversely affect our business.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates, assumptions and judgments that affect the amounts

Management’s discussion and analysis of financial condition and results of operations reported in our financial statements and the accompanying notes. We base our estimates on historical experience and various other assumptions that we believe to be reasonable. Although these estimates are based on our present best knowledge of the future impact on the company of current events and actions, actual results may differ from these estimates, assumptions and judgments.

We consider to be critical those accounting policies that require our most subjective or complex judgments, which often result from a need to make estimates about the effect of matters that are inherently uncertain, and that are among the most important of our accounting policies in the portrayal of our financial condition and results of operations. We believe the following to be our critical accounting policies, including the more significant estimates and assumptions used in preparation of our financial statements.

Revenue recognition.    We recognize revenue from sales of products when:

➢

Persuasive evidence of an arrangement exists.    We require evidence of a purchase order with the customer specifying the terms and specifications of the product to be delivered, typically in the form of a signed quotation or purchase order from the customer.

➢	Title has passed and the product has been delivered. Title passage and product delivery generally occurs when the product is delivered to a common carrier.

➢

The price is fixed or determinable.    All terms are fixed in the signed quotation or purchase order received from the customer. The purchase orders do not contain rights of cancellation, return, exchanges or refunds.

➢

Collection of the resulting receivable is reasonably assured.    Our standard arrangement with customers includes 30 day payment terms. Customers are subject to a credit review process that evaluates each customer’s financial position and its ability to pay. We determine collectibility by considering the length of time the customer has been in business and our history of collections with that customer. If it is determined that collection is not probable, no product is shipped and no revenue is recognized unless cash is received in advance.

R&D revenue is recognized as services are performed. We execute agreements with our customers that clearly describe the scope of the project, the services we will provide, ownership of any tangible or intangible assets generated as part of the project, and the amount of consideration we will receive.

There are no significant judgments or estimates associated with our revenue recognition policies or processes.

All of our revenue is denominated in United States dollars.

Inventory valuation.    We value our inventory at the lower of cost or market. Market is determined based on net realizable value. Cost is determined for raw materials on a first-in, first-out basis and work in process and finished goods are based on actual costs. We establish inventory reserves when conditions exist that suggest inventory may be in excess of anticipated demand or is obsolete based on customer required specifications. We evaluate the ability to realize the value of our inventory based on a combination of factors, including forecasted sales, estimated current and future market value and changes in customer’s product specifications. Recoveries of previously written-down inventory are recognized only when the related inventory is sold and revenue has been recognized. Based on current demand and pricing of our products, we believe that it is unlikely that significant adjustments for inventory obsolescence will occur. Our method of estimating excess and obsolete inventory has remained consistent for all periods presented. However, if our recognition of excess or obsolete inventory is, or if

Management’s discussion and analysis of financial condition and results of operations our estimates of our inventory’s potential utility become, less favorable than currently expected, additional inventory reserves may be required.

Allowance for doubtful accounts.    We estimate the allowance for doubtful accounts based on an assessment of the collectibility of specific customer accounts. The determination of risk for collection is assessed on a customer-by-customer basis considering our historical experience and future orders with the customer, changes in payment patterns, and recent information we have about the current status of our accounts receivable balances. If we determine that a specific customer is a risk for collection, we provide a specific allowance for credit losses to reduce the net recognized receivable to the amount we reasonably believe will be collected. We believe that based on the customers to whom we sell and the nature of our agreements with them, our estimates are reasonable. Our method of estimating collectibility has remained consistent for all periods presented and with past collections experience. We believe that it is unlikely that significant adjustments to allowances for doubtful accounts will be necessary.

Stock-based compensation.    Effective January 1, 2006 we adopted SFAS 123R which amends SFAS 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), and requires us to expense stock options based upon the fair market value on the date of grant. We adopted SFAS 123R using the prospective method. Under this transition method, the provisions of SFAS 123R are applied to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. We selected the Black-Scholes option pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model will be affected by assumptions regarding a number of complex and subjective variables. These variables include our expected stock volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, forfeitures and expected dividends.

The expected term represents the weighted-average period that our stock options are expected to be outstanding and is based upon the vesting term of our options, a review of a peer group of companies, and expected exercise behavior. As we have been operating as a private company since inception, we are unable to use our actual price volatility data. Therefore, we estimate the volatility of our common stock based on volatility of similar entities over the expected term of our stock options. We base the risk-free interest rate that we use in the option pricing model on US Treasury zero-coupon issues with remaining terms similar to the expected term on the options. We do not anticipate paying any cash dividends in the foreseeable future and, therefore, use an expected dividend yield of zero in the option pricing model. We are required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The current forfeiture rate of 25% was based on our past history of pre-vesting forfeitures.

We had a choice of two attribution methods for allocating compensation costs under SFAS 123R, the “straight-line method”, which allocates expense on a straight-line basis over the requisite service period of the last separately vesting portion of an award, or the “graded vesting attribution method”, which allocates expense on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. We chose the former method and amortized the fair value of each option on a straight-line basis over the service period.

Based on the variables affecting the valuation of our common stock and the method used for allocating compensation costs, we recognized $62,000 in stock compensation expense during the year ended December 31, 2006.

With respect to each option grant date for the years ended December 31, 2004, 2005 and 2006, we determined the deemed fair value of our common stock. As there was no public market for our common

Management’s discussion and analysis of financial condition and results of operations stock during these periods, this determination was necessarily subjective. In making this determination, we considered a number of factors, including:

➢	the issuance price of our series of preferred shares to third parties;

➢	the liquidation preference and other rights of the preferred shares; and

➢	the fact that the option grants involved illiquid securities of a private company.

For options granted in 2006 and the nine months ended September 30, 2007, the board of directors set the exercise price for options granted based upon estimates of fair value. In preparing for this offering, the board of directors determined that the original methodology applied did not fully comply with the requirements in the AICPA’s Practice Aid “Valuation of Privately-Held-Company Equity Securities Issued as Compensation”, which we refer to as the practice aid. Revised valuations were prepared which yielded lower fair values for our common stock. See “Valuation methodologies employed” below for further disclosure of the valuation methodology used in determining fair value per share for financial reporting purposes. Therefore, for financial reporting purposes, we determined that it was appropriate to use $0.39 per share for options granted between January and July 2006, $0.26 per share for options granted between August and October 2006 and $5.25 for options granted in June and August 2007 as the fair value of our common stock within the Black-Scholes option pricing model consistent with the revised valuation.

The following table sets forth option grants made during 2006 and the first nine months of 2007, with the intrinsic value calculated based on grant date fair value.

Date of Grant	Number of options granted	Exercise price	Fair value estimate per share	Intrinsic value per share(1)
January 2006	471,022	$0.91	$0.39	—
February 2006	47,102	0.78	0.39	—
April 2006	23,551	0.78	0.39	—
July 2006	365,782	0.78	0.39	—
August 2006	1,538	0.78	0.26	—
September 2006	1,538	0.78	0.26	—
October 2006	1,923	0.78	0.26	—
June 2007	251,635	8.45	5.25	—
August 2007	198,040	8.45	5.25	—

(1)	The financial reporting intrinsic value per share is the difference between the subsequently reassessed fair value per share for financial statement reporting purposes and the exercise price per share as established on each applicable stock option grant date by our compensation committee and board of directors as described above. There is no intrinsic value because the exercise price per share of each option exceeded the fair value of the common stock on the date of grant.

Valuation methodologies employed. The valuation methodologies we employed in connection with these option grants were based on various generally accepted valuation methods. Specifically, at each reporting date we analyzed the value of the company, or the business enterprise value, using market and income approaches, and then allocated the business enterprise value using contingent claims analysis, an application of option pricing theory. The allocation of the business enterprise value to convertible preferred stock, common stock, warrants and stock options at September 30, 2007, June 30, 2007 and March 31, 2007 used option pricing theory and considered the probability of an initial public offering. The allocation of the business enterprise value for all periods in the year ended December 31, 2006 was determined based on our remaining private, as an initial public offering was not anticipated at that time.

Management’s discussion and analysis of financial condition and results of operations

In determining the business enterprise value at September 30, 2007, June 30, 2007 and March 31, 2007, and each quarterly reporting date in the year ended December 31, 2006, we used both market and income value approaches. The market approach used both comparable company and transaction valuation methods. The comparable company market approach used revenue multiples observed in active securities markets and the transaction method used both revenue and EBITDA (earnings before interest, taxes, depreciation and amortization) multiples observed in the mergers and acquisitions market. The income approach determines a business enterprise value using the discounted present value of projected cash flow streams.

The final business enterprise value determined using the market and income approaches was then adjusted for appropriate marketability discounts. These marketability discounts were reduced at each reporting date, beginning with the December 31, 2006 reporting date, to reflect the increased probability of the initial public offering.

The allocation of the business enterprise value to each class of preferred stock and common stock was determined using contingent claims analysis, which is based on the principles of option pricing theory. Specifically, each class of security is modeled as a call option with a unique claim on our assets. The resulting claims allocate the anticipated proceeds between the different securities upon a liquidity event, which in our case, is the anticipated initial public offering. In modeling each security as a call option, we used the Black-Scholes option pricing model.

Determining the fair value of our convertible preferred stock, common stock, warrants and stock options involves complex and subjective judgments involving estimates of revenue, earnings, assumed market growth rates and estimated costs, as well as appropriate discount rates. At the time of each valuation, the significant estimates used in the income approach (discounted cash flow model) included estimates of our revenue and revenue growth rates for several years into the future. Although each time we prepared such forecasts in the preparation of a valuation report, we did so based on assumptions that we believed to be reasonable and appropriate, there can be no assurance that any such estimates for earlier periods have come to pass or that any such estimates for future periods will prove to be accurate.

The most significant factors contributing to the difference between the fair value of the shares of our common stock subject to our 2007 stock option grants and the estimated initial public offering price are the increase in probability of the completion of an initial public offering of our common stock and positive changes in market conditions. Due to our history of operating losses prior to 2007, including negative gross profit in 2005, our ability to achieve our estimated initial public offering price is highly contingent on achieving current strong operating results. Achieving strong operating results in the quarter ended September 30, 2007 and through completion of this offering will help validate our financial projections for subsequent periods and result in our ability to obtain the estimated initial public offering price.

The aggregate intrinsic value of all stock options outstanding at September 30, 2007 is $13,101,771, based on the midpoint of the estimated initial public offering price range.

Convertible preferred stock warrant liability.    Beginning January 1, 2006, we began accounting for warrants to purchase our preferred stock issued in connection with financing agreements in accordance with FASB Staff Position (FSP) 150-5, “Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares” (“FSP 150-5”). Pursuant to FSP 150-5, we evaluate certain specifically identified conditions to determine whether the fair value of these warrants is required to be classified as a liability. The fair value of the warrants that are classified as liabilities are adjusted for changes in fair value at each reporting period, and the corresponding non-cash gain or loss is recorded in

Management’s discussion and analysis of financial condition and results of operations current period earnings. We estimated the fair market value of these warrants at the respective balance sheet dates using a Black-Scholes option-pricing model, based on the estimated market value of the underlying preferred stock at the measurement date, the remaining contractual term of the warrant, risk-free interest rates and expected dividends on and expected volatility of the price of the underlying preferred stock. These estimates, especially the market value of the underlying preferred stock and the expected volatility, are highly judgmental. The assumptions used in our Black-Scholes option pricing model for Series E, C, B, B-2 and A warrants at January 1, 2006 upon the adoption of FSP 150-5 were: (i) remaining contractual terms of 2.1 to 9.9 years; (ii) risk-free interest rate of 4.82% to 4.86%; (iii) expected volatility of 50% to 79%, and (iv) no expected dividend yield. The assumptions used in our Black-Scholes option pricing model for Series E, C, B, B-2 and A warrants at December 31, 2006 were: (i) remaining contractual terms of 1.3 to 9.1 years; (ii) risk-free interest rates of 4.70% to 5%; (iii) expected volatility of 47% to 76% and (iv) no expected dividend yield. In each case, the fair value of the underlying preferred stock was assessed primarily by a valuation prepared by management using the practice aid.

Upon the closing of this offering, outstanding warrants to purchase our preferred stock will become warrants to purchase shares of our common stock and certain of these warrants to purchase our preferred stock are expected to be net exercised. As a result, upon the conversion of the preferred stock warrants to common stock warrants, the warrants will no longer be subject to FSP 150-5. The then-current aggregate fair value of these warrants will be reclassified from liabilities to additional paid-in-capital, a component of stockholders’ equity, and we will cease to record any related periodic fair value adjustments.

Redeemable convertible preferred stock.    We have issued various classes of preferred stock. The holders of Series A, B, B-2, C, C-2, D, D-2 and E preferred stock have the option to sell their shares back to us at the greater of the original purchase price plus accrued and unpaid dividends or the current fair market value of the shares plus accrued and unpaid dividends. As a result, the carrying value of the preferred stock has been increased by an accretion amount each period so that the carrying amounts will equal the greater of fair value plus accrued and unpaid dividends or original purchase price plus accrued and unpaid dividends. The accreted amounts are recorded to accumulated deficit. The option to sell and the related accretion of the preferred shares terminate upon the closing of this offering.

The fair value of our preferred stock was determined based upon the sales price of our preferred stock to third-party investors, and in 2006 and 2007, when transactions in our preferred stock were not available, based upon valuations prepared by management using the methodology set forth in the practice aid. This methodology considered the probability and fair value of the sale of stock in an initial public offering. The valuation methodologies we used to estimate the fair value of our preferred stock have been applied consistently for all periods presented and the assumptions used were based on the best available information at that time. Accordingly, we do not believe that adjustments to amounts recorded in respect of our redeemable convertible preferred stock will be required.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes” (“SFAS 109”). FIN 48 prescribes a recognition and measurement method for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted this interpretation on January 1, 2007 and it did not have a material impact on our financial statements.

Management’s discussion and analysis of financial condition and results of operations

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective in fiscal years beginning after November 15, 2007. We have not yet determined the effect that the adoption of SFAS 157 will have on our results of operations or financial position.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to measure at fair value many financial instruments and certain other items on an instrument-by-instrument basis that are not currently required to be measured at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We have not yet determined the effect that the adoption of SFAS 159 will have on our results of operations or financial position.

Business

OVERVIEW

We are an advanced electronic materials provider that develops, manufactures and sells monocrystalline sapphire and other innovative crystalline products for LEDs, RFICs, blue laser diodes, optoelectronics and other optical applications. The emergence of sapphire in commercial volumes at competitive prices has enabled the development of new technologies such as high brightness (“HB”) white, blue and green LEDs and highly-integrated RFICs. We apply our proprietary crystal growth technology to produce high-quality sapphire products efficiently to supply a large and growing end-market demand, and we work closely with our customers to meet their quality and delivery needs. We believe we are the leading supplier of sapphire products to the LED industry.

We are a vertically integrated manufacturer of high-quality sapphire substrates and optical windows that are used in a variety of high-growth, high-volume end-market applications. Our largest product line is two to four inch sapphire wafers for use in LEDs and blue laser diodes for solid state lighting and electronic applications. In addition, we have developed six inch sapphire wafers that are used for SOS RFICs, as well as products for military, aerospace, sensor and other applications. We are also extending our technology to manufacture eight inch and larger diameter products to support next-generation LED, RFIC and optical window applications.

Our fully integrated in-house capabilities enable us to design, assemble and maintain proprietary crystal growth furnaces to grow high purity, low-stress, ultra low defect density sapphire crystals. In addition, we possess state-of-the-art capabilities in high precision core drilling, wafer slicing, surface lapping, edge bevel grinding and wafer cleaning processes. We foster a strong sense of innovation and agility in our product development teams in an attempt to develop new products more effectively and to rapidly capture market growth.

The strong and increasing demand for our products has led us to expand our production capabilities. We plan to leverage our technological advantage in efficiently producing high-quality, large-diameter sapphire products to maintain our leadership position and capitalize on future growth opportunities. To attain this goal, we are accelerating our research and development activities, continuing to enhance our operational capabilities, increasing our brand recognition and diversifying into new market segments.

INDUSTRY OVERVIEW

Integrated circuits and other semiconductor devices have traditionally been fabricated on silicon substrates. However, for certain advanced applications, new electronic materials have emerged as the substrates of choice due to evolving integration and performance considerations. For example, sapphire is the preferred substrate material for HB white, blue and green LED applications due to its crystal lattice compatibility with the aluminum gallium nitride (“AlGaN”) epitaxial layers, thermal expansion properties, commercial availability and cost efficiency. Other sapphire applications include Silicon-on-Sapphire integrated circuits, optical lenses and windows, and substrates for blue laser diodes.

Business

Figure 1: Typical LED structure

LED applications

Advancements in solid state lighting utilizing HB white, blue and green LEDs over the past decade represent a disruptive technology in the lighting industry, providing significant performance, environmental and economic improvements compared to traditional incandescent or fluorescent lighting. For example, traditional incandescent lamps are inefficient and costly, emitting over 90% of consumed power as heat and lasting only 1,500 to 2,000 hours. Fluorescent lamps produce light by passing electricity through toxic mercury vapor, which creates an environmental disposal problem. LEDs do not contain mercury or lead and are 4.0 to 6.6 times as efficient as traditional incandescent lamps, while providing 35,000 to 50,000 hours of light. These factors, along with their durability, small form factor, excellent color performance, and decreasing costs, have led to a rapidly growing demand for LEDs in applications such as small displays for mobile devices, flashes for digital cameras, backlighting units (“BLUs”) for displays used in notebook computers, desktop monitors, LCD televisions, public display signs, automotive lights, traffic signals, and general and specialty lighting. Applications using LEDs have unit volumes in the billions and are expected to grow significantly. For instance, in the next four years, HB LED sales are expected to double according to Strategies Unlimited, an independent market research firm, based in Mountain View, California. The production volume of HB LEDs is expected to increase from 37.1 billion units in 2007 to 87.1 billion units in 2011. Further, the percentage of GaN-based LEDs, which predominantly use sapphire substrates, is expected to rise from 64.0% to 66.9% of the total HB LED production volume in the same time period. Therefore, as the HB LED market grows, we believe the sapphire substrate market will grow as well.

Mobile devices.    LEDs are used in color displays for mobile phones and other portable electronics such as GPS systems, MP3 players and digital camera flashes. According to Strategies Unlimited, the full color display penetration in mobile phones was 84% in 2005 and is expected to approach 100% over the next several years. According to a March 2007 report published by Gartner, in 2006, the number of manufactured mobile phones was approximately 997 million worldwide. LEDs are well-suited for mobile devices due to their low current drain which extend battery life and durability while generating less heat.

LED backlighting units for large displays.    LED BLUs are beginning to replace conventional fluorescent BLUs in notebook computers, desktop monitors and LCD flat panel televisions. Benefits of LED BLUs in these applications are extended battery life, thinner displays, quicker response time and better color rendition. Displays made with LED BLUs also have no toxic materials, which help electronics manufacturers to comply with environmental regulations. DisplayBank, an independent market research

Business

firm, estimates an increase in LED penetration in larger (greater than 10 inch) BLUs from 1% in 2007 to 14% by 2010. The backlight market for large-size LCD screens is estimated to grow by greater than 20% per year, approaching 500 million units by 2010, as forecasted by DisplayBank.

Automotive lighting.    Automobile manufacturers are increasingly using LEDs in car and truck headlights, turning and tail light functions as well as interior lighting. Benefits include near-instant response time, reduced power usage and more stylish and effective designs. Uses for LEDs in all automotive applications (exterior and interior) are expected to grow at a compound annual growth rate (“CAGR”) of approximately 14% from 2005 to 2010, according to a report published in June 2006 by market research firm Strategies Unlimited. Increased LED usage in other transportation vehicles such as motorcycles and commercial jets offers additional growth potential.

Commercial signage.    LEDs are becoming more widely used as light sources on large signs and outdoor displays, such as jumbo screens used in sporting arenas and electronic billboard displays. The LED commercial sign/display market will grow at an estimated CAGR of approximately 42% from 2005 to 2010, according to a report published in June 2006 by market research firm Strategies Unlimited.

SOS RFIC and optical applications

SOS integrated circuits consist of a thin layer of silicon grown on a sapphire substrate and are primarily used in advanced wireless and military applications, such as RFICs. In particular, SOS RFICs are currently used in high volumes for mobile phones, broadband television set-top boxes, satellites and radiation-hardened applications for the defense industry. We believe SOS devices also represent a large potential market opportunity for sapphire due to sapphire’s outstanding properties as an insulating substrate material with outstanding thermal conductivity and crystal lattice compatibility with silicon, which, among other things, enables monolithic integration in RFICs.

Sapphire and various fluoride materials are utilized for windows and optics for aerospace, sensor, medical and laser applications. Sapphire is used in these applications due to its wide-band transmission, superior strength, scratch resistance and high strength-to-weight ratio. Sapphire’s physical properties make it very well suited for jet fighter targeting pod windows, forward-looking infrared (“FLIR”) windows for commercial and business jets as well as unmanned air vehicles or drones, rocket domes and transparent armor for military vehicles.

Sapphire substrates are also used in the production of blue laser diodes. Blue laser diode technology allows much higher data storage for HD-DVD applications. Blue laser diodes are just beginning to penetrate potentially high volume applications, such as the Blu-ray Disc DVD players and leading-edge video game systems.

Sapphire substrate industry supply chain

The following diagram illustrates the supply chain from the sapphire material to the end application. Sapphire is the base material that “feeds” the entire value chain.

Figure 2: Sapphire substrate industry supply chain

Business

The production process for sapphire substrates is substantially similar to that of silicon wafers. A typical process flow consists of crystal growth, fabrication, slicing, lapping and polishing steps. Output quality is measured in flatness, desired crystal planar orientation, etch pitch density and crystalline structure uniformity. A great emphasis is placed on continuously improving yields and increasing production capacity to drive costs lower to take advantage of emerging high-volume opportunities. Device manufacturers are seeking larger diameter sapphire wafers to allow them to develop higher performance applications and achieve economies of scale. Historical methods of sapphire crystal growth, which rely on lower-volume batch processes, are less able to meet the needs of leading end-market customers for high quality crystals, demanding dimensional tolerances, high production volumes, cost efficiency and on-time delivery.

THE RUBICON SOLUTION

We are an advanced electronic materials provider that develops, manufactures and sells monocrystalline sapphire and other innovative crystalline products for LEDs, RFICs, blue laser diodes, optoelectronics and other optical applications. As a leading producer of sapphire and provider of other crystals, we believe that the following are our principal competitive advantages:

Proprietary technology for crystal growth

We refer to the proprietary technology, equipment and processes we use in the production of our sapphire crystals as “ES2”, which stands for “evolving science, evolving solutions.” Due to our understanding of sapphire crystal growth seeding and crystal growth furnace operational parameters, we have developed a full in-house capability to design, build and maintain ES2 crystal growth furnaces with proprietary features. Our ES2 technology enables us to maintain a highly scaleable, efficient operation and to produce large diameter sapphire wafers that we believe exceed the quality of any other sapphire producer today. Our competitors employ the Kyropoulos, Czochralski (“CZ”), or Edge-defined Film-fed Growth (“EFG”) method to grow sapphire crystals. We believe that our ES2 technology, which employs an enhanced Kyropoulos methodology, significantly outperforms other methods of sapphire production with respect to capital costs, operating costs, throughput, quality and diameter size. Using our ES2 technology, we can currently produce sapphire products with diameters of up to seven inches in production volumes and we are developing the capability to produce eight inch and larger diameter sapphire products.

High quality sapphire products

We believe our sapphire crystal wafers are best-in-class in terms of quality. Our quality advantage is exhibited by our ability to produce crystals with an etch pitch density (“EPD”) of fewer than 100 defects per square centimeter, which is significantly better than the industry standard range. According to Sapphire & Other Corundum Crystals by E. Dobrovinskaya, L. Lytvynov, and V. Pishchik (1994), for sapphire grown using other methods, the standard EPD is 5,000 to 100,000 defects per square centimeter. Our sapphire also has ultra high (99.999%) purity levels. Our high purity sapphire helps our customers realize high yields in their processing. In addition, because of the high purity of our products, our customers have the ability to utilize our sapphire for optical applications requiring high transmission in the ultraviolet through mid-infrared spectral ranges. Through our operational expertise in crystal growth, post-growth processing and in-process manufacturing controls of sapphire wafer production, we are able to meet or exceed our customers’ key product specifications, such as crystalline quality, dimensional tolerances and crystal orientation, while maintaining high production yields.

Business

Vertical integration

We possess critical know-how and proprietary processes and metrology for crystal growth and sapphire processing. We grow sapphire crystals and have extensive capabilities to process sapphire into products that meet our customers’ needs from cores to wafer and window blanks to large diameter epi-polished wafers. In the areas of fabrication and slicing, we employ high volume manufacturing techniques and utilize customized tooling and metrology to hold very tight dimensional and orientation tolerances for sapphire cores and wafers. We also have high precision lapping, edge bevel grinding and annealing capabilities for as ground wafers and window blanks. We have proprietary six and eight inch polishing and ultra-cleaning equipment and processes for SOS RFIC and other applications that demand larger-diameter epi-polished wafers. By vertically integrating our processes, we are able to achieve significant operating efficiencies and produce high-quality, high-precision products that offer cost and quality benefits to our customers. This vertical integration also helps enable us to expand our range of products and helps to protect our technology and manufacturing trade secrets.

High volume and flexible manufacturing capability

We provide a high volume and stable US-based supply of products for our customers. We offer reliable, consistent on-time delivery to our customers through our flexible and scalable production operations. We have developed automated manufacturing and metrology platforms at each stage of our production process that allow us to increase capacity rapidly and to switch products in manufacturing easily so that we can meet our customers’ specific product demands. We continue to expand our production capacity aggressively to meet the large and growing demand for our high-quality sapphire products.

Lowest total cost for customers

We compete on the quality of our products and our service levels to supplement our competitive pricing. We believe our high sustained yields, our dedication to consistent production and performance and our commitment to lasting customer relationships help assure our customers of a reliable source of high-quality sapphire products at stable prices. Our in-process quality control practices lead to predictable customer process yields, reduced inspection costs and overall high customer satisfaction. In addition, we work closely with our customers to understand their product specifications and then align our operations to meet their needs. Through close collaboration with our customers, we help them develop new applications for our advanced sapphire products and establish ourselves as a preferred supplier. As such, we believe our solution offers the lowest total cost for our customers.

STRATEGY

Our goal is to be the leading global provider of advanced monocrystalline substrate and window materials to the solid state lighting, SOS RFIC, aerospace and optical markets. We currently occupy a leading position among sapphire producers worldwide in market volume for two through four inch sapphire products for LEDs. A key element of our strategy is to increase the proportion of our shipments of four and six inch diameter products. The time elapsed from our beginning product development to shipping commercial volumes in the six inch sapphire substrate market was less than one year. As a result, we now have significant market share in the six inch SOS RFIC sapphire substrate market.

Our strategy includes the following key elements:

Extend our technology and manufacturing leadership position

We believe our specialized manufacturing processes and proprietary technology and trade secrets provide us with significant competitive advantages. We have designed and developed product, equipment and

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process technology platforms from which we can rapidly increase capacity and stay flexible to meet our customers’ needs. At each phase of our manufacturing process, we have developed and standardized automated equipment that employs similar processes to produce a full range of products. For example, all of our furnaces can grow sapphire crystals of the same size in various orientations to produce two through six inch wafers and cores. This reduces our operating costs and significantly improves our product development cycles. We intend to continue to develop advanced technology platforms to further increase crystal boule size and offer market-leading product specifications, while maintaining product quality and manufacturing efficiencies.

Capitalize on opportunities in high-growth markets

Our sapphire products are used in multiple applications in the high-growth LED and SOS RFIC markets. We also participate in optical market segments where sapphire and fluoride materials are being adopted rapidly in new applications. We intend to continue to expand our opportunities by adding new categories and sizes of products with the goal of providing our customers in multiple high-growth end markets with a robust set of sapphire solutions. For example, one of the largest market segment opportunities is likely to come from the solid state lighting market, which will require higher brightness, lower-cost white LEDs that require larger-size LED chips. Larger LED chips are increasingly being manufactured in volume on four inch sapphire wafers. Our process to manufacture large diameter, high quality sapphire wafers is well-suited to this market and we believe our processes will help enable its growth. We already produce high volumes of four and six inch sapphire products and we continue to add large diameter sapphire production capacity in anticipation of market growth. We expect that next-generation LEDs and SOS RFICs will be produced on six inch and larger sapphire wafers to further drive cost efficiencies. We already have development programs underway to provide eight inch and larger diameter sapphire as we hope to enable the more rapid conversion of LED and SOS production to these larger sapphire substrates.

Enhance operational excellence

Our unique expertise in producing high-quality sapphire products in many sizes gives us a significant edge in process and product technology. We plan to further refine our proprietary ES2 crystal growth techniques, sapphire processing platforms and process controls to produce even higher quality crystals at greater yields. Our engineering efforts focus on the capability to design, build and maintain ES2 crystal growth furnaces with new proprietary features. We seek to continuously improve our sapphire processing and material inspection capabilities. For example, we have recently added customized metrology tools in our coring and slicing production lines to tighten orientation tolerances and to increase throughput of large diameter sapphire products. We also promote operational excellence through lowering cycle times, raising yields, and reducing overhead costs. Our ability to understand our customers’ design and manufacturing processes enhances our ability to reach these goals. We employ Six Sigma methodologies to continuously improve our operations platforms and we provide extensive training to current and new employees.

Expand our sales and marketing efforts

We plan to enhance our brand recognition worldwide by increasing our marketing and communications programs and resources. For example, we have sponsored several LED conferences and we plan to extend our sponsorships into other markets, such as SOS RFICs and aerospace. We also plan to enhance our website, extend our public relations campaigns and increase our brand visibility in trade publications and with technical organizations. We rely on direct sales for the majority of our business and we use multiple distribution channels to extend the reach of our sales and support teams. Although we have already entered multiple markets globally, we plan to increase the scale and geographical coverage of our sales efforts.

Business

Penetrate new market segments

We target high growth market segments where we believe we can gain a leadership position. Although production of sapphire cores and wafers is our focus today, we intend to leverage our crystal growth and processing know-how to develop high-quality crystal products for new substrate and window applications. Sapphire is becoming increasingly popular and is replacing quartz and glass in high-performance and harsh environment applications in the aerospace, petroleum and laser industries. For example, the US military uses sapphire optical windows to construct targeting mechanisms for its jet fighters and drones and transparent armor for land vehicles. We intend to use our proprietary manufacturing technology to produce additional single crystal materials that can be used in optical applications as well as alternative substrates for certain electronic materials applications. As the electronics and optical industries continue to develop new applications that take advantage of the unique properties of both sapphire and other single crystal products, we aim to be the provider of choice for these applications.

TECHNOLOGY

Our proprietary ES2 crystal growth technique produces high-quality sapphire crystals for use in our sapphire products. ES2 is derived from the standard Kyropoulos method of crystal growth. We developed this technique with the goal of establishing greater control over the crystal growth process while maintaining minimal temperature variations. Unlike other techniques, during the ES2 technique, the growing sapphire crystal exists in an unconstrained, low stress environment inside a closed growth chamber. The closed system allows for enhanced control of the melt, resulting in higher quality crystals. The temperature gradient between the melt and the crystal in the ES2 technique is significantly lower than in other crystal growth techniques. These aspects of the ES2 technique enable us to grow crystals that have a significantly lower dislocation density, higher crystal purity and higher uniformity than sapphire crystals grown using other techniques. The ES2 technique provides an inherent annealing process once the crystal is fully grown. This thermal annealing is an integral means of relieving stress in the crystal during the ES2 process. We believe we can readily scale our ES2 technology in a production environment while maintaining high crystal quality even as crystal boule size is increased. As a result of our proprietary ES2 technology, we believe that we currently offer the most efficient method for manufacturing large form factor high quality sapphire in the market today.

We have automated the crystal growth process of our proprietary ES2 technique. Our furnace environments are controlled by closed-loop control systems and the overall crystal growth process is run with minimal operator intervention, which reduces the potential for human error. In addition, a single operator can supervise the control of multiple ES2 furnaces simultaneously, which reduces cost.

We believe our proprietary ES2 process provides significant advantages over other crystal growth methods such as Czochralski and Edge-defined Film-fed Growth. Unlike the ES2 technique, the CZ and EFG methods grow crystals with much higher levels of stress. This stress can decrease the overall quality of the sapphire crystal and requires increased processing time to relieve this stress, which increases production costs and decreases throughput, especially in larger diameter crystals. During the EFG process, the crystal is grown in a sheet form by pulling it through a die directly from the melt; while in the CZ process, the crystal must be rotated and pulled as the aluminum oxide melt is consumed. These constrained growth environments with higher thermal gradients increase stress and decrease crystal quality.

Our R&D activity plays a vital role in supporting our technology, product and revenue roadmaps. For the first nine months of 2007, our R&D expenses totaled $553,000. For 2006, our R&D expenses

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totaled $679,000. For each of 2005 and 2004, our R&D expenses were $861,000 and $922,000, respectively. Our R&D is focused on three key areas: large diameter sapphire growth and fabrication; higher precision sapphire processing; and new crystal development. Our technical staff possesses deep and broad expertise in materials science and engineering. We also develop and utilize sophisticated metrology equipment to perform material and process characterization.

PRODUCTS

We offer a wide variety of sapphire products designed to meet the stringent specifications of our customers. Using our proprietary ES2 technology, we grow high-quality sapphire boules. We fabricate our products from the boules and sell them in four general categories: core, as-cut, as-ground and polished. We currently offer two inch, three inch, four inch and six inch diameter wafers, in C, R, A, and M planar orientations. A sapphire crystal has multiple orientation planes resulting from its crystalline structure symmetry. The following diagram illustrates the various planar orientations of a sapphire crystal.

Figure 3: Sapphire crystal planar orientations

Each orientation of the crystal structure is represented by a letter and differs in lattice structure. These variations result in different chemical, electrical, and physical properties depending on the respective orientation plane. As a result, customers require different orientation planes depending on the intended application. For example, LED manufacturers typically request C plane crystals while SOS manufacturers typically request R plane crystals.

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The following table illustrates our principal sapphire products and applications:

Product	Size	Orientation	Applications
Core	2”, 3”, 4”, 6”	C, R, A, M	➢ LED ➢ Optical windows ➢ Blue laser diode

As-Cut	2”, 3”, 4”, 6”	C, R, A, M	➢ Wafers for LED ➢ Wafers for blue laser diodes ➢ Wafers for SOS RFICs

As-Ground	2”, 3”, 4”, 6”	C, R, A, M	➢ Wafers for LED ➢ Wafers for SOS RFICs ➢ Blanks for optical windows ➢ Wafer carriers

Polished	6”	C, R, A	➢ Epi-polished wafers for SOS RFICs ➢ Polished optical windows ➢ Double-side polished wafer carriers

Core

Our core product line consists of our sapphire cores drilled from sapphire boules with high-precision, and is available in two, three, four and six inch diameters and in various lengths and orientations.

As-cut

Our as-cut product line consists of sapphire cores sliced using a wire saw machine. We believe we are able to offer our customers one of the highest-precision cut sapphire wafers in the market. This is especially important to customers who require precise orientation planes for applications such as LEDs, SOS, RFICs and blue laser diodes.

As-ground

Our as-ground product line consists of cut sapphire wafers that undergo a double-sided lapping and edge grinding process. The lapping process ensures that the surface of the wafer is flat, smooth, and has a high degree of parallelism. The grinding process bevels the edges of the wafers, making them more durable and less susceptible to chipping and cracking.

Polished

Our polished product line consists of finely polished, ultra-clean, six inch sapphire wafers. Our polished wafers undergo two polishing phases including both a mechanical and a chemical mechanical planarization phase. We believe we are currently one of very few firms offering six inch, high-quality R-plane polished wafers.

Other

We also offer optically-polished windows and ground window blanks of sapphire and various fluoride compounds, such as calcium, barium and magnesium fluoride. We provide sapphire and other crystal products in many sizes, shapes and product formats for specialty applications.

Business

MANUFACTURING

The sapphire wafer manufacturing process is outlined in the following diagram:

Figure 4: Sapphire wafer manufacturing process

The process of growing the crystal begins by heating the raw material, aluminum oxide, until it reaches an ideal temperature above its melting point. This ideal temperature is essential for our process because it allows us to produce high-purity crystals with very low defect rates. Following the heating, a seed rod is inserted in the melted material as the material is being cooled to crystallize into a boule. Following the growth process, each boule is rigorously inspected by using polarized lighting and magnification to find imperfections, such as bubbles, dislocations and granular deposits within the crystal.

We then drill the resulting boules into cores using our custom high-precision crystal orientation equipment and proprietary processes. We use wire saws to slice each substrate to be of precise size and shape. These substrates are then pre-polished using precision lapping and edge-grinding equipment and then are ready to be polished into epitaxial wafers. All of these processes are performed in clean environments to reduce the chance of crystal contamination. Epi-polishing and wafer cleaning are performed in Class 10,000 and Class 100 clean-room environments, respectively.

We are dedicated to quality assurance throughout our entire operation. We employ detailed material traceability from raw material to finished product. Our quality system is certified as ISO9001:2000 and we have in-house expertise at the Six Sigma Black Belt level.

All of our long-lived assets are located in the US.

SALES AND MARKETING

We market and sell our products through our direct sales force to customers in Asia, North America and Europe. Our direct sales force includes experienced and technically sophisticated sales professionals and engineers who are knowledgeable in the development, manufacturing and use of sapphire substrates, windows and other optical materials. Our sales staff works with customers during all stages of the substrate manufacturing process, from developing the precise composition of the substrate through manufacturing and processing the substrate to the customer’s specifications.

A key component of our marketing strategy is developing and maintaining strong relationships with our customers, especially at the senior management level. We achieve this through working closely with our customers to optimize our products for their production processes. In addition, we are able to develop long-term relationships with key customers through offering product specification assistance, providing direct access to enable them to evaluate and audit our operations, delivering high quality products and

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providing superior customer service. We believe that maintaining close relationships with senior management and providing technical support improves customer satisfaction and provides us with a competitive advantage when selling our products.

In order to increase brand recognition of our products and of Rubicon in general, we publish technical articles, advertise in trade journals, distribute promotional materials and participate in industry trade shows and conferences.

CUSTOMERS

Our principal customers are wafer polishing companies and semiconductor device manufacturers. A significant portion of our sales have been to relatively few customers. In the first nine months of 2007, our top three customers accounted for 59% of our revenue. In 2006, 2005 and 2004, sales to our top three customers collectively accounted for 57%, 57% and 64% of our total revenue, respectively. Although we are attempting to diversify and expand our customer base, we expect our sales to continue to be concentrated among a small number of customers. However, we also expect that our significant customers may change from time to time. In the first nine months of 2007, sales to Crystalwise Technology, Inc., Shinkosha Co., Ltd. and Peregrine Semiconductor Corp. represented approximately 27%, 20% and 12% of our revenues, respectively. In 2006, sales to Crystalwise, Shinkosha and Tera Xtal Technology Corporation represented approximately 27%, 17% and 14% of our revenues, respectively. No other customer accounted for 10% or more of our revenues during those periods.

In the first nine months of 2007, 76% of our sales were made to customers in Asia, 22% of our sales were made to customers in North America and 2% of sales were made to customers in Europe. In 2005 and 2006, 87% of our sales were made to customers in Asia, 11% of our sales were made to customers in North America and 2% of our sales were made to customers in Europe. In 2004, 89% of sales were made to customers in Asia, 10% were made to customers in North America, and 1% of our sales were made to customers in Europe. Our contracts with major customers are non-cancelable and provide for minimum levels of product sales for the duration of the contract (typically 12 to 18 months) with the potential for higher sales levels depending on such factors as the customer’s needs, our available capacity and/or our ability to reach agreement on key terms. Our standard arrangement with all customers includes 30 day payment terms.

BACKLOG

Our backlog at September 30, 2007 was approximately $38.0 million, compared to approximately $6.6 million at September 30, 2006. We expect that approximately 77% of our backlog as of September 30, 2007 will be filled after December 31, 2007. We include in our backlog only those customer orders for which we have signed contracts or accepted purchase orders. We consider backlog to be a reasonable management tool to indicate future customer purchases. However, a portion of our order backlog is subject to cancellations with little or no penalties as well as changes and delays and does not provide an assurance of future sales or profitability.

INTELLECTUAL PROPERTY

Our ability to compete successfully depends upon our ability to protect our proprietary technologies and other confidential information. We rely primarily upon a combination of trade secret laws and non-disclosure agreements with employees, customers and potential customers to protect our intellectual property. We have three pending patent applications with the United States Patent and Trademark Office covering aspects of our core production, wafer grinding and lapping technologies. However, we believe that factors such as the technological and innovative abilities of our personnel, the success of our ongoing product development efforts and our efforts to maintain trade secret protection are more important than patents in maintaining our competitive position. We pursue the registration of certain of our trademarks in the United States and currently have six registered trademarks and one trademark pending.

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COMPETITION

We participate in an innovative, specialized and competitive industry. The products we produce must meet certain demanding requirements to succeed in the marketplace. Although we account for a significant percentage of the total market volume today, we face significant competition from other established providers of similar products as well as from potential new entrants into our markets.

We have a few competitors that compete directly with us that are of similar size or smaller than us. These companies tend to focus on providing core and as-cut products rather than offering polished products. There are a limited number of companies that are substantially larger than us that compete with us in a relatively small segment of their overall business. These larger companies tend to focus on providing polished products to customers rather than providing core, as-cut and as-ground products.

We believe that the key competitive factors in our markets are:

➢	consistently producing high-quality products in the desired size, orientation and finish;

➢	driving innovation through focused research and development efforts;

➢	possessing sufficient supply capacity to meet end-market customer demands;

➢	offering solutions through collaborative efforts with customers;

➢	pricing; and

➢	providing a low total cost-of-ownership for customers.

Although we face significant competition, we believe that our proprietary ES2 crystal growth technology and business practices allow us to compete effectively on all of the above factors.

ENVIRONMENTAL REGULATION

In our manufacturing process, we use water, oils, slurries, acids, adhesives and other industrial chemicals. We are subject to a variety of federal, state and local laws regulating the discharge of these materials into the environment or otherwise relating to the protection of the environment. These include statutory and regulatory provisions under which we are responsible for the management of hazardous materials we use and the disposition of hazardous wastes resulting from our manufacturing processes. Failure to comply with such provisions, whether intentional or inadvertent, could result in fines and other liabilities to the government or third parties, injunctions requiring us to suspend or curtail operations or other remedies, and could have a material adverse effect on our business.

EMPLOYEES

As of September 30, 2007, we had 127 full-time employees. Of these 127 employees, 114 work in technology and operations. None of our employees is represented by a labor union. We consider our employee relations to be good. We believe that our future success will depend on our continued ability to attract, hire and retain qualified personnel.

FACILITIES

Our executive, research and development and manufacturing functions are located in property that we lease in Franklin Park and Bensenville, Illinois. These facilities total approximately 102,600 square feet in seven buildings, which includes 30,000 square feet for our planned Bensenville, Illinois facility. The leases for these facilities terminate from July 2010 through August 2015. We believe these facilities are adequate to meet our current and anticipated manufacturing needs and additional space would be available on commercially reasonable terms.

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LEGAL PROCEEDINGS

From time to time we may be named in claims arising in the ordinary course of business. Except as discussed below, there are no legal proceedings or claims pending against us or involving us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business or financial condition.

On November 2, 2005, Saint-Gobain Ceramics & Plastics, Inc. (“Saint-Gobain”) filed a complaint against Rubicon and Happy R Hewes, Rubicon’s Senior Vice President-Sales and Marketing, in the Worcester County Superior Court, Massachusetts, alleging breach of contract, trade secret misappropriation, tortious interference and unfair competition, all related to Rubicon’s employment of Mr. Hewes, which plaintiff alleges is in violation of a non-compete agreement between Mr. Hewes and Saint-Gobain. The plaintiff sought compensatory and punitive damages as well as injunctive relief, including an injunction against use and/or dissemination of plaintiff’s trade secrets and other confidential information and specific performance by Mr. Hewes of the terms of the non-compete agreement, including a one-year prohibition from competing with Saint-Gobain. Saint-Gobain filed a substantially identical complaint against Rubicon and Mr. Hewes in the Hillsborough County Superior Court, New Hampshire on January 5, 2007. On August 2, 2007, the Massachusetts action was dismissed by the Worcester County Superior Court. The parties recently filed a joint motion to suspend the remaining litigation in order for the parties to explore a possible settlement of the claims. The Hillsborough County Superior Court granted that motion on October 23, 2007. We believe that Saint-Gobain’s claims are without merit and, if the settlement discussions are not successful, we intend to continue our vigorous defense against these claims. However, due to uncertainty regarding the litigation process, the outcome of this matter is unpredictable and the result of the claims could be unfavorable to Rubicon. In accordance with the provisions of our amended and restated bylaws (as currently in effect) and Delaware law, we are advancing payment of legal fees and expenses incurred on behalf of Mr. Hewes in the defense of these claims. Under those provisions, any officer who receives advanced payments for legal expenses is required to reimburse us for such amounts in the event it is ultimately determined that the officer is not entitled to indemnification under those provisions.

Management

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information regarding our directors and executive officers, as of October 31, 2007, including their names, ages and positions:

Name	Age	Position
Don N Aquilano(1)(3)	41	Chairman of the Board
Raja M Parvez	49	President, Chief Executive Officer and Director
William F Weissman	49	Chief Financial Officer, Treasurer and Secretary
Happy (Hap) R Hewes	43	Senior Vice President—Sales and Marketing and Assistant Secretary
Donald R Caldwell(2)(3)	61	Director
Gordon Hunter(1)(2)(3)	56	Director
Michael E Mikolajczyk(1)(2)	56	Director

(1)	Member of the audit committee.
(2)	Member of compensation committee.
(3)	Member of the nominating and governance committee.

Don N Aquilano has served as a member of our board of directors since May 2002 and as the chairman of our board of directors and a member of the audit committee since May 2005. He joined our nominating and governance committee in August 2007. Since 2000, Mr. Aquilano has served as managing director and president of Gazelle TechVentures, a venture capital fund. Mr. Aquilano holds a BS from the University of Arizona and an MBA from Harvard Business School.

Raja M Parvez has served as our president and chief executive officer since January 2006 and as a member of our board of directors since August 2006. Prior to joining us, Mr. Parvez served as chief operating officer, chief manufacturing officer and vice president at CyOptics, Inc., a designer, developer and marketer of indium phosphide optical chips and components for access, metro and long-haul communications systems from July 2001 through December 2005. From July 2000 to July 2001, Mr. Parvez was president and vice president of manufacturing at Optigain, Inc. a subsidiary of FiTel Technologies, a designer and manufacturer of amplifiers for communications systems. From 1984 to 2000, he was at Lucent Technologies, where he served as distinguished and consulting member of the technical staff. His focus was on operational excellence for Lucent-Optoelectronics products, including indium phosphide and lithium niobate components. Mr. Parvez holds a BS in mechanical engineering from the University of Peshawar, an MS in industrial engineering and an MS in management, each from Polytechnic University in New York.

William F Weissman joined us in July 2007 as our chief financial officer, treasurer and secretary. From 1995 to 2007, Mr. Weissman served in various capacities at Kanbay International, Inc., an information technology services firm, including chief financial officer, vice president, executive vice president and secretary. Additionally, Mr. Weissman served as a manager of Kanbay LLC, Kanbay International, Inc.’s immediate predecessor company, from December 1997 to August 2000. Mr. Weissman holds a BA in business administration from Seton Hall University.

Hap R Hewes has served as our senior vice president—sales and marketing since January 2006. He has served as assistant secretary since August 2007. Mr. Hewes also served as a vice president with responsibilities in operations, supply chain and new business development from March 2004 to January 2006. Prior to joining us, Mr. Hewes served in various business management and product development

Management

roles from 1997 to 2004 in both the photonics group of Saint-Gobain Crystals Division USA, and with Saphikon, Inc., a producer of sapphire products. Mr. Hewes holds a BS in biology from Cornell University and an MBA from the University of Michigan Business School.

Donald R Caldwell joined us in February 2001 as a member of our board of directors and has served on the compensation committee since June 2002. He joined our audit committee in August 2007. In March 1999, Mr. Caldwell founded Cross Atlantic Capital Partners, Inc., a venture capital fund manager, and he presently serves as its chairman and chief executive officer. Prior to founding Cross Atlantic Capital Partners, Mr. Caldwell was president and chief operating officer and a director of Safeguard Scientifics, Inc., a holding company which provides management resources and capital, from 1996 to 1999. In addition, since June 1994, Mr. Caldwell has served as a director of Diamond Management & Technology Consultants, Inc., a management and technology consulting firm, and he also serves as a director and a member of the compensation committees of Quaker Chemical Corporation, a provider of process chemicals and chemical specialties, and Voxware, Inc., a supplier of voice driven solutions. Mr. Caldwell is a CPA in the State of New York and holds a BS in accounting from Babson College and an MBA from the Harvard Business School.

Gordon Hunter joined us in August 2007 as a member of our board of directors, the compensation committee and the nominating and governance committee. Since June 2002, Mr. Hunter has served as a director, and since January 2005, he has served as the chairman of the board, president and chief executive officer of Littelfuse, Inc., an international supplier of fuse and other circuit protection products for the electronics industry. Mr. Hunter served as the chief operating officer of Littelfuse from November 2003 through December 2004. Prior to joining Littelfuse, Mr. Hunter was vice president, Intel Communications Group, and general manager, Optical Products Group for Intel Corporation. Mr. Hunter was responsible for managing Intel’s access and optical communications business segments within the Intel Communications Group after joining Intel in February 2002. Mr. Hunter currently serves on the Council of Advisors of Shure Incorporated. Mr. Hunter holds a BS in electrical engineering from the University of Liverpool, England, and an MBA from London Business School.

Michael E Mikolajczyk served as a member of our board from June 2001 until May 2002 and rejoined our board of directors in March 2004. Additionally, Mr. Mikolajczyk has served as a member of our audit committee and compensation committee since March 2004. Since September 2003, Mr. Mikolajczyk has served as managing director of Catalyst Capital Management, LLC, a private equity firm. From 2001 through 2003, Mr. Mikolajczyk worked as an independent consultant providing business and financial advisory services to early stage and mid-cap companies. Mr. Mikolajczyk also served as vice chairman of Diamond Management & Technology Consultants, Inc., a management and technology consulting firm, from 2000 to 2001, president from 1998 to 2000 and chief financial officer from 1994 to 1998. Mr. Mikolajczyk served as chief financial officer of Technology Solutions Company, a business solutions provider, from 1992 to 1994. Mr. Mikolajczyk currently serves as a director of Diamond Management & Technology Consultants, Inc. Mr. Mikolajczyk is a CPA in the State of Michigan and holds a BS in business from Wayne State University and an MBA from Harvard Business School.

Our executive officers are appointed by our board of directors to serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

CODE OF ETHICS

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and

Management

ethics will be available on our website at www.rubicon-es2.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

BOARD OF DIRECTORS

We currently have five directors. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and seven directors are currently authorized. We are currently undertaking a search to identify additional director candidates. As of the completion of this offering, our board of directors will be divided into three classes of directors, each serving staggered three-year terms as follows:

➢	Class I will consist of Mr. Parvez, whose term will expire at the annual meeting of stockholders to be held in 2008;

➢	Class II will consist of Mr. Hunter and Mr. Mikolajczyk, whose terms will expire at the annual meeting of stockholders to be held in 2009; and

➢	Class III will consist of Mr. Caldwell and Mr. Aquilano, whose terms will expire at the annual meeting of stockholders held in 2010.

Upon expiration of the term of a class of directors, directors for that class will be eligible to be elected for a three-year term at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation or removal. The authorized number of directors may be changed by resolution duly adopted by at least a majority of our entire board of directors, although no decrease in the authorized number of directors will have the effect of removing an incumbent director from the board of directors until the incumbent director’s term expires. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Accordingly, our classified board could have the effect of delaying or preventing changes in control of our company.

Pursuant to stockholders agreements entered into in June 2005 and November 2005 by and among us and certain of our stockholders, Messrs. Aquilano, Caldwell, Mikolajczyk and Parvez were each elected to serve as members of our board of directors, and, as of the date of this prospectus, continue to serve in those capacities. Pursuant to the stockholders agreements, Mr. Caldwell was selected as a representative of the holders of a majority of our Series A preferred stock, Mr. Aquilano was selected as a representative of the holders of a majority of the Series B preferred stock, Mr. Parvez was selected as a representative of the holders of a majority of the Series C and Series D preferred stock, voting together as a class, and Mr. Mikolajczyk was selected as a director by the holders of the majority of the preferred stock, voting together as a class. The stockholders agreements will terminate upon completion of this offering, but members previously elected to our board of directors pursuant to these agreements will continue to serve as directors until their resignation or until their successors are duly elected by our stockholders.

Director independence

In August 2007, our board of directors undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that Messrs. Aquilano, Caldwell, Hunter and Mikolajczyk, representing four of our five directors, are “independent directors” as defined under the rules of the NASDAQ, constituting a majority of independent directors of our board of directors as required by the rules of the NASDAQ.

Management

BOARD COMMITTEES

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee, each of which will have the composition and responsibilities described below.

Audit committee

Don N Aquilano, Gordon Hunter and Michael E Mikolajczyk, each of whom is a non-employee member of our board of directors, serve on our audit committee. Mr. Mikolajczyk is the chairman of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for financial sophistication, and that Messrs. Hunter and Mikolajczyk meet the audit committee requirements for independence, under the current requirements of the NASDAQ Global Market and the SEC rules and regulations. NASDAQ Marketplace Rules permit a company, such as us, listing on the NASDAQ Global Market in connection with its initial public offering, to have a minority of the members of its audit committee not comply with the independence requirements on the date of listing, provided that all of the members satisfy the requirements within one year after listing. If necessary, we will seek another independent director to join the audit committee prior to the end of the one-year phase-in period referenced above. Our board of directors has also determined that Mr. Mikolajczyk is an “audit committee financial expert” as defined in the SEC rules. The audit committee’s responsibilities include, but are not limited to:

➢	selecting and hiring our independent auditors, and approving the audit and permitted non-audit services to be performed by our independent auditors;

➢	evaluating the qualifications, experience, performance and independence of our independent auditors;

➢	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

➢	reviewing the adequacy, effectiveness and integrity of our internal control policies and procedures;

➢	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

➢	preparing the audit committee report required by the SEC in our annual proxy statement.

Compensation committee

Donald R Caldwell, Gordon Hunter and Michael E Mikolajczyk, each of whom is a non-employee member of our board of directors, serve on the compensation committee. Mr. Caldwell is the chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the current requirements of the NASDAQ Global Market. The compensation committee’s responsibilities include, but are not limited to:

➢	reviewing and approving our chief executive officer’s and other executive officers’ annual base salaries and annual bonuses;

➢	evaluating and recommending to the board incentive compensation plans;

➢	overseeing an evaluation of the performance of our executive officers;

➢	administering, reviewing and making recommendations with respect to our equity compensation plans;

➢	reviewing and making recommendations to the board of directors with respect to director compensation; and

➢	preparing the compensation committee report required by the SEC in our annual proxy statement.

Management

Nominating and governance committee

Don N Aquilano, Gordon Hunter and Donald R Caldwell, each of whom is a non-employee member of our board of directors, serve on the nominating and governance committee. Mr. Hunter is the chairman of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the current requirements of the NASDAQ Global Market. The nominating and governance committee’s responsibilities will include, but not be limited to:

➢	developing and recommending to the board criteria for board and committee membership;

➢	assisting our board in identifying prospective director nominees and recommending to the board director nominees for each annual meeting of stockholders;

➢	recommending members for each board committee to our board of directors;

➢	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors; and

➢	overseeing the evaluation of the board of directors.

DIRECTOR COMPENSATION

Most of our directors do not currently receive any compensation for their services as members of our board of directors or any committee of our board of directors because they are representatives of principal stockholders of our company and, as a privately-held company, we believed such compensation to be unnecessary. However, we paid Mr. Aquilano $50,000 in June 2007 and $50,000 in August, 2007 for his past service as the chairman of our board of directors. We awarded to Messrs. Hunter and Mikolajczyk participation rights in our Management Incentive Bonus Plan (the “MIB Plan”), which will terminate upon completion of this offering, that provide for the payment of bonuses in the event that we are sold. We also awarded to Mr. Mikolajczyk, in June 2007, an option to purchase 23,653 shares of our common stock. The awards to Mr. Mikolajczyk were made in recognition of his past service as a member of our board of directors and audit and compensation committees. The award to Mr. Hunter of the right to participate in the MIB Plan was made in recognition of his past service as a board advisor. Neither Mr. Hunter nor Mr. Mikolajczyk is affiliated with any of our principal stockholders. In addition, we have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings.

Effective upon the completion of the offering, our board of directors adopted a compensation policy that will be applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive an annual fee of $50,000, plus $5,000 per year for service on the audit committee, $2,500 per year for service on the compensation committee and $1,000 per year for service on the nominating and governance committee. The chairmen of the audit, compensation and nominating and governance committees will receive, per year, $10,000, $5,000 and $3,000, respectively, in each case in lieu of committee service compensation. No additional payment will be made for meeting attendance. All fees will be paid in quarterly installments and will be payable 50% in cash and 50% in restricted stock. In addition, each of our non-employee directors who is not a representative of a principal stockholder of our company will receive a one-time grant of restricted stock effective upon the closing of this offering and valued at $100,000, based on the initial public offering price. We also will reimburse our directors for reasonable expenses incurred in the course of attending meetings or conducting company business.

Management

DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the aggregate compensation we paid to the members of our board of directors for the year ended December 31, 2006:

Name	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation	Total
Don N Aquilano	$100,000	$—	$—	$—	$—	$—	$100,000
Raja M Parvez	—	—	—	—	—	—	—
Brian Adamsky(1)	—	—	—	—	—	—	—
Donald R Caldwell	—	—	—	—	—	—	—
Byron Denenberg(1)	—	—	—	—	—	—	—
Michael E Mikolajczyk(2)	—	—	—	—	—	—	—

(1)	Messrs. Adamsky and Denenberg resigned from our board of directors effective August 29, 2007.
(2)	In June 2007, we awarded Mr. Mikolajczyk an option to purchase 23,653 shares of common stock at an exercise price of $8.45 per share, with a one-year vesting period. The stock based compensation expense in year 2007 for Mr. Mikolajczyk’s stock option under SFAS 123R is expected to be approximately $28,230.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is or previously served as one of our officers or employees. None of our named executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Two members of our compensation committee, Messrs. Aquilano and Caldwell, are affiliated with entities that have purchased shares in one or more of our private placements of securities. See “Certain relationships and related party transactions.”

Executive compensation

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2006 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. All references below to common stock share numbers or prices have been adjusted to give effect to the 1 for 13 reverse stock split on our common stock effective August 30, 2007.

We believe that the compensation of our executive officers should facilitate the achievement of short-term corporate goals as well as the performance of long-term business objectives. It is the responsibility of the compensation committee of our board of directors to administer our compensation practices to ensure that they are competitive and include incentives which are designed to appropriately drive corporate performance. Our compensation committee reviews and approves all of our compensation policies, including executive officer salaries, bonuses and equity incentive compensation.

Objectives of our executive compensation programs

Our compensation programs for our named executive officers are designed to achieve the following objectives:

➢	attract and retain talented and experienced executives in our industry;

➢	motivate and reward executives whose knowledge, skills and performance are critical to our success;

➢	align the interests of our executives and stockholders, by encouraging executives to increase stockholder value and rewarding executives when stockholder value increases; and

➢	motivate our executives to manage our business to meet our short-term and long-term corporate goals and business objectives, and reward them for meeting these objectives.

We use a mix of short-term compensation in the form of base salaries and cash incentive bonuses and long-term compensation in the form of equity incentive compensation to provide a total compensation structure that is designed to encourage our executives to achieve these objectives.

Determining executive compensation

The compensation committee is responsible for developing, administering and interpreting the compensation program for executive officers and other key employees. Our compensation committee was appointed by our board of directors, and consists entirely of directors who are “outside directors”, for purposes of Section 162(m) of the Code, and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

The compensation committee may delegate some or all of its responsibilities to one or more subcommittees whenever necessary to comply with any statutory or regulatory requirements or otherwise deemed appropriate by the committee. The compensation committee has the authority to retain consultants and other advisors to assist with its duties and has sole authority to approve the fees and other retention terms of such consultants and advisors. For 2007, the compensation committee engaged the consulting firm of Hewitt Associates, LLC to assist the committee in analyzing its compensation structure and to make suggestions for our future compensation structure.

Executive compensation

Historically, our chief executive officer makes recommendations to the compensation committee regarding the salaries, bonus arrangements and option grants, if any, for key employees, including all executive officers. In setting compensation for key employees in 2006, the compensation committee made certain revisions to the chief executive officer’s recommendations. Following the completion of the offering, our chief executive officer will continue making such recommendations for all key employees other than himself. For executive officers whose bonus awards are based partly on individual performance, the CEO’s evaluation of such performance is provided to and reviewed by the compensation committee. Based on the foregoing, the compensation committee uses its judgment in making compensation decisions that will best carry out our philosophy and objectives for executive compensation.

Within the context of the overall objectives of our compensation programs, we determined the specific amounts of compensation to be paid to each of our executives in 2006 based on a number of factors including:

➢	the roles and responsibilities of our executives;

➢	the individual experience and skills of our executives;

➢	the amounts of compensation being paid to our other executives;

➢	our executives’ historical compensation at our company; and

➢	our understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities.

In evaluating the compensation generally paid by similarly situated companies, we have relied primarily on the experience of the members of our board of directors who are affiliated with venture capital firms. These firms have representatives who sit on the boards of directors of numerous portfolio companies. Greater weight is given to the compensation practices of those portfolio companies that are of a comparable size and stage of development as us and/or that are in similar industry classifications, such as high technology or advanced materials manufacturing companies. Our compensation committee has also obtained guidance on appropriate executive compensation practices from executive search firms in the course of recruiting executives for Rubicon and other of these portfolio companies. In addition, we have historically taken into account available data relating to the compensation practices of other companies within and outside our industry. However, we have not formally benchmarked our executives’ compensation against any group of peer companies.

Elements of our executive compensation programs

Our executive compensation primarily consists of base salary, cash incentive bonuses, equity-based incentives and benefit programs. We believe it is important that the interests of our executives are aligned with those of our stockholders; therefore, equity incentive compensation constitutes a significant portion of our total executive compensation.

We discuss each of the primary elements of our executive compensation in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to complement each other and collectively serve all of our executive compensation objectives described above.

Annual cash compensation

Base salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the performance-based and other components

Executive compensation

of our compensation program. The base salary of each executive officer is reviewed annually to determine if it is equitably aligned with our other executive officers and is at a sufficient level to attract and retain top talent. Salaries are adjusted to reflect individual roles and performance and may be increased at other times if a change in the scope of the officer’s responsibilities justifies such consideration or in order to maintain salary equity among executive officers. We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can serve as an effective reward for the executives’ overall performance.

Our executives’ base salaries reflect the initial base salaries that we negotiated with each of them at the time of his or her initial employment and our subsequent adjustments to these amounts. Following this offering, we intend to formally evaluate executive performance on an annual basis, and these evaluations will be one of the factors considered in making future adjustments to base salaries. The base salary for our chief executive officer for 2006 remained at the level negotiated in his employment agreement in late 2005. His negotiated salary was set at a level the compensation committee considered to be moderately above average reflecting our desire to attract an exceptional chief executive officer to lead a company that was incurring significant losses at the time. Base salaries for other key employees remained substantially unchanged in 2006 reflecting the one-time stay bonuses paid in 2005, our limited cash flow at the time and our determination not to make significant changes in other executives’ compensation until our newly hired chief executive officer was in a position to provide his input on such matters. A modest increase in base salary was made for one executive in light of her assumption of additional responsibilities due to the departure of certain other employees.

Cash incentive bonuses

The primary objectives of our incentive bonus plan are to provide an incentive for superior work, to motivate our executives toward even higher achievement and business results, to tie our executives’ goals and interests to ours and our stockholders’ and to enable us to attract and retain highly qualified individuals. Under the plan, each executive is entitled to receive a bonus based on our attainment of corporate performance targets set by the compensation committee. These targets are typically set in the first four months of the year. For 2006, these targets were based on gross revenues and EBITDA which the compensation committee believed were the most appropriate criteria for a company at our stage of development. The targets under our incentive bonus plan are based on internal financial goals set in connection with our board of directors’ consideration and approval of our annual operating plan. These targets are set at levels that we believe can be readily achieved if our executive officers perform at a high level and if the assumptions underlying our annual operating plan prove correct. Incentive bonuses are set at a percentage of salary, which, in 2006, was 20% for our named executive officers.

The compensation committee may also, in its discretion, award bonuses to executives based upon such other terms and conditions as the compensation committee may determine. For 2006, the compensation committee awarded additional bonuses to the executive officers in recognition of their roles in exceeding our EBITDA target under the incentive bonus plan for 2006. These discretionary bonuses were determined in the aggregate as a percentage of our 2006 EBITDA in excess of the target under the incentive bonus plan and were allocated among members of the management team, including our executive officers, by our chairman of the board and our chief executive officer, taking into consideration their evaluation of the contributions made by each member of the management team. A significant portion of the discretionary bonus was allocated to our chief executive officer in recognition of his role in our improved financial performance during 2006 and in the recruiting and hiring of additional key personnel.

Mr. Parvez received a one-time signing bonus of $25,000 and a one-time incentive bonus of $25,000 pursuant to the terms of his employment agreement. The aggregate amount of these bonuses,

Executive compensation

$50,000, was considered by the compensation committee to be consistent with market practices for signing bonuses for similarly situated chief executive officers based on the committee members’ experience with their firms’ other portfolio companies and guidance obtained from the executive search firm that assisted us in recruiting Mr. Parvez. Because of our limited cash flow at the time, one-half of the targeted signing bonus was structured as an incentive bonus payable upon achieving certain cash flow targets.

Equity incentive compensation

We grant equity incentive awards in the form of stock options to align the interests of our executives with our stockholders by providing our executives with strong incentives to increase stockholder value. These awards represent a significant portion of total executive compensation. In most cases, stock options vest at the rate of 25% of the total option shares on each of the first four anniversaries of the date of grant, thus providing added incentive for the executive to continue his or her employment with us. The 2006 stock option awarded to our chief executive officer vested immediately pursuant to the terms of his employment agreement. The compensation committee believed this exception to the general vesting policy was appropriate in order to provide our chief executive officer with an immediate stake in the future performance of our company. The board of directors has approved the grant of an option to purchase 107,692 shares of our common stock to Mr. Parvez, upon the closing of this offering, at an exercise price equal to the initial public offering price. One-half of these option shares will vest upon the closing of this offering with the remainder vesting ratably on each of the first four anniversaries of the date of grant. The compensation committee chose to have one-half of this award vest concurrently upon the closing of this offering in recognition of Mr. Parvez’s extraordinary efforts over the past 18 months and our financial performance during that period. The compensation committee set the size of the grant to Mr. Parvez based on its determination that the aggregate amount of all of Mr. Parvez’s option holdings should represent approximately 5% of our total equity on a fully diluted and converted basis, but before giving effect to the issuance of shares in this offering. The compensation committee considers this targeted level of equity interest to be consistent with the level of ownership typically held by a company’s founder immediately prior to its initial public offering, based on the committee members’ experience with their firms’ other portfolio companies. The compensation committee considers Mr. Parvez to be the equivalent of a company founder. While similar considerations led to the determination to award Mr. Parvez options covering 471,021 shares of common stock in 2006, subsequent issuances in 2006 and 2007 of Series E preferred stock and warrants to purchase Series E preferred stock reduced the percentage of our total equity represented by Mr. Parvez’s stock options to approximately 4%.

Historically, the board has granted stock options at various times during the year based on recommendations from the compensation committee. Effective upon the completion of this offering, the board adopted a policy generally to grant stock options to executives and current employees once per year. As such, in the future such grants normally will be made at a meeting of the board of directors held within a prescribed period following our release of year-end financial results. This period runs from the third until the 12th business day following the release. With respect to newly hired employees, our practice is typically to make stock option grants at the first meeting of the board of directors following such employee’s hire date. Otherwise, we do not have any program, plan or practice to time stock option grants in coordination with the release of material non-public information.

In 2006, we granted options to purchase a total of 912,456 shares of common stock, of which options to purchase a total of 588,329 shares were granted to our named executive officers, representing 65% of all options granted in 2006. The size of the option grant to Mr. Parvez, covering 471,021 shares of common stock, was based on the compensation committee’s determination that Mr. Parvez’s option holdings should represent approximately 5% of our total equity at that time calculated on a fully diluted and converted basis. The compensation committee recommended a significant grant of options to Mr. Hewes, covering 115,384 shares of common stock, in view of his increasing level of executive responsibilities and

Executive compensation

the small amount of his option holdings at the time. An additional grant of stock options was also made to Ms. Graffy in consideration of her increased responsibilities due to the departure of certain employees. The number of stock options granted to each executive is set forth in the “2006 Grants of plan-based awards” table. The value of such grants, as determined in accordance with SFAS 123R, for each individual named executive officer is set forth in the column “Option awards” in the “Summary compensation table.”

The exercise price of each stock option granted under our 2001 Equity Plan is based on the fair market value of our common stock on the grant date. The fair market value of our common stock for purposes of determining the exercise price of stock options has been determined by our board of directors based on a number of factors applicable to common stock of privately-held companies including:

➢	our stock option grants involved illiquid securities in a private company;

➢	prices of our preferred stock issued to investors in arms-length transactions, and the rights, preferences and privileges of our preferred stock relative to those of our common stock;

➢	our results of operations and financial status;

➢	our stage of development and business strategy;

➢	the composition of and changes to our management team; and

➢

the likelihood of achieving a liquidity event for the shares of our common stock underlying stock options, such as an initial public offering of our common stock or our sale to a third party, given prevailing market conditions.

In connection with this offering, our board of directors and stockholders have adopted the 2007 Stock Incentive Plan, or 2007 Plan, which will take effect upon the consummation of this offering. The 2007 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and bonus shares. The 2007 Plan will replace our existing 2001 Equity Plan following this offering. For a further description, please see “Employee benefit plans—2007 Stock Incentive Plan” below.

Management incentive bonus plan

We currently have a Management Incentive Bonus Plan (the “MIB Plan”), which will terminate upon completion of this offering, that provides for the payment of bonuses to certain of our employees, including each of our named executive officers, in the event that we are sold. The purpose of the MIB Plan is to provide those employees with an opportunity to participate financially in the proceeds of such a transaction that is in our and our stockholders’ best interests, but which may otherwise create personal uncertainties for them. Pursuant to the MIB Plan, upon the closing of a sale transaction of Rubicon, each participant in the MIB Plan would receive a bonus in an amount equal to the sales proceeds multiplied by a specified percentage for that participant. Each participant’s specified percentage is approved by resolution of the board of directors at the time that employee was designated a participant under the MIB Plan and may be increased by the board of directors from time to time. These bonuses would be paid in cash or, at our option, in the same form of consideration as payable in the sale transaction.

Benefits

All of our executive officers are eligible for benefits offered to employees generally, including life, health, disability and dental insurance and our 401(k) plan. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers. The compensation committee, in its discretion, may revise the executive officers’ benefits if it deems it advisable.

Executive compensation

Severance and change in control arrangements

Our named executive officers have employment and/or other agreements that provide various benefits triggered by such employment-related actions as termination without cause, resignation with good reason and/or termination without cause following a change in control. Such benefits may include salary continuation, guaranteed bonuses, lump sum severance and/or the acceleration of stock option vesting. See “—Employment and severance arrangements” below for a description of the severance and change in control arrangements for our named executive officers. In addition, each of our equity incentive plans provides for a potential acceleration of vesting of outstanding awards in the event that we undergo a change in control, as defined in such plans. See “—Employee benefit plans” below for a description of the change in control provisions contained in our equity incentive plans.

In setting the terms of and determining whether to approve these severance and change in control arrangements, our compensation committee or board of directors, as applicable, recognized that executives often face challenges securing new employment following a termination of their existing employment and that distractions created by uncertain job security may have a detrimental impact on their performance. With the exception of the acceleration of stock option vesting, none of these benefits are triggered by a change in control unless the named executive officer’s employment is terminated without cause following such change in control. The acceleration of stock option vesting upon a change in control occurs only if the option is not assumed, or an equivalent right substituted, by the successor corporation. We believe the acceleration of option vesting under such circumstances is appropriate to preserve the benefit intended to be provided to the executive while avoiding the acceleration of benefits where the executive is enjoying a continuation of the same or comparable benefit following the change in control.

Effect of accounting and tax treatment on compensation decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. In this regard, following the completion of this offering, we may begin utilizing restricted stock and/or restricted stock units as additional forms of equity compensation incentives in response to changes in the accounting treatment of equity awards under SFAS 123R. While we consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next four most highly compensated executive officers, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements. In addition, stock options granted under our 2001 Equity Plan as well as equity and cash awards granted under our 2007 Stock Incentive Plan are exempt from Section 162(m) of the Code pursuant to an exemption available for plans adopted prior to the time a company becomes a public company. This exemption for a pre-IPO compensation plan will no longer be available to us after the date of our annual meeting that occurs after the third calendar year following the year of our initial public offering, or if we materially modify the plan. Assuming that we consummate this offering in 2007, the pre-IPO exemption will expire on the date of our 2011 annual meeting. Subsequent to the expiration of this pre-IPO exemption, we intend to assess the impact of Section 162(m) on our compensation practices and determine whether to qualify equity and cash awards as performance-based compensation.

Executive compensation

SUMMARY COMPENSATION TABLE

The table below sets forth, for the 2006 calendar year, the compensation earned by our president and chief executive officer, our principal financial officer, and our only other executive officer serving during 2006. Such persons are referred to herein as our “named executive officers.”

Name and principal position	Salary	Bonus		Option awards(1)	All other compensation		Total
Raja M Parvez President and Chief Executive Officer	$275,000	$165,000	(2)	$53,876	$60,767	(3)	$554,643

Mardel A Graffy Director of Finance(4)	$118,491	$21,774		$35	—		$140,300

Hap R Hewes Senior Vice President Sales & Marketing	$180,000	$46,000		$2,764	—		$228,764

(1)	Amounts represent stock-based compensation expense for year 2006 for stock options granted in 2006 under SFAS 123R as discussed in Note 6 to our financial statements for the year ended December 31, 2006, included elsewhere in this prospectus.
(2)	Consists of a $25,000 signing bonus and a $25,000 incentive bonus paid in accordance with Mr. Parvez’s employment agreement, a $55,000 bonus paid pursuant to our incentive bonus plan (and which is also reflected in the “2006 Grants of plan-based awards” table) and a $60,000 discretionary bonus.
(3)	Reflects the reimbursement of commuting expenses prior to Mr. Parvez’s relocation from Pennsylvania to Illinois.
(4)	During 2006, Ms. Graffy acted as our principal financial officer, although not formally an executive officer.

2006 GRANTS OF PLAN-BASED AWARDS

The following table lists grants of plan-based awards made to our named executive officers in 2006 and related fair value compensation for 2006:

Name	Grant date	Date grant approved by board	Estimated future payouts under Non-equity incentive plan awards		All other option awards: number of securities underlying options	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards(1)
			Target($)
Raja M Parvez	July 1, 2006	July 24, 2006	—		471,021	$0.91	$53,876
	—	—	55,000	(2)	—	—	—
Mardel A Graffy	July 1, 2006	July 24, 2006	—		1,923	0.78	256
	—	—	17,774	(2)	—	—	—
Hap R Hewes	July 1, 2006	July 24, 2006	—		115,384	0.78	15,371
	—	—	36,000	(2)	—	—	—

(1)	Amounts represent total fair value of stock options granted in 2006 under SFAS 123R as discussed in Note 6 to our financial statements for the year ended December 31, 2006, included elsewhere in this prospectus.
(2)	Bonus awards were earned and paid at the threshold level for 2006 and are included in the “Bonus” column of the Summary compensation table.

Discussion of summary compensation and grants of plan-based awards tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the “Summary compensation table” and the “2006 Grants of plan-based awards” table was paid or awarded, are described above under “—Compensation discussion and analysis.” See also “—Employment and severance arrangements.” For 2006, our executives earned bonuses under the incentive bonus plan at the threshold level. These bonuses are shown in the “Threshold” column of the “2006 Grants of plan-based awards” table and are included in the “Bonus” column of the “Summary compensation table.”

Executive compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information regarding grants of plan based option awards held by our named executive officers as of December 31, 2006:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable(1)	Number of securities underlying unexercised options unexercisable	Option exercise price ($/Sh)	Option expiration date	Number of shares of stock that have not vested	Market value of shares of stock that have not vested	Equity plan awards: number of unearned shares or other rights that have not vested	Equity plan awards: market or payout value of unearned shares or other rights that have not vested
Raja M Parvez	471,021	—	$0.91	July 1, 2016	—	—	—	—
Mardel A Graffy	—	1,923	$0.78	July 1, 2016	—	—	—	—
	1,442	4,326	$4.94	January 31, 2015
Hap R Hewes	—	115,384	$0.78	July 1, 2016	—	—	—	—
	8,846	8,846	$4.94	December 31, 2014
	7,307	7,307	$4.94	March, 29 2014

(1)	The options granted to Ms. Graffy and Mr. Hewes vest at the rate of 25% of the total option shares on each of the first four anniversaries of the date of grant. Mr. Parvez’s options were immediately vested upon grant.

OPTION EXERCISES AND STOCK VESTED

None of our named executive officers exercised stock options or had any restricted stock vest in 2006.

PENSION BENEFITS

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

NONQUALIFIED DEFERRED COMPENSATION

None of our named executive officers participates in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

All references below to common stock numbers or exercise prices have been adjusted to give effect to the 1 for 13 reverse stock split on our common stock effective August 30, 2007.

Raja M Parvez

We entered into an employment agreement with Raja Parvez, our president and chief executive officer, dated November 17, 2005, as amended July 25, 2007.

Term.    The term of the agreement commenced on January 2, 2006 and expires on January 2, 2008 subject to automatic one-year extensions unless either party provides the other with written notice of non-renewal at least 60 days prior to the end of the then-current term.

Executive compensation

Compensation.    Under the terms of his agreement, Mr. Parvez is entitled to a 2006 annual base salary of $275,000, a one-time signing bonus of $25,000, a one-time incentive bonus of $25,000 and an annual discretionary bonus of up to $75,000 based upon the achievement of certain business objectives. Mr. Parvez’ actual bonuses for 2006 included a $55,000 award under the 2006 Incentive Bonus Plan and two additional discretionary bonuses aggregating $60,000. In addition, Mr. Parvez was granted in 2006 an immediately vested option to purchase 471,021 shares of our common stock at an exercise price of $0.91 per share and a participation right in the MIB Plan. The MIB Plan terminates upon completion of this offering. We have also agreed to reimburse Mr. Parvez for all reasonable commuting expenses (including travel and lodging costs and meal expenses) associated with his maintaining a presence in Illinois prior to his relocation from Pennsylvania.

Severance.    In the event that Mr. Parvez’s employment is terminated by us without “cause” or if he resigns for “good reason”, he will receive a severance payment equal to his annual base salary in effect at that time and health and welfare benefits for a period of 12 months or six months, respectively, after his termination date. For purposes of the agreement, (i) “cause” is defined as willful misconduct materially and adversely affecting us; theft, fraud, embezzlement or similar behavior; indictment or conviction of a felony; or willfully failing to substantially perform the material duties of his position, other than a failure resulting from incapacity due to physical or mental illness, following a demand for performance delivered by the board of directors and a specified cure period of not less than 30 days; and (ii) “good reason” is defined as a reduction in base salary or a diminution in benefits; substantial diminution in Mr. Parvez’s duties, responsibilities or title, if uncured 30 days after written notice of the diminution was delivered to us by Mr. Parvez; or relocation for a period of greater than six consecutive months greater than 100 miles from the Chicago metropolitan area.

Restrictive Covenants.    The agreement contains customary non-competition and non-solicitation covenants on the part of Mr. Parvez. These restrictions survive for a period of 12 months after Mr. Parvez’s resignation or termination, and in the event of a breach of his employment agreement, the period is automatically extended by the period of the breach.

William F Weissman

We entered into an employment agreement with Mr. Weissman, our chief financial officer, effective as of July 30, 2007. The key terms of the agreement are summarized below.

Term.    The term of the agreement commenced on July 30, 2007 and expires on June 30, 2008, subject to automatic one-year extensions unless either party provides the other with written notice of non-renewal at least 60 days prior to the end of the then-current term.

Compensation.    Under the terms of his agreement, Mr. Weissman is entitled to a 2007 annual base salary of $200,000 and an annual discretionary bonus targeted at 25% of his annual base salary. In addition, Mr. Weissman was granted in 2007 an option to purchase 190,348 shares of our common stock at an exercise price of $8.45 per share. The option vests at the rate of 25% of the total option shares on each of the first four anniversaries of the date of grant. Mr. Weissman was also granted a participation right in the MIB Plan. The MIB Plan terminates upon completion of this offering. Prior to his employment as our chief financial officer, Mr. Weissman was granted an option to purchase 15,384 shares of our common stock at an exercise price of $8.45 per share in recognition of his services as our interim chief financial officer. This option vests in full upon the closing of the initial public offering or a sale of our company.

Severance terms.    In the event that Mr. Weissman’s employment agreement is terminated by us without “cause” or if he resigns for “good reason”, he will receive a continuation of his annual base salary for six

Executive compensation

months thereafter and acceleration of the vesting of options provided that Mr. Weissman delivers a release of claims. In addition, he will receive a continuation of his medical and welfare benefits for a period of six months thereafter. If we, at any time after completion of this offering, and within one year after a change in control, terminate Mr. Weissman without cause, he will be entitled to a lump sum payment equal to six months of his annual base salary in lieu of the salary continuation described above. Upon the occurrence of a change in control or the closing of this offering, the vesting of Mr. Weissman’s option to purchase 15,384 shares of our common stock will accelerate, provided he delivers a release of claims.

For purposes of the agreement (i) “cause” is defined as willful misconduct materially and adversely affecting us; theft, fraud, embezzlement or similar behavior; indictment or conviction of a felony; or willfully failing to substantially perform the material duties of his position, other than failure resulting from incapacity due to physical or mental illness, following a demand for performance delivered by the board of directors and a specified cure period of not less than 10 days; and (ii) “good reason” is defined as a reduction in base salary; substantial diminution in Mr. Weissman’s duties, responsibilities or title, if uncured by us within 30 days of receipt of notice from Mr. Weissman; or relocation for a period of greater than six consecutive months greater than 100 miles from the Chicago metropolitan area.

Restrictive covenants.    The agreement contains customary non-competition and non-solicitation covenants on the part of Mr. Weissman. These restrictions survive for a period of 12 months after Mr. Weissman’s resignation or termination, and in the event of a breach of his employment agreement, the period is automatically extended by the period of the breach.

Mardel A Graffy

We entered into a change in control severance agreement as of August 30, 2007 with Ms. Graffy. This agreement provides that if we, at any time after completion of this offering, and within one year after a change in control, terminate Ms. Graffy without cause, she will be entitled to a lump sum payment equal to six months of her annual base salary provided that Ms. Graffy delivers a release of claims. For purposes of the agreement, “cause” is defined as willful misconduct materially and adversely affecting us; theft, fraud, embezzlement or similar behavior; indictment or conviction of a felony; or willfully failing to substantially perform the material duties of her position, other than failure resulting from incapacity due to physical or mental illness, following a demand for performance delivered by the board of directors and a specified cure period of not less than 10 days.

Hap R Hewes

We entered into an employment agreement as of March 29, 2004, a non-competition agreement as of April 6, 2005 and a severance agreement as of September 8, 2005 with Mr. Hewes, our senior vice president of sales and marketing. The key terms of these agreements are summarized below.

Term.    Mr. Hewes is considered an “employee at will” and either party may terminate the agreement on 30 days’ advance written notice.

Compensation.    Under the terms of his agreement, Mr. Hewes is entitled to a minimum annual base salary of $140,000 and an annual discretionary bonus of up to 40% of his base salary. In addition, Mr. Hewes was entitled to receive an option to purchase 11,335 shares of our common stock at an exercise price of $4.94 per share; however, our board of directors decided at the time of grant in March 2004 to increase the size of the award to 14,615 option shares. Mr. Hewes’ option vests at the rate of 25% of the total option shares on each of the first four anniversaries of the date of grant.

Severance terms.    Under the terms of the severance agreement, if Mr. Hewes is terminated by us without “cause” or if he resigns for “good reason”, he will receive, provided that Mr. Hewes delivers a release of claims, (i) a continuation of his annual base salary for six months thereafter, (ii) a bonus equal to two

Executive compensation

times the minimum bonus specified in our 2005 performance bonus plan, (iii) a continuation of his medical and welfare benefits for a period of 12 months thereafter, (iv) if the termination occurs within the second half of a vesting year, accelerated vesting of the options that would have vested at the end of such period, and (v) an extension of the exercise period of his options until the later of (a) two years after his termination and (b) the expiration date of the options.

For purposes of the severance agreement, (i) “cause” is defined as commission of a willful or grossly negligent act or the willful or grossly negligent omission to act, which is intended to cause or causes or is reasonably likely to cause material harm to us; commission or conviction of, or a plea of no contest to, any felony, crime or offense involving dishonesty or fraud or that is significantly injurious to us; breach of any material term of any agreement with us that remains uncured for 30 days following written notice; willful neglect of or continued failure to substantially perform, in any material respect, his duties or obligations to us, which neglect or failure continues for 30 days following written notice; or use or abuse of illegal drugs at any time or Mr. Hewes’ being under the influence of alcohol during any time in which he is required to perform his duties and obligations to us; and (ii) “good reason” is defined as the assignment to Mr. Hewes of duties materially inconsistent with his level of authority or responsibilities, or any other action by us that results in material diminution of his position, compensation, authority, duties or responsibilities; a breach by us of any material term of any agreement with Mr. Hewes that remains uncured for 30 days following written notice; a requirement that the primary business location of Mr. Hewes move more than 75 miles from his principal office location; or failure of a successor to substantially all of our business or assets to assume expressly, and agree to perform under the terms of, the severance agreement.

Restrictive covenants.    The non-competition agreement contains customary non-competition and non-solicitation covenants on the part of Mr. Hewes. These restrictions survive for a period of 36 months after Mr. Hewes’ resignation or termination; provided, however, that the restrictions will remain in effect after the termination of his employment only for so long as we are paying Mr. Hewes an amount equal to 50% of his annual base salary on a monthly basis.

Executive compensation

Potential payments upon termination of employment

The table below shows the estimated amount of payments and benefits that we would provide to the named executive officers assuming that their employment was terminated as of December 31, 2006 by us without cause, including following a change in control, or by the officer with good reason. The table also shows the estimated amount of benefits that we would provide upon the occurrence of a change in control, as defined in the 2001 Equity Plan, as of December 31, 2006, if the named executive officer’s options were not assumed, or an equivalent right substituted, by the successor corporation.

	Cash severance				Continuation of medical welfare benefits	Accelerated vesting of stock options(1)	Total benefits
	Salary continuation	Bonus	Lump sum
	(in dollars)
Raja M Parvez
Termination without cause	$—	$—	$275,000	(2)	$8,442	$0	$283,442
Termination for good reason	—	—	275,000	(2)	4,221	0	279,221
Termination following a change in control	—	—	275,000	(2)	8,442	0	283,442
Change in control(3)	—	—	—		—	—	0
Mardel Graffy
Termination without cause	—	—	—		—	—	—
Termination for good reason	—	—	—		—	—	—
Termination following a change in control	—	—	59,246		—	—	59,246
Change in control(3)	—	—	—		—	—	—
William F Weissman(4)
Termination without cause	100,000	—	—		4,221	936,081	1,040,302
Termination for good reason	100,000	—	—		4,221	936,081	1,040,302
Termination following a change in control	—	—	100,000		4,221	936,081	1,040,302
Change in control(3)(5)	—	—	—		—	70,000	70,000
Hap R Hewes
Termination without cause	90,000	36,000	—		8,442	29,450	163,892
Termination for good reason	90,000	36,000	—		8,442	29,450	163,892
Termination following a change in control	90,000	36,000	—		8,442	29,450	163,892
Change in control(3)	—	—	—		—	—	—

(1)	The value of option vesting acceleration shown in the table above was calculated by multiplying the number of shares subject to each accelerated option by the difference between the fair market value of our common stock as of December 31, 2006 and the exercise price of the option. We assumed that the fair market value of our common stock as of December 31, 2006 was $13.00, which represents the mid-point of the range of the initial public offering price set forth on the cover page of this prospectus.
(2)	Mr. Parvez’s severance payment is payable 50% on the date of termination and 50% on the date that is six months later.
(3)	Assumes stock options are not assumed, or equivalent rights substituted, by the successor corporation.
(4)	Because Mr. Weissman was not employed by us prior to December 31, 2006, the estimated amount of payments and benefits have been determined based on the assumption that his employment was terminated as of September 30, 2007.
(5)	Benefits shown are also provided upon the closing of this offering.

Employee benefits plans

2007 Stock Incentive Plan

Our 2007 Stock Incentive Plan, or 2007 Plan, was adopted by our board of directors and approved by our stockholders in August 2007.

The 2007 Plan permits us to make grants of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporation’s employees, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and bonus shares to our employees, directors and consultants and our parent and subsidiary corporation’s employees and consultants. These are referred to in the 2007 Plan as “awards.”

We reserved 2,307,692 shares of our common stock for the issuance of awards under the 2007 Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our

Executive compensation

capitalization. Under certain circumstances, shares that are the subject of a previously-issued award can become available again for future grants under the 2007 Plan. As of September 30, 2007, no awards were outstanding under the 2007 Plan. The board of directors has approved the grant of an option to purchase 107,692 shares of our common stock to Raja Parvez upon the closing of this offering, at an exercise price equal to the initial public offering price. One-half of the total option shares will vest upon the closing of this offering with the remainder vesting ratably on each of the first four anniversaries of the date of grant.

Plan administration.    The 2007 Plan is administered by a committee appointed by the board of directors. The board of directors may appoint different committees to administer the 2007 Plan for different groups of persons eligible to receive awards. The board of directors may also delegate all or part of the committee’s duties to our chief executive officer, including the granting of awards, for awards to individuals other than (i) officers covered by Section 16 of the Exchange Act, (relating to certain reporting requirements and short-swing profits disgorgement provisions of the US securities laws), or (ii) our officers who are “covered employees” for purposes of Section 162(m) of the Code (relating to certain limitations on our federal income tax deduction for compensation paid to “covered employees”) (discussed below).

If the committee desires that the awards granted to our officers who are “covered employees” qualify as “performance-based compensation” for purposes of Section 162(m) of the Code (Code Section 162(m) generally limits a company’s deduction for compensation paid to any covered employee to $1,000,000 annually, subject to certain exceptions, including an exception for “performance-based compensation”), the committee must be comprised of two or more directors who qualify as “outside directors” for purposes of Section 162(m) of the Code. If the committee desires that the grants of awards to our officers who are subject to Section 16 of the Exchange Act be exempt under Rule 16b-3 of the Exchange Act from application of the short-swing profits liability provisions of Section 16, the committee must be comprised of two or more directors who qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act. If required by the rule of any stock exchange, the 2007 Plan will be administered by “independent directors”, as defined by any applicable rule.

The committee has full power and authority to select the eligible persons to whom awards will be granted, to make any combination of awards to the persons selected, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2007 Plan.

Eligibility.    The committee may grant awards to our officers, employees, non-employee directors and consultants. However, incentive stock options may be granted only to employees. There are certain annual limits on the number or amount of awards that may be granted under the 2007 Plan. No awards covering more than 200,000 shares of common stock may be granted to any one individual during any single calendar year (including awards that are denominated with reference to our common stock that may be payable in cash). In addition, the maximum amount of awards denominated in cash (including awards that are denominated in cash that may be payable in shares of common stock) that may be granted to any one individual in any single year is $2,400,000.

Options.    Options to purchase our common stock may be granted under our 2007 Plan. The exercise price of options awarded under the 2007 Plan may not be less than the fair market value of our common stock on the date of the option grant. The term of each option may not exceed ten years from the date of grant. The committee will specify in the option agreement at what time or times each option may be exercised, including the period of time after disability, death, or other termination of employment during which options that have become exercisable may be exercised.

Executive compensation

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock appreciation rights.    Stock appreciation rights may be granted under our 2007 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The committee determines the terms of the stock appreciation rights granted, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

Restricted stock.    Restricted stock may be granted under our 2007 Plan. Restricted stock awards are shares of our common stock issued to an employee or other service provider that vest in accordance with terms and conditions established by the committee. The committee will determine the number of shares of restricted stock granted to any employee or other service provider. The committee may impose whatever conditions to vesting it determines to be appropriate and may grant restricted stock without requiring the payment of any purchase price. For example, the committee may set restrictions based on continuous employment and (or) the achievement of specific performance goals. Shares of restricted stock that do not vest are forfeited. Except as otherwise provided in the applicable restricted stock agreement, the recipient of a restricted stock award has all the rights of a stockholder of our common stock, including the right to vote shares and the right to receive any cash dividends.

Restricted stock units.    Our 2007 Plan also permits us to grant restricted stock units. A restricted stock unit is a contingent right to receive a share of our common stock in the future in accordance with terms and conditions established by the committee. The committee will determine the number of shares of restricted stock granted to any employee or other service provider and the conditions under which the restricted stock units will vest. The committee may impose vesting conditions based on continuous employment and (or) the achievement of specific performance goals. Restricted stock units that do not vest are forfeited.

Dividend equivalents may be granted with respect to restricted stock units under our 2007 Plan. A dividend equivalent entitles the recipient to an amount equal to the dividend payable on the shares underlying a grant of restricted stock units. Dividend equivalents are credited as additional restricted stock units as of the date on which a dividend on our common stock is paid and are subject to the same terms and conditions and to the same payment provisions as the restricted stock units to which they relate.

Performance awards.    Our 2007 Plan also permits us to grant performance awards. A performance award is a right to receive a payment that is contingent upon the attainment of one or more performance objectives established by the committee for a performance period. A performance award may be denominated in cash or in shares of our common stock. The committee will determine the number of performance awards granted to any employee or other service provider, the length of the performance period, the performance objectives, the formula for determining the amount earned under the performance award, any related forfeiture conditions, and any other terms and conditions that it determines to establish.

Bonus shares.    Our 2007 Plan also permits us to grant bonus shares to employees, directors and consultants. A bonus share is a grant of common stock to an employee, director or consultant without any payment from the recipient and without any restrictions, in recognition of past performance or as an incentive to become an employee or to provide services to us or any of our subsidiaries.

Executive compensation

Non-transferability.    Our 2007 Plan does not allow for the transfer of restricted stock units and performance awards. Only the recipient of an option or stock appreciation right may exercise the option or stock appreciation right during his or her lifetime. A recipient of restricted stock may not transfer the restricted stock until the restrictions established by the committee in connection with the grant have lapsed. A recipient of bonus shares may not transfer the bonus shares until they have actually been delivered. The committee may impose any additional restrictions on the transfer of common shares delivered in payment of an award that it deems appropriate. The committee may approve exceptions to the transfer restrictions for restricted stock, option and stock appreciation right awards.

Designation of awards as performance-based compensation.    The committee may designate awards of restricted stock, restricted stock units or performance awards as intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. Awards so qualified are not subject to the $1,000,000 federal annual deduction limit that applies to compensation paid by a company to each of its “covered employees” (generally, a company’s chief executive officer and its four highest compensated executive officers). If the committee intends an award to qualify an award as performance-based compensation for purposes of Section 162(m) of the Code, additional requirements apply to such awards, including a requirement that only one or more of the performance factors set forth in the plan may constitute the performance objectives for the award. Additionally, the committee can have no discretion to increase the award above the amount payable under the award for any given level of performance. Stock options and stock appreciation rights will generally by their terms qualify as performance-based compensation for purposes of Section 162(m) of the Code.

Cancellation and rescission.    The 2007 Plan also provides that unless the applicable award agreement provides otherwise, the committee may cancel any unvested, unexercised or unpaid award if the recipient is not in compliance with the terms of the award agreement and the 2007 Plan, or if the award recipient has engaged in any adverse conduct. In addition, the 2007 Plan provides that unless the applicable award agreement provides otherwise, for a period of two years following the exercise, payment or delivery of an award, the committee may rescind the award upon its determination that the recipient has engaged in adverse conduct prior to the delivery of the award or during the two-year rescission period.

Change in control.    Our 2007 Plan provides that in the event of our change in control, as defined in the 2007 Plan, each outstanding award will be treated as the committee determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The committee is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the award recipient will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse and all performance goals or other vesting requirements for performance awards will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met. If an option or stock appreciation right is not assumed or substituted, the committee will provide notice to the award recipient that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the committee in its discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Prior to the issuance of any shares of common stock in settlement of an award under the 2007 Plan, the committee may require an award holder to satisfy conditions relating to the issuance of shares that the committee deems necessary.

Our 2007 Plan will automatically terminate in 2017, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2007 Plan, provided such action does not impair the rights of any participant.

Executive compensation

The 2007 Plan is unfunded; any obligations relating to the 2007 Plan constitute unfunded, unsecured obligations of Rubicon.

2001 Equity Plan

Our 2001 Equity Plan, or 2001 Plan, was adopted by our board of directors on July 30, 2001 and approved by our stockholders on August 2, 2001. Our board of directors has determined not to grant any additional awards under the 2001 Plan after the completion of this offering. However, the 2001 Plan will continue to govern the terms and conditions of the outstanding awards granted under it. The 2001 Plan permits us to make grants of incentive stock options, non-qualified stock options, and stock purchase rights.

Shares authorized.    We have reserved a total of 1,420,991 shares of our common stock for the issuance of awards under the 2001 Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

If an option or stock purchase right expires or becomes unexercisable without having been exercised in full or is surrendered pursuant to an option exchange program, the unpurchased shares will again become available for future grant or sale under the 2001 Plan. Shares that have actually been issued under the 2001 Plan are not available for reissuance under the 2001 Plan unless such shares are repurchased by us. As of September 30, 2007, after giving effect to the cancellation of certain options, there remain 21,878 shares available under the 2001 Plan for future awards. However, the board of directors has determined not to grant any additional options to purchase common stock under the 2001 Plan.

Administrative committee.    The administrator of our 2001 Plan is either the board of directors or any of its committees or any delegate of the board or of the committee appointed by the board of directors. The 2001 Plan may be administered by different committees for different groups of person eligible to receive awards.

If the administrator determines it to be desirable that the awards granted to our officers who are “covered employees” qualify as “performance-based compensation” for purposes of Section 162(m) of the Code (Code Section 162(m) generally limits a company’s deduction for compensation paid to any “covered employee” to $1,000,000 annually, subject to certain exceptions, including an exception for “performance-based compensation”), the committee must be comprised of two or more directors who qualify as “outside directors” for purposes of Section 162(m) of the Code. If the administrator desires that the grants of awards to our officers who are subject to Section 16 of the Exchange Act be exempt under Rule 16b-3 of the Exchange Act from application of the short-swing profits liability provisions of Section 16, the administrator must be a committee comprised of two or more directors who qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act.

The administrator has full power and authority to select the persons to whom awards will be granted, to make any combination of awards to the persons selected, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2001 Plan.

Eligibility.    The administrator may grant non-qualified options and stock purchase rights to our officers, employees, non-employee directors and consultants. However, incentive stock options may be granted only to employees.

Executive compensation

Options.    Options may be granted under our 2001 Plan. The exercise price of incentive stock options awarded under the 2001 Plan may not be less than the fair market value of our common stock on the date of the option grant. The term of each option may not exceed ten years from the date of grant. The Committee will specify in the option agreement at what time or times each option may be exercised, including the period of time after disability, death, or other termination of employment during which options that have become exercisable may be exercised.

To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock purchase rights.    Our 2001 Plan also provides for stock purchase rights. The grant of a stock purchase right represents an offer to an employee, director or consultant of ours to acquire our common stock on the terms and conditions established by the administrator, subject to the 2001 Plan. The administrator may offer stock purchase rights without a requirement that the recipient tender any purchase price for the shares offered. Unless the administrator determines otherwise, the restricted stock purchase agreement that memorializes a stock purchase right will grant us a repurchase option for the common stock that is exercisable upon the termination of the stock purchase right recipient’s employment or service with us. Once a stock purchase right is exercised, the purchaser has the rights of a stockholder of our common stock.

Non-transferability.    Unless the administrator provides otherwise, our 2001 Plan does not allow for the transfer of stock purchase rights and only the recipient of an option or stock purchase right may exercise the option or stock purchase right during his or her lifetime.

Dissolution, liquidation, merger, reorganization or sale.    Our 2001 Plan provides for the following in the event of a dissolution, merger, reorganization or sale:

➢

In the event of any proposed dissolution or liquidation, the administrator may provide holders of outstanding options with a 10-day period in which to exercise all outstanding options and may provide for the lapse of any Company repurchase option right.

➢

In the event of any merger, consolidation or similar reorganization in which the outstanding options and stock purchase rights will not be assumed or an equivalent option or right is not substituted by the successor entity, the options and stock purchase rights will fully vest and become exercisable for a period of 15 days, after which, the unexercised options and stock purchase rights will terminate.

Prior to the issuance of any shares of common stock in settlement of an award under the 2001 Plan, the committee may require an award holder to satisfy conditions relating to the issuance of shares that the committee deems necessary.

Our 2001 Plan will automatically terminate in 2011, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend, or terminate the 2001 Plan, provided such action does not impair the rights of any participant.

The 2001 Plan is unfunded; any obligations relating to the 2001 Plan constitute unfunded, unsecured obligations of Rubicon.

Executive compensation

Limitation on liability and indemnity

Our amended and restated certificate of incorporation, which will be in effect upon the completion of this offering, contains provisions that limit or eliminate the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

➢	any breach of the director’s duty of loyalty to us or our stockholders;

➢	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

➢	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the Delaware General Corporation Law; or

➢	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws, which will be in effect upon the completion of this offering, provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising our of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements and intend to continue to enter into agreements to indemnify our executive officers and directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding for which indemnification is available. We believe these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officer’s insurance.

The limitation of liability provisions in our amended and restated certificate of incorporation and the indemnification provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. These provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, other than as described in “Business-legal proceedings”, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Certain relationships and related party transactions

POLICY AND PROCEDURES FOR REVIEW, APPROVAL OR RATIFICATION

We recognize that transactions between Rubicon and related persons present a potential for actual or perceived conflicts of interest. Our general policies with respect to such transactions are included in our Code of Business Conduct & Ethics (the “Code of Ethics”) which is administered by our audit committee. All employees and members of our board of directors agree to be bound by the Code of Ethics. As a supplement to the Code of Ethics, the audit committee adopted a policy setting out the procedures and standards to be followed for the identification and evaluation of “related party transactions.” For purposes of the policy, a related party transaction is any transaction or series of related transactions in excess of $120,000 in which we are a party and in which a “related person” has a material interest. Related persons include our directors, director nominees, executive officers, beneficial owners of 5% or more of any class of our voting securities and members of their immediate families. The audit committee has determined that certain transactions are deemed to be pre-approved under this policy. These include (i) transactions with another company in which the related person’s only interest is as a director or beneficial owner of less than 10% of the equity interests in that other company and (ii) certain compensation arrangements that have either been disclosed in our public filings with the SEC or approved by our compensation committee.

We collect information about potential related party transactions in our annual questionnaires completed by directors, executive officers and beneficial owners of 5% or more of any class of our voting securities. Potential related party transactions are first reviewed and assessed by our corporate secretary to consider the materiality of the transactions and then reported to the audit committee. If a related party transaction is identified during the year, it is reported promptly to the audit committee. The audit committee reviews and considers all relevant information available to it about each related party transaction. A related party transaction is approved or ratified only if the audit committee determines that it is in, or is not inconsistent with, our best interests and those of our stockholders and is in compliance with the Code of Ethics.

The following related party transactions have been ratified by the audit committee in accordance with the policy described above. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Private placements of securities

From January 2004 through December 2006, we issued certain series of preferred stock to investors and exchanged certain series of preferred stock for other series of preferred stock. Such transactions, including the original issuances of securities exchanged by the investors, are described as follows:

➢

From May 2002 to August 2003, we issued and sold an aggregate of 25,446,430 shares of our Series B preferred stock at a price per share of $0.56 and warrants to purchase 2,439,730 shares of Series B preferred stock, for an aggregate purchase price for the shares and warrants of $14,250,000.

➢

From May to December 2004, we issued and sold an aggregate of 16,049,570 shares of our Series C preferred stock at a price per share of approximately $0.76 and warrants to purchase 131,096 shares of Series C preferred stock, for an aggregate purchase price for the shares and warrants of approximately $12,242,612.

➢	In June 2005, we issued and sold an aggregate of 6,123,619 shares of our Series D preferred stock at a price per share of approximately $0.83, for an aggregate purchase price of $5,000,000.

Certain relationships and related party transactions

➢

From December 2005 through December 2006, we issued and sold an aggregate of 46,681,517 shares of our Series E preferred stock at a price per share of approximately $0.28 and warrants to purchase 6,790,802 shares of Series E preferred stock, for an aggregate purchase price for the shares and warrants of approximately $13,088,133.

➢

Simultaneously with the sale and issuance of the Series E preferred stock in December 2005, 14,001,191 shares of our Series B preferred stock were exchanged for 14,001,191 shares of Series B-2 preferred stock; 12,693,013 shares of our Series C preferred stock were exchanged for 12,693,013 shares of Series C-2 preferred stock, 5,258,432 shares of Series D preferred stock were exchanged for 5,258,432 shares of Series D-2 preferred stock and warrants to purchase 647,379 shares of Series B preferred stock were amended to provide for the purchase of 647,379 shares of Series B-2 preferred stock.

All of our outstanding shares of preferred stock will automatically convert into shares of common stock upon the closing of this offering.

The following table summarizes the above described issuances of our preferred stock and warrants to purchase preferred stock by our directors, executive officers, entities affiliated with such persons and holders of more than 5% of any class of our outstanding voting securities:

Purchaser		Series B and Series B-2 preferred stock and warrants		Series C and Series C-2 preferred stock	Series D and Series D-2 preferred stock	Series E preferred stock and warrants
Funds affiliated with Cross Atlantic Capital Partners(1)(2)	Shares purchased	6,491,687	(3)	10,366,137	3,256,147	39,367,388	(4)
	Amount paid	$3,502,575		$7,907,289	$2,685,130	$10,069,503

Funds affiliated Gazelle TechVentures(1)(5)	Shares purchased	6,650,187	(6)	1,731,213	438,347	6,656,352	(7)
	Amount paid	$3,588,092		$1,320,570	$364,355	$1,666,509

Funds affiliated with KB Partners(8)	Shares purchased	7,315,197	(9)	2,244,199	507,205	1,958,995
	Amount paid	$3,946,898		$1,711,875	$415,565	$549,694

Michael E Mikolajczyk(1)(10)	Shares purchased	—		189,953	60,153	130,285
	Amount paid	$—		$144,896	$50,000	$36,556

(1)	In December 2005, certain of the issued and outstanding Series B, Series C and Series D preferred stock were exchanged, on a one-for-one basis, into shares of Series B-2, Series C-2 and Series D-2 preferred stock, respectively.
(2)	Donald R Caldwell, a member of our board of directors, is a director of and owns 100% of Cross Atlantic Capital Partners, Inc., the appointed “investment manager” for Cross Atlantic Technology Fund, L.P., Cross Atlantic Technology Fund II, L.P. and the Co-Investment 2000 Fund, L.P., the purchasers of the securities shown in the table above. Mr. Caldwell and Brian Adamsky, a former member of our board of directors, are sometimes identified as managing directors of Cross Atlantic Technology Fund, L.P. Mr. Caldwell is also a limited partner of Cross Atlantic Technology Fund, L.P. and a limited partner of its general partner. Messrs. Caldwell and Adamsky are limited partners of the general partner of Cross Atlantic Technology Fund II, L.P. and are sometimes identified as managing directors of Cross Atlantic Technology Fund II, L.P. Mr. Caldwell is a limited partner of the general partner of the Co-Investment 2000 Fund, L.P. and Mr. Caldwell and Mr. Adamsky are sometimes identified as managing directors of the Co-Investment 2000 Fund, L.P.

(footnotes continued on following page)

Certain relationships and related party transactions

(3)	Includes warrants to purchase 237,088 shares of Series B-2 preferred stock.
(4)	Includes warrants to purchase 3,481,777 shares of Series E preferred stock.
(5)	Don N Aquilano, the chairman of our board of directors, is the managing director and president of Gazelle Tech Ventures, Inc., the manager of the general partner of Gazelle Tech Ventures, L.P. and the Gazelle Co-Investment Fund, L.P., the purchasers of the securities shown in the table above.
(6)	Includes warrants to purchase 242,880 shares of Series B-2 preferred stock.
(7)	Includes warrants to purchase 716,932 shares of Series E preferred stock.
(8)	Byron A Denenberg, a former member of our board of directors, is a partner of KB Partners Venture Fund II, L.P. and KB Partners Affiliates Fund II, L.P., the purchasers of the securities shown in the table above.
(9)	Includes warrants to purchase 267,164 shares of Series B preferred stock.
(10)	Mr. Mikolajczyk is a member of our board of directors.

Registration rights agreement

We have granted registration rights to holders of our preferred stock pursuant to an amended and restated registration rights agreement, dated November 2005. See “Description of capital stock—Registration rights.”

Stockholders agreements

We have entered into certain stockholders agreements dated June 2005 and November 2005. These agreements contain provisions concerning the composition of our board of directors, among other things. Pursuant to these agreements, the holders of a majority of: (1) our Series A preferred stock have the right to designate one member to our board of directors; (2) our Series B preferred stock have the right to designate two members to our board of directors; (3) our Series C and Series D preferred stock, voting together, have the right to designate one member to our board of directors; (4) all series of preferred stock, voting together, have the right to designate two members to our board of directors; and (5) our common stock have the right to designate one member to our board of directors. These stockholders agreements will automatically terminate on the closing of this offering.

Stock purchase agreements

In connection with our private placements of securities, we entered into various stock purchase agreements with our investors. Under the terms of the purchase agreements for the Series B, Series C, Series D and Series E preferred stock, any investor holding at least 250,000 shares of a series of preferred stock has the right to designate one representative to attend any meeting of our board of directors as an observer and that representative would be entitled to receive notices, proposed written consents of the board of directors and board meeting materials in the same manner as the members of our board of directors. These rights to designate observers will automatically terminate on the closing of this offering.

Voting agreements

As of August 29, 2007, certain of our stockholders entered into two voting agreements related to the rights to designate members of our board of directors. One voting agreement is among KB Partners Venture Fund II, L.P, (the “KB Fund”) and the other holders of our Series B preferred stock (the “KB Voting Agreement”). The other voting agreement is among Cross Atlantic Technology Fund, L.P., Cross Atlantic Technology Fund II, L.P., The Co-Investment 2000 Fund, L.P. and the other holders of each series of our preferred stock. Under the voting agreements, KB Fund and Cross Atlantic Funds will each

Certain relationships and related party transactions

have the right to designate a director of its choice if this offering is not consummated by June 30, 2008. In addition, the KB Voting Agreement provides that KB Fund will have the right to designate a representative to attend our board meetings as an observer prior to, and after completion of, this offering. Other than KB Fund’s right to designate a representative to attend our board meetings as an observer after completion of this offering, these voting agreements will automatically terminate on the closing of this offering.

Employment and severance arrangements with executive officers

We have entered into employment and severance arrangements with our executive officers as described under the caption “Executive compensation—Employment and severance arrangements.”

Indemnification agreements

We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. For a description of these agreements, see “Executive compensation—Limitation on liability and indemnity.”

Facility lease

We lease one of our manufacturing and office facilities from Radion Mogilevsky and his wife, Nanette Mogilevsky. The lease expires on July 31, 2010. The rent under the lease is currently $11,236 per month and is subject to annual increases of six percent on each August 1st during the lease term. We have a right of first refusal under the lease to purchase the facility if the Mogilevskys receive a purchase offer that they wish to accept from an unrelated third party. Mr. Mogilevsky currently holds greater than 5% of the outstanding shares of our common stock, which is less than 1% of our fully-diluted capitalization. Upon completion of this offering, Mr. Mogilevsky will no longer hold greater than 5% of the outstanding shares of our common stock.

Principal and selling stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of October 31, 2007, and as adjusted to reflect the sale of common stock offered by us in this offering, for:

➢	each beneficial owner of more than 5% of our outstanding common stock;

➢	each of our named executive officers;

➢	each of our directors;

➢	all of our executive officers and directors as a group; and

➢	all selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as described below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of October 31, 2007 are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Ownership calculations are based on 13,891,387 shares outstanding as of October 31, 2007, after giving effect to the 1 for 13 reverse stock split on our common stock effected as of August 30, 2007, assuming the conversion of all outstanding shares of our preferred stock into an aggregate of 9,791,208 shares of common stock, the issuance of 3,526,734 shares of common stock in satisfaction of dividends that have accrued on the outstanding shares of our preferred stock through October 31, 2007, the conversion of outstanding preferred stock warrants into common stock warrants, the automatic net exercise of those warrants that expire on the closing of this offering and the assumed net exercise of warrants by two selling stockholders, based on an assumed fair market value of one share of our common stock at the time of exercise equal to $13.00, which is the midpoint of the initial public offering price range listed on the cover page of this prospectus. For the purposes of the table below, we have assumed that 5,500,000 shares of common stock will be sold by us in the offering.

Principal and selling stockholders

Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Rubicon Technology, Inc., 9931 Franklin Avenue, Franklin Park, Illinois 60131.

	Shares beneficially owned prior to the offering		Number of shares offered	Shares beneficially owned after the offering
Name of beneficial owner	Number	Percent		Number	Percent
5% stockholders and affiliates:
Cross Atlantic Technology Fund, L.P.(1)(2)	983,589	7.08%	—	983,589	5.07%
Cross Atlantic Technology Fund II, L.P.(1)(3)	3,427,985	24.45%	—	3,427,985	17.56%
The Co-Investment 2000 Fund, L.P.(1)(4)	3,860,097	27.45%	—	3,860,097	19.73%
Gazelle TechVentures, Inc.(5)	2,543,271	18.19%	354,745	2,188,526	11.23%
KB Partners Funds(6)	1,372,246	9.86%	—	1,372,246	7.07%

Executive officers and directors:
Raja M Parvez(7)	551,790	3.82%	—	551,790	2.77%
William F Weissman	—	*	—	—	*
Hap R Hewes(8)	53,076	*	—	53,076	*
Don N Aquilano(9)	2,543,271	18.19%	354,745	2,188,526	11.23%
Donald R Caldwell(10)	8,271,671	58.27%	—	8,271,671	42.00%
Gordon Hunter(11)	5,610	*	—	5,610	*
Michael E Mikolajczyk(12)	69,184	*	—	69,184	*
All executive officers and directors as a group(13)	12,866,848	86.21%	354,745	12,512,103	61.27%

Other selling stockholders:
Adams, Harkness & Hill Entrepreneur’s Fund, LP(14)	63,845	*	8,929	54,916	*
Adams, Harkness & Hill Technology Ventures IA, LP(15)	314,804	2.26%	43,984	270,820	1.40%
Adams, Harkness & Hill Technology Ventures, LP(16)	146,470	1.05%	20,464	126,006	*
Anthony Abbattista 2000 Declaration of Trust(17)	6,791	*	6,791	—	*
Melvyn E Bergstein	27,164	*	27,164	—	*
Shevlin J Ciral	23,123	*	11,562	11,561	*
DeForest Davis	18,448	*	6,159	12,289	*
Michael DeCuyper	3,396	*	3,396	—	*
Mary Joan Doyle-Carson	7,755	*	1,938	5,817	*
Gordon & Glickson Liquidating Trust(18)	6,112	*	6,112	—	*
Adam J Gutstein	3,396	*	3,396	—	*
Mark L Gordon Estate, 23-44732(19)	3,236	*	3,236	—	*
Alan Matsamura	6,791	*	6,791	—	*
Stephen C Mitchell	18,448	*	7,959	10,489	*
Radion Mogilevsky(20)	57,560	*	25,000	32,560	*
Radion Mogilevsky as Custodian for Casey Mogilevsky under the Illinois Uniform Transfers to Minors Act(21)	7,692	*	3,800	3,892	*
Daniel Nekich	8,329	*	900	7,429	*
River Cities Capital Fund II, Limited Partnership(22)	121,410	*	120,052	104	*

(footnotes on following page)

Principal and selling stockholders

	Shares beneficially owned prior to the offering		Number of shares offered	Shares beneficially owned after the offering
Name of beneficial owner	Number	Percent		Number	Percent
River Cities SBIC III, L.P. (23)	520,868	3.75%	515,430	418	*
Bruce Rylance (24)	15,252	*	6,791	8,461	*
Samuel J Talucci	7,278	*	1,819	5,459	*
Steven R VanErmen	6,791	*	6,791	—	*
Thomas Weakland	6,791	*	6,791	—	*

*	Represents less than 1% of the outstanding shares of common stock.

Notes:

(1)	Cross Atlantic Technology Fund, L.P. (“Cross Atlantic Technology Fund”), Cross Atlantic Technology Fund II, L.P. (“Cross Atlantic Technology Fund II”) and The Co-Investment 2000 Fund, L.P. (the “Co-Investment Fund”) are limited partnerships in the business of venture capital investing. Each of these funds has appointed Cross Atlantic Capital Partners, Inc. as its investment manager. Donald R Caldwell, a member of our board of directors, is a director of and owns 100% of Cross Atlantic Capital Partners, Inc. The address for each of these entities is Five Radnor Corporate Center, Suite 555, 100 Matsonford Road, Radnor, Pennsylvania 19087.
(2)	Represents 976,127 shares of common stock beneficially owned by Cross Atlantic Technology Fund and warrants to purchase 7,462 shares of our common stock, which are immediately exercisable. XATF Management, L.P. (“XATF Management”) is the general partner of Cross Atlantic Technology Fund. Cross Atlantic Capital Partners, Inc. is the general partner of XATF Management. Mr. Caldwell, Gerry McCrory, Brian Adamsky, Richard Fox, Frederick Tecce and Hazel Cameron are officers of Cross Atlantic Capital Partners, Inc., are sometimes identified as managing directors of Cross Atlantic Technology Fund and may be deemed to share voting and investment power with respect to all shares held by Cross Atlantic Technology Fund.
(3)	Represents 3,299,982 shares of common stock beneficially owned by Cross Atlantic Technology Fund II and warrants to purchase 128,003 shares of common stock, which are immediately exercisable. XATF Management II, L.P. (“XATF Management II”) is the general partner of Cross Atlantic Technology Fund II. Cross Atlantic Capital Partners II, Inc. is the general partner of XATF Management II. Mr. Caldwell is a director, shareholder and officer of Cross Atlantic Capital Partners II. Gerry McCrory, Brian Adamsky, Richard Fox, Frederick Tecce and Hazel Cameron are officers of Cross Atlantic Capital Partners II, and together with Mr. Caldwell, are sometimes identified as managing directors of Cross Atlantic Technology Fund II and may be deemed to share voting and investment power with respect to all shares held by Cross Atlantic Technology Fund II.
(4)	Represents 3,691,342 shares of common stock beneficially owned by The Co-Investment Fund and warrants to purchase 168,755 shares of common stock, which are immediately exercisable. The general partner of The Co-Investment Fund is Co-Invest Management, L.P. (“Co-Invest Management”). Co-Invest Capital Partners, Inc. (“Co-Invest Capital”) is the general partner of Co-Invest Management. Donald R Caldwell is a shareholder, director and officer of Co-Invest Capital. Messrs. Adamsky, Fox, McCrory and Tecce and Ms. Cameron are officers of Co-Invest Capital and Messrs. Caldwell, Fox and Tecce are sometimes identified as managing directors of The Co-Investment Fund. Messrs. Caldwell, Adamsky, Fox, McCrory and Tecce and Ms. Cameron may be deemed to share voting and investment power with respect to all shares held by The Co-Investment Fund.
(5)	Includes 2,339,627 shares of common stock beneficially owned by Gazelle TechVentures Fund, L.P. and 111,216 shares of common stock beneficially owned by Gazelle Co-Investment Fund, L.P.

(footnotes continued on following page)

Principal and selling stockholders

(collectively, the “Gazelle Funds”). Includes warrants to purchase 88,237 shares of common stock, which are held by Gazelle TechVentures Fund, L.P. and are immediately exercisable and warrants to purchase 4,191 shares of common stock, which are held by Gazelle Co-Investment Fund, L.P. and are immediately exercisable. Gazelle TechVentures Fund, L.P. has agreed to sell 338,647 shares of its common stock and Gazelle Co-Investment Fund, L.P. has agreed to sell 16,098 shares of its common stock in the offering. Don N Aquilano, the chairman of our board, is the managing director and president of Gazelle TechVentures, Inc., the manager of Monument Technology Partners, LLC, which is the general partner of the Gazelle Funds. Mr. Aquilano may be deemed to have sole voting and investment power as to the shares and warrants beneficially owned by the Gazelle Funds. The address for the Gazelle Funds is: Gazelle TechVentures, Inc., 11611 North Meridian Street, Suite 310, Carmel, Indiana 46032, Attention: Don N Aquilano.

(6)	Includes 1,311,201 shares of common stock beneficially owned by KB Partners Venture Fund II, L.P. and 40,495 shares of common stock beneficially owned by KB Partners Affiliates Fund II, L.P. (collectively the “KB Partners Funds”). Includes warrants to purchase 19,922 shares of common stock, which are held by KB Partners Venture Fund II, L.P. and are immediately exercisable and warrants to purchase 628 shares of common stock, which are held by KB Partners Affiliates Fund II, L.P. and are immediately exercisable. Voting and investment power over the shares and warrants beneficially owned by KB Partners Funds is shared equally among four partners, Byron A Denenberg, Keith D Bank, Robert A Garber and Robert M Zieserl. Messrs. Denenberg, Bank, Garber and Zieserl disclaim beneficial ownership of the shares held by the KB Partners Funds, except to the extent of their proportionate pecuniary interests therein. The address for the KB Partners Funds is: KB Partners, LLC, 1101 Skokie Blvd., Suite 260, Northbrook, Illinois 60062, Attention: Byron Denenberg.
(7)	Represents an option to purchase 351,790 shares of common stock, which is immediately exercisable. Also represents 200,000 shares owned by The Parvez Family 2007 Irrevocable Trust, dated October 17, 2007, for the benefit of Mr. Parvez’s children. Mr. Parvez disclaims beneficial ownership with respect to such shares owned by the named trust.
(8)	Represents an option to purchase 53,076 shares of common stock, which is exercisable within 60 days of October 31, 2007.
(9)	Represents shares held by the Gazelle Funds. See footnote (5) above for a description of Mr. Aquilano’s relationship with the Gazelle Funds.
(10)	Represents shares held by Cross Atlantic Technology Fund, L.P., Cross Atlantic Technology Fund II, L.P. and The Co-Investment Fund 2000 L.P. See footnotes (1) through (4) above for a description of the relationship among Mr. Caldwell and Cross Atlantic Technology Fund, L.P., Cross Atlantic Technology Fund II, L.P. and The Co-Investment Fund 2000 L.P.
(11)	Represents 1,500 shares of common stock and an option to purchase 4,110 shares of common stock, which is exercisable within 60 days of October 31, 2007.
(12)	Represents 60,896 shares of common stock. Includes an option to purchase 8,221 shares of common stock held by Michael Mikolajczyk and an option to purchase 67 shares of common stock held by his son, Mark Mikolajczyk, each of which are exercisable within 60 days of October 31, 2007. Michael Mikolajczyk disclaims beneficial ownership of the shares underlying the option held by Mark Mikolajczyk.
(13)	Includes 11,832,386 shares of common stock which are beneficially owned by our named executive officers and directors, warrants to purchase 417,198 shares of our common stock, which are exercisable within 60 days of October 31, 2007 and options to purchase 617,264 shares of our common stock, which are exercisable within 60 days of October 31, 2007.
(14)	Includes 59,527 shares of common stock beneficially owned by Adams, Harkness & Hill Entrepreneur’s Fund, LP (“AHHEF”). Includes warrants to purchase 4,318 shares of common stock, which are held by AHHEF and are immediately exercisable. Thomas Palmer may be deemed to have sole voting and investment power as to the shares and warrants beneficially owned by

(footnotes continued on following page)

AHHEF. Adams Harkness Technology Group, LP (“AHTG”) is a limited partner of Adams Harkness & Hill Technology Venture Partners, L.P. (the “GPLP”), the general partner of AHHEF. The GPLP is a 1% general partner of AHHEF, and holds an indeterminate interest in AHHEF, based upon AHHEF performance. The partnership interests of AHTG are held by employees and former employees of Canaccord Adams Inc., an NASD member and underwriter in this offering. Adams Harkness Asset Management, Inc., a Delaware corporation (“AHAM”) is a limited partner of the GPLP. AHAM also holds 50% of the 1% general partner of GPLP. The shareholders of AHAM are employees and former employees of Canaccord Adams Inc. The address for AHHEF is c/o Thomas R. Palmer, 99 High Street, Boston, MA 02109.

(15)	Includes 293,228 shares of common stock beneficially owned by Adams, Harkness & Hill Technology Ventures 1A, LP (“ATVIA”). Includes warrants to purchase 21,576 shares of common stock, which are held by ATVIA and are immediately exercisable. Thomas Palmer may be deemed to have sole voting and investment power as to the shares and warrants beneficially owned by ATVIA. Adams Harkness Technology Group, LP (“AHTG”) is a limited partner of Adams Harkness & Hill Technology Venture Partners, L.P. (the “GPLP”), the general partner of ATVIA. The GPLP is a 1% general partner of ATVIA, and holds an indeterminate interest in ATVIA, based upon ATVIA performance. The partnership interests of AHTG are held by employees and former employees of Canaccord Adams Inc., an NASD member and underwriter in this offering. Adams Harkness Asset Management, Inc., a Delaware corporation (“AHAM”) is a limited partner of the GPLP. AHAM also holds 50% of the 1% general partner of GPLP. The shareholders of AHAM are employees and former employees of Canaccord Adams Inc. The address for ATVIA is c/o Thomas R. Palmer, 99 High Street, Boston, MA 02109.

(16)	Includes 136,433 shares of common stock beneficially owned by Adams, Harkness & Hill Technology Ventures, LP (“AHHTV”). Includes warrants to purchase 10,037 shares of common stock, which are held by AHHTV and are immediately exercisable. Thomas Palmer may be deemed to have sole voting and investment power as to the shares and warrants beneficially owned by AHHTV. AHH Fund Investors 7, LLC (“AHH FI 7”) is a limited partner of AHHTV, and holds approximately 23% of the outstanding limited partnership interests of AHHTV. The membership interests of AHH FI 7 are held by (i) employees and former employees of Canaccord Adams Inc., an NASD member and underwriter in this offering, and (ii) Adams Harkness Asset Management, Inc., a Delaware corporation (“AHAM”). The shareholders of AHAM are employees and former employees of Canaccord Adams Inc. Adams Harkness Technology Group, LP (“AHTG”) is a limited partner of Adams Harkness & Hill Technology Ventures Partners, L.P., the general partner of AHHTV (the “GPLP”). The GPLP is a 1% general partner of AHHTV, and holds an indeterminate interest in AHHTV, based on AHHTV performance. The partnership interests of AHTG are held by employees and former employees of Canaccord Adams Inc. AHAM is a limited partner of AHHTV, and holds approximately 42% of the outstanding limited partnership interests of AHHTV. AHAM is a limited partner of the GPLP, and also holds 50% of the outstanding equity interests of the 1% general partner of the GPLP. The address for AHHTV is c/o Thomas R. Palmer, 99 High Street, Boston, MA 02109.

(17)	Anthony Abbattista has the power to vote and dispose of the shares owned by the Anthony Abbattista 2000 Declaration of Trust.

(18)	Scott Glickson has the power to vote and dispose of the shares owned by the Gordon & Glickson Liquidating Trust. Mr. Glickson was a partner with Gordon & Glickson LLC and is a partner with McGuireWoods LLP, and has been our counsel for the past three years.

(19)	Alan Rutkoff, as executor of the estate of Mark Gordon, has the power to vote and dispose of the shares owned by Mark L. Gordon Estate, 23-44732. Mr. Gordon was a partner in two law firms, Gordon & Glickson LLC and McGuireWoods LLP, which firms served as our counsel during the past three years.

(footnotes continued on following page)

(20)	Radion Mogilevsky receives rent from us for the property located at 9931 W. Franklin Ave, Franklin Park, Illinois in an amount of $134,832 per year for the current year.
(21)	Radion Mogilevsky has the power to vote and dispose of the shares owned by Radion Mogilevsky as Custodian for Casey Mogilevsky under the Illinois Uniform Transfers to Minors Act. Radion Mogilevsky receives rent from us for the property located at 9931 W. Franklin Ave, Franklin Park, Illinois in an amount of $134,832 per year for the current year.
(22)	Includes 119,170 shares of common stock beneficially owned by River Cities Capital Fund II, Limited Partnership. Includes warrants to purchase 2,240 shares of common stock, which are held by River Cities Capital Fund II, Limited Partnership and are immediately exercisable. River Cities Capital Fund II, Limited Partnership has agreed to sell 119,170 shares of its common stock and warrants to purchase 882 shares of common stock, which is based on the assumed net exercise of its warrants at a fair market value of $12.00 per share, the low end of the initial public offering price range listed on the cover page of this prospectus. R. Glen Mayfield has the power to vote and dispose of the shares owned by River Cities Capital Fund II, Limited Partnership. The address for River Cities Capital Fund II, Limited Partnership is 221 East 4th Street, Suite 2400, Cincinnati, OH 45202.
(23)	Includes 511,902 shares of common stock beneficially owned by River Cities SBIC III, L.P. Includes warrants to purchase 8,966 shares of common stock, which are held by River Cities SBIC III, L.P. and are immediately exercisable. River Cities SBIC III, L.P. has agreed to sell 511,902 shares of its common stock and warrants to purchase 3,528 shares of common stock, which is based on the assumed net exercise of its warrants at a fair market value of $12.00 per share, the low end of the initial public offering price range listed on the cover page of this prospectus. R. Glen Mayfield has the power to vote and dispose of the shares owned by River Cities SBIC III, L.P. The address for River Cities SBIC III, L.P. is 221 East 4th Street, Suite 2400, Cincinnati, OH 45202.
(24)	Bruce Rylance was our Senior Vice-President of Sales between March 2004 and January 2006 and served as our Treasurer from 2001 to 2005.

Description of capital stock

GENERAL

Upon completion of this offering, our authorized capital stock will consist of 75.0 million shares of common stock, par value $0.001 per share, and 5.0 million shares of undesignated preferred stock, par value $0.001 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws to be in effect at the closing of this offering, which are filed as exhibits to the registration statement, of which this prospectus is a part. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

As of September 30, 2007, after giving effect to the 1 for 13 reverse stock split on our common stock effected August 30, 2007, we had 521,814 shares of our common stock outstanding, 95,900,146 shares of our preferred stock outstanding, which are convertible into an aggregate of 9,791,208 shares of common stock, options to purchase 1,374,450 shares of our common stock under our 2001 Equity Plan, 718,245 of which were vested, 24,663 outstanding options to purchase common stock issued as compensation to former board members and board advisors, 19,182 of which were vested, and warrants to purchase 11,089,248 shares of preferred stock. Upon the completion of this offering, all shares of our currently outstanding preferred stock will be converted into an aggregate of 9,791,208 shares of common stock. Unless otherwise indicated, the shares of common stock, including any corresponding exercise prices, presented in this section have been adjusted to reflect the 1 for 13 reverse stock split on our common stock effected August 30, 2007.

COMMON STOCK

As of September 30, 2007, there were 13,739,637 shares of our common stock outstanding, assuming the conversion of all outstanding shares of our preferred stock into an aggregate of 9,791,208 shares of common stock and the issuance of 3,426,641 shares of common stock in satisfaction of dividends that have accrued on the outstanding shares of our preferred stock. As of September 30, 2007, there were 37 holders of our common stock. After giving effect to the conversion of all outstanding shares of our preferred stock into common stock, we will have 89 holders of our common stock.

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors from time to time, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our liquidation, dissolution, distribution of assets or winding up, holders of our common stock are entitled to share ratably in our remaining assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Except as described below in “—Anti-takeover effects of Delaware law and provisions of our certificate of incorporation and bylaws”, a majority vote of common stockholders is generally required to take action under our certificate of incorporation and bylaws.

All outstanding shares of common stock are, and all shares of common stock that will be outstanding upon completion of this offering, will be fully paid and nonassessable.

Description of capital stock

PREFERRED STOCK

Upon completion of this offering, our board of directors will be authorized, without action by the stockholders, to designate and issue up to 5.0 million shares of preferred stock in one or more series. Our board of directors can fix the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. The issuance of preferred stock with voting or conversion rights may adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control and could harm the market price of our common stock.

Our board of directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. We have no current plans to issue any shares of preferred stock.

OPTIONS

As of September 30, 2007, we had outstanding options to purchase 1,374,449 shares of common stock under our 2001 Equity Plan, 718,245 of which were vested. These options have an average exercise price of $3.61. The board of directors has approved the grant of an option to purchase 107,692 shares of common stock to Raja Parvez and additional grants to other key employees of options to purchase an aggregate of 100,000 shares of common stock, in each case effective upon the closing of this offering and at an exercise price equal to the initial public offering price. These conditional grants are being made under our 2007 Stock Incentive Plan. As of September 30, 2007, we had 24,663 outstanding options to purchase common stock, which were issued pursuant to stock option agreements, as compensation to board members and board advisors, 19,182 of which were vested. These options have an average exercise price of $4.94.

WARRANTS

As of September 30, 2007, the following warrants were outstanding:

Type of warrant	Number of shares of common stock issuable upon exercise of warrant(1)(2)	Exercise price per share of common stock(3)	Expiration
Series A preferred stock	9,410	$69.1470	May 9, 2008

Series B preferred stock	31,756	$7.2800	➢ April 15, 2008 with respect to 206,444 shares of Series B preferred stock ➢ June 10, 2008 with respect to 206,444 shares of Series B preferred stock
Series B preferred stock	23,693	$7.2800

The later of:

➢ July 28, 2013 with respect to 107,142 shares of Series B preferred stock and July 10, 2012 with respect to 200,893 shares of Series B preferred stock; or

➢ five years from the effective date of this offering.

(footnotes on following page)

99

Description of capital stock

Type of warrant	Number of shares of common stock issuable upon exercise of warrant(1)(2)	Exercise price per share of common stock(3)	Expiration

Series B preferred stock	82,416	$7.2800	The earlier of: ➢ October 24, 2013; or ➢ the effective date of this offering or a merger, consolidation or sale of our company.

Series B-2 preferred stock	99,377	$7.2800

➢ April 15, 2008 with respect to 239,984 shares of Series B-2 preferred stock

➢ June 10, 2008 with respect to 239,984 shares of Series B-2 preferred stock

➢ June 19, 2008 with respect to 167,411 shares of Series B-2 preferred stock

Series C preferred stock	10,271	$9.9164	The earlier of: ➢ March 31, 2015; or ➢ the effective date of this offering or a merger, consolidation or sale of the company.

Series E preferred stock	522,356	$3.6478

➢ December 15, 2015 with respect to 3,920,169 shares of Series E preferred stock

➢ December 20, 2015 with respect to 2,459,016 shares of Series E preferred stock

➢ January 27, 2016 with respect to 411,617 shares of Series E preferred stock

Series E preferred stock	131,586	$3.6478

The earliest of:

➢ April 9, 2014;

➢ three years from the effective date of this offering; or

➢ upon written request of the acquiring company in a consolidation, merger, or sale, upon such terms as set forth in the warrant.

(footnotes on following page)

Description of capital stock

(1)	Gives effect to the 1 for 13 reverse stock split on our common stock effected on August 30, 2007.
(2)	Assumes the warrants are exercisable for shares of our common stock following the conversion of our outstanding preferred stock upon the closing of this offering.
(3)	Assumes the adjustment of the per share exercise price as a result of the 1 for 13 reverse stock split on our common stock effected August 30, 2007.

REGISTRATION RIGHTS

After this offering, the holders of an aggregate of 12,201,629 shares of our common stock, after giving effect to our 1 for 13 reverse stock split, or approximately 63% of our common stock outstanding, will be entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of registrable securities possess registration rights pursuant to the terms of our fourth amended and restated registration rights agreement, as amended through November 30, 2005, entered into by us and such holders of registrable securities. In addition, the holders of warrants representing the right to purchase an aggregate of 794,636 shares of our common stock have registration rights comparable to those provided under such agreement. The following description of the terms of the fourth amended and restated registration rights agreement is intended as a summary only and is qualified in its entirety by reference to the fourth amended and restated registration rights agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Demand registration rights.    At any time starting 180 days after the effective date of this offering, subject to certain exceptions, the holders of not less than 25% of the then outstanding registrable shares of common stock, have the right to demand that we file a registration statement covering the offering and sale of their shares of our common stock that are subject to the registration rights agreement. We are not obligated to file such a registration statement on more than two occasions; however, this offering will not count toward that limitation.

Form S-3 registration rights.    If we are eligible to file a registration statement on Form S-3, holders of registrable securities anticipated to have an aggregate offering price (net of underwriting discounts and commissions, if any) of less than $500,000 have the right, on one or more occasions, to request registration of such securities on Form S-3.

We have the ability to delay the filing of a registration statement for not more than 90 days under specified conditions, such as for a period of time following the effective date of a prior registration statement or if our board of directors deems it seriously detrimental to us and our stockholders to file a registration statement. Such postponements cannot occur more than once during any twelve month period.

Expenses of registration.    We will pay all registration expenses, other than underwriting discounts and commissions and stock transfer taxes of holders, related to any demand or piggyback registration.

Indemnification.    The registration rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify the selling stockholders in the event of untrue statements or omissions of material facts in the registration statement or violations of securities laws attributable to us, and they are obligated to indemnify us for untrue statements, omissions of material facts or violations of securities laws attributable to them.

Termination of registration rights.    The registration rights terminate at such time as the earlier of (i) all registrable securities may be sold during any three month period with out registration under the

Description of capital stock

Securities Act; (ii) no registrable securities remain outstanding; or (iii) the fifth anniversary of this offering.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

Certificate of incorporation and bylaw provisions

Upon completion of this offering, our certificate of incorporation and bylaws will include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies.    Our board is divided into three classes serving staggered three-year terms, with one class being elected each year. Directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

No written consent of stockholders.    All stockholder actions must be taken by a vote of the stockholders at an annual or special meeting, and stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of stockholders.    Only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements.    Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These provisions may have the effect of precluding the conduct of certain business at a meeting if proper procedures are not followed.

Amendment to certificate of incorporation and bylaws.    As required by the Delaware General Corporation Law, any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition and the filling of vacancies, limitation of liability and the amendment of our certificate of incorporation must be approved

Description of capital stock

by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated preferred stock.    Our certificate of incorporation provides for 5.0 million authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to impede an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. Our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Delaware law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, the provision prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

➢	the owner of 15% or more of the outstanding voting stock of the corporation;

➢

an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or

➢	an affiliate or associate of the persons described above.

However, the above provisions of Section 203 do not apply if:

➢	our board of directors approves the transaction that made the stockholder an interested stockholder before to the date of that transaction; or

➢

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

➢

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under

Description of capital stock

Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors.

NASDAQ GLOBAL MARKET LISTING

Our common stock has been approved for listing on the NASDAQ Global Market under the trading symbol “RBCN.”

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Shares eligible for future sale

Prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although our common stock has been approved for quotation on the NASDAQ Global Market, we cannot assure you that there will be an active public market for our common stock.

Based on the number of shares outstanding as of October 31, 2007, upon completion of this offering, we will have outstanding an aggregate of 19,391,387 shares of common stock, after giving effect to the 1 for 13 reverse stock split on our common stock effected August 30, 2007, assuming the conversion of all outstanding shares of our preferred stock into an aggregate of 9,791,208 shares of common stock, the issuance of 3,526,734 shares of common stock in payment of accrued dividends on our outstanding preferred stock, the conversion of outstanding preferred stock warrants into common stock warrants and the automatic net exercise of those warrants that expire on the closing of this offering and the assumed net exercise of warrants by two selling stockholders at the closing of this offering, based on an assumed fair market value of one share of our common stock at the time of exercise equal to $13.00, which is the midpoint of the initial public offering price range listed on the cover page of this prospectus and further assuming that those warrants have not been exercised prior to the closing of this offering. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for participants purchasing at least $100,000 of shares reserved for our directed share program and our “affiliates”, as that term is defined in Rule 144 under the Securities Act, each of whose shares would be subject to certain limitations and restrictions described below. See “—Lock-up agreements” below.

The remaining 13,891,387 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Substantially all of those shares will be subject to “lock-up” agreements described below on the effective date of this offering. Upon expiration of the lock-up agreements approximately 180 days after the effective date of this offering, 12,332,082 shares will become eligible for sale, subject in most cases to the limitations of Rule 144. In addition, holders of warrants and stock options could exercise such warrants and/or options and sell certain of the shares issued upon exercise as described below. See “—Lock-up agreements” below.

Days after date of this prospectus	Shares eligible for sale	Comment

Upon effectiveness	5,500,000	Shares sold in the offering

Upon effectiveness	94,228	Freely tradable shares saleable under Rule 144(k) that are not subject to a lock-up

90 days	0	Shares saleable under Rules 144 and 701 that are not subject to a lock-up

180 days	12,332,082	Lock-up agreements released; shares saleable under Rules 144 and 701

Thereafter	265,078	Restricted securities held for one year or less

Shares eligible for future sale

LOCK-UP AGREEMENTS

We, all of our directors and executive officers and their affiliates, and holders of substantially all of our outstanding stock have agreed that, subject to certain exceptions, we and they will not, without prior written consent of UBS Securities LLC:

➢

directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position” or otherwise dispose of or transfer (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of), including the filing (or participation in the filing) of a registration statement with the SEC in respect of, any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially by such persons (except for the S-8 filing referred to below);

➢	enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities; or

➢	publicly announce an intention to do any of the foregoing,

for a period commencing on the date hereof and continuing through the close of trading on the date 180 days after the date of this prospectus, other than certain permitted transfers.

In addition, we and they agree that, without the prior written consent of UBS Securities LLC, we and they will not, during such period, make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The 180-day restricted period described in the preceding two paragraphs will be extended if:

➢

during the period that begins on the date that is 15 calendar days plus three business days before the last day of the restricted period and ends on the last day of the restricted period we issue an earnings release or announce material news or a material event relating to us occurs; or

➢	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding two paragraphs will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date of the issuance of the earnings release, the announcement of material news or the occurrence of a material event.

UBS Securities LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

STOCK OPTIONS

As of September 30, 2007, after giving effect to the 1 for 13 reverse stock split on our common stock, there were a total of 1,374,450 shares of common stock subject to outstanding options under our 2001 Equity Plan, approximately 718,245 of which were vested and exercisable. The board of directors has approved the grant to Raja Parvez of an option to purchase 107,692 shares of common stock and additional grants to other key employees of options to purchase an aggregate of 100,000 shares of common stock, in each case effective upon the closing of this offering and at an exercise price equal to the initial public offering price. These conditional grants are being made under our 2007 Stock Incentive Plan. As of September 30, 2007, we had 24,663 outstanding options to purchase common stock, which were issued pursuant to stock option agreements as compensation to board members and board advisors,

Shares eligible for future sale

19,182 of which were vested. Immediately after the completion of this offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock reserved for future issuance under the 2001 Equity Plan, the 2007 Stock Incentive Plan and the options to purchase shares of common stock issued to board members and board advisors pursuant to stock option agreements. On the date which is 180 days after the effective date of this offering, a total of approximately 837,543 shares of common stock subject to outstanding options will be vested and exercisable. After the effective date of the registration statements on Form S-8, shares purchased under the 2001 Equity Plan and the 2007 Stock Incentive Plan and shares issued pursuant to option agreements to board members and board advisors generally will be available for resale in the public market.

RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including an affiliate, would be entitled to sell in “broker’s transactions” or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

➢	1% of the number of shares of our common stock then outstanding, which will equal approximately 193,914 shares immediately after this offering; or

➢	the average weekly trading volume in our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are generally subject to the availability of current public information about us.

RULE 144(k)

Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the completion of this offering.

RULE 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information and volume limitation provisions of Rule 144.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

REGISTRATION RIGHTS

Upon completion of this offering, the holders of at least 12,201,629 shares of our common stock have certain rights with respect to the registration of such shares under the Securities Act. See “Description of capital stock—Registration rights.” Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable.

Certain material US federal tax considerations for non-US holders

The following discussion is a general summary of certain material US federal income and estate tax consequences of the ownership and disposition of our common stock applicable to “Non-US Holders.” As used herein, a Non-US Holder means a beneficial owner of our common stock that will hold shares of our common stock as capital assets (ie, generally, for investment), and, for US federal income tax purposes, is not a partnership or any of the following:

➢	an individual who is a citizen or resident of the United States;

➢	a corporation (or other business entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

➢	an estate the income of which is includible in gross income for US federal income tax purposes regardless of source; or

➢

a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more US persons, or (ii) otherwise has elected to be treated as a US domestic trust.

If a partnership or other pass-through entity holds shares of our common stock, the US federal income tax treatment of a partner in the partnership or owner of the pass-through entity generally will depend on the status of the partner and the activities of the partnership or other pass-through entity. Accordingly, partnerships and pass-through entities that hold our common stock and partners or owners of such partnerships or pass-through entities, as applicable, should consult their own tax advisors.

This summary does not consider specific facts and circumstances that may be relevant to a particular Non-US Holder’s tax position and does not consider US state, local or non-US tax consequences. It also does not consider Non-US Holders subject to special tax treatment under the US federal income tax laws (including partnerships or other pass-through entities and their beneficial owners, banks, financial institutions and insurance companies, dealers and traders in securities, persons that hold our common stock as part of a “straddle”, “hedge”, “conversion transaction” or other integrated or risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid US federal income tax, foreign tax-exempt organizations, former US citizens or residents and persons who hold or receive common stock as compensation). This summary is based on provisions of the US Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative pronouncements of the US Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.

This summary is included herein as general information only. Accordingly, each prospective Non-US Holder should consult its own tax advisors with respect to the US federal, state, local and non-US income, estate and other tax consequences of holding and disposing of our common stock.

US trade or business income

For purposes of this discussion, dividend income and gain on the sale or other taxable disposition of our common stock will be considered to be “US trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-US Holder of a trade or business within the United States and (ii) in the case of a Non-US Holder that is eligible for the benefits of an income tax treaty with the United States, if required by the income tax treaty, attributable to a permanent establishment (or, for

Certain material US federal tax considerations for non-US holders an individual, a fixed base) maintained by the Non-US Holder in the United States. Generally, US trade or business income is not subject to US federal withholding tax (provided the Non-US Holder complies with applicable certification and disclosure requirements); instead, US trade or business income is subject to US federal income tax on a net income basis at regular US federal income tax rates in the same manner as is applicable to a US person. Any US trade or business income derived by a Non-US Holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Dividends

Distributions of cash or property that we pay will constitute dividends for US federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under US federal income tax principles). A Non-US Holder generally will be subject to US federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on the gross amount of any dividends received in respect of our common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-US Holder’s tax basis in our common stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of US federal withholding tax under an applicable income tax treaty, a Non-US Holder will be required to provide a properly completed and executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. A Non-US Holder of our common stock that is eligible for a reduced rate of US federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. A Non-US Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty. The US federal withholding tax does not apply to dividends that are US trade or business income, as defined above, of a Non-US Holder who provides a properly completed and executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-US Holder’s conduct of a trade or business within the United States.

Dispositions of our common stock

A Non-US Holder generally will not be subject to US federal income or withholding tax in respect of any gain on a sale or other disposition of our common stock unless:

➢	the gain is US trade or business income, as defined above;

➢

the Non-US Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by US source capital losses, generally will be subject to a flat 30% US federal income tax); or

➢

are or have been a “US real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-US Holder’s holding period for our common stock.

We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurances can be provided in this regard.

US federal estate taxes

Shares of our common stock owned or treated as owned by an individual who is not a US person (as defined for US federal estate tax purposes) at the time of death will be included in the individual’s gross estate for US federal estate tax purposes, and may be subject to US federal estate tax, unless an applicable estate tax treaty provides otherwise.

Certain material US federal tax considerations for non-US holders

Information reporting and backup withholding requirements

We must annually report to the IRS any dividend income that is subject to US federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-US Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-US Holder of our common stock generally will be exempt from backup withholding if the Non-US Holder provides a properly-executed IRS Form W-8BEN or otherwise establishes an exemption. The payment of the proceeds from the disposition of our common stock to or through the US office of any broker, US or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-US status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a US person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of common stock to or through a non-US office of a non-US broker generally will not be subject to information reporting or backup withholding unless the non-US broker has certain types of relationships with the United States (a “US related person”). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-US office of a broker that is either a US person or a US related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-US Holder and the broker has no knowledge to the contrary. Non-US Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-US Holder will be refunded or credited against the Non-US Holder’s US federal income tax liability, if any, if the Non-US Holder timely provides the required information to the IRS.

The preceding discussion of certain material US federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisors regarding the particular US federal, state, local and foreign tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

Underwriting

We and the selling stockholders are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC is the representative of the underwriters and the sole book-running manager of this offering. We and the selling stockholders have entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares
UBS Securities LLC
Canaccord Adams Inc.
CIBC World Markets Corp.
Janney Montgomery Scott LLC

Total	6,700,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ overallotment option described below.

Our common stock and the common stock of the selling stockholders are offered subject to a number of conditions, including:

➢	receipt and acceptance of our common stock by the underwriters; and

➢	the underwriters’ right to reject orders in whole or in part.

We have been advised by the representative that the underwriters intend to make a market in our common stock, but they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Sales of shares made outside of the United States may be made by affiliates of the underwriters.

OVERALLOTMENT OPTION

We have granted the underwriters an option to buy up to 1,005,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a

Underwriting

discount of up to $             per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will bear any risk associated with changing the offering price to the public or other selling terms. The representative of the underwriters has informed us that it does not expect discretionary sales to exceed             % of the shares of common stock to be offered.

The following table shows the per share and total underwriting discounts and commissions we and the selling stockholders will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,005,000 shares from us:

	Paid by us		Paid by selling stockholders		Total
	No exercise	Full exercise	No exercise	Full exercise	No exercise	Full exercise
Per share	$	$	$	$	$	$
Total	$	$	$	$	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $             million.

NO SALES OF SIMILAR SECURITIES

We, our executive officers and directors, and substantially all of our existing security holders have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or warrants or other rights to purchase our common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, UBS Securities LLC may, in its sole discretion, release some or all of the securities from these lock-up agreements.

If, during the period that begins on the date that is 15 calendar days plus three business days before the last day of the 180-day lock-up period and ends on the last day of the 180-day lock-up period:

➢	we issue an earnings release;

➢	material news or a material event relating to us occurs; or

➢	prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day lock-up period,

then the 180-day lock-up period will be extended until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs.

INDEMNIFICATION AND CONTRIBUTION

We and the selling stockholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we or the selling stockholders

Underwriting

are unable to provide this indemnification, we and the selling stockholders will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

NASDAQ GLOBAL MARKET QUOTATION

Our common stock has been approved for listing on the NASDAQ Global Market under the trading symbol “RBCN.”

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales”, which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked short sales”, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the overallotment option.

Naked short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Underwriting

DETERMINATION OF OFFERING PRICE

Prior to this offering, there was no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representative of the underwriters. The principal factors to be considered in determining the initial public offering price include:

➢	the information set forth in this prospectus and otherwise available to the representative;

➢	our history and prospects and the history of, and prospectus for, the industry in which we compete;

➢	our past and present financial performance and an assessment of our management;

➢	our prospects for future earnings and the present state of our development;

➢	the general condition of the securities markets at the time of this offering;

➢	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

➢	other factors deemed relevant by the underwriters and us.

DIRECTED SHARE PROGRAM

At our request, certain of the underwriters have reserved up to 5% of the common stock being offered by this prospectus for sale at the initial offering price to our officers, directors, employees and consultants and other persons having a relationship with us, as designated by us. The sales will be made by UBS Financial Services Inc., an affiliate of UBS Securities LLC, through a directed share program. We do not know whether these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any directed share participants purchasing at least $100,000 of these reserved shares will be subject to the restrictions described in “—No sales of similar securities” above.

AFFILIATIONS

Certain of the underwriters and their affiliates have in the past provided and may from time to time provide certain commercial banking, financial advisory, investment banking and other services for us for which they were and will be entitled to receive separate fees. In addition, Janney Montgomery Scott LLC owns one-third of the limited partnership interests of Co-Invest Management L.P., which is the general partner of one of our principal stockholders, The Co-Investment 2000 Fund, L.P.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Notice to investors

CANADA

The underwriters have not offered or sold, and will not offer or sell, any of our common stock, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof. The underwriters will ensure that any offer or sale of our common stock in Canada will be made only (a) in accordance with an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and (b) by a dealer duly registered under the applicable securities laws of that province or territory or in circumstances where an exemption from the applicable registered dealer requirements is available and will send to any dealer who purchases from it any of our common stock a notice stating in substance that, by purchasing such common stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such common stock in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of our common stock in Canada will be made only (a) in accordance with an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and (b) by a dealer duly registered under the applicable securities laws of that province or territory or in circumstances where an exemption from the applicable registered dealer requirements is available, and that such dealer will deliver to any other dealer to whom it sells any of such common stock a notice containing substantially the same statement as is contained in this sentence. The underwriters have also agreed to comply with all applicable laws and regulations, and make or obtain all necessary filings, consents or approvals, in each Canadian jurisdiction in which they purchase, offer, sell or deliver our common stock (including, without limitation, any applicable requirements relating to the delivery of this prospectus), in each case, at their own expense. In connection with sales of and offers to sell our common stock made by them, the underwriters will either furnish to each Canadian Person to whom any such sale or offer is made a copy of the then current prospectus, or inform such person that such prospectus will be made available upon request, and will keep an accurate record of the names and addresses of all persons to whom they give copies of this prospectus, or any amendment or supplement to this prospectus; and when furnished with any subsequent amendment to this prospectus, any subsequent prospectus or any medium outlining changes in this prospectus, the underwriters will promptly forward copies thereof to such persons or inform such persons that such amendment, subsequent prospectus or other medium will be made available upon request.

“Canadian Person” means any national or resident of Canada (other than an individual resident in a Canadian province or territory where such individual is prohibited from purchasing securities under local provincial and territorial securities laws), or any corporation, person, profit-sharing or other trust or other entity organized under the laws of Canada or of any political subdivision thereof (other than a branch located outside Canada of any or Canadian Person), and includes any Canadian branch of a person who is otherwise not a Canadian Person.

EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, our common stock will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our common stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member

Notice to investors

State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, our common stock may be offered to the public in that Relevant Member State at any time:

➢	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

➢

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43 million and (3) an annual net turnover of more than €50 million, as shown in its last annual or consolidated accounts; or

➢	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below.

UNITED KINGDOM

Our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom. In addition, each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limiting the other restrictions referred to herein, this prospectus is directed only at (i) persons outside the United Kingdom, (ii) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (iii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limiting the other restrictions referred to herein, investments or investment activity to which this prospectus relates is available only to, and will be engaged in only with, such persons. Persons within the United Kingdom who receive this communication (other than persons who fall within (ii) or (iii) above) should not rely or act upon this communication.

FRANCE

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of our common stock that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on

Notice to investors

the European Economic Area and notified to the Autorité des marchés financiers; no common stock has been offered or sold or will be offered or sold, directly or indirectly, to the public in France except to permitted investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree N7 2004-1019 of September 28, 2004 and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus or any other materials related to the offering or information contained therein relating to our common stock has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any common stock acquired by any Permitted Investors may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder.

ITALY

The offering of shares of our common stock has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, or the CONSOB) pursuant to Italian securities legislation and, accordingly, shares of our common stock may not and will not be offered, sold or delivered, nor may or will copies of this prospectus or any other documents relating to shares of our common stock or the offering be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended, or Regulation No. 11522.

Any offer, sale or delivery of shares of our common stock or distribution of copies of this prospectus or any other document relating to shares of our common stock or the offering in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended, or the Italian Banking Law, Legislative Decree No. 58 of February 24, 1998, as amended, Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirements or limitations which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing shares of our common stock in the offering is solely responsible for ensuring that any offer or resale of shares of common stock that it purchased in the offering complies with applicable laws and regulations.

This prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party residing or located in Italy for any reason. No person residing or located in Italy other than the original recipients of this document may rely on it or its content.

In addition to the above (which shall continue to apply to the extent not inconsistent with the implementing measures of the Prospective Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions, warranties and representations set out under the heading “European Economic Area” above shall apply to Italy.

Notice to investors

GERMANY

Shares of our common stock may not be offered, sold, publicly promoted, or advertised by any underwriter in the Federal Republic of Germany other than in compliance with the provisions of the German Securities Prospectus Act (Wertpapierprospektgesetz—WpPG) of June 22, 2005, as amended, and with any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities.

SPAIN

Neither the common stock nor this prospectus have been approved or registered in the administrative registries of the Spanish National Securities Exchange Commission (Comisión Nacional del Mercado de Valores). Accordingly, our common stock may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of articles 30bis of the Spanish Securities Markets Law of 28 July 1988 (Ley 24/1988, de 28 de Julio, del Mercado de Valores), as amended and restated, and supplemental rules enacted thereunder.

SWEDEN

This is not a prospectus under and has not been prepared in accordance with the prospectus requirements provided in the Swedish Financial Instruments Trading Act [lagen (1991:980) om handel med finasiella instrument] or any other Swedish enactment. Neither the Swedish Financial Supervisory Authority nor any other Swedish public body has examined, approved or registered this document.

SWITZERLAND

The common stock may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus nor any other solicitation for investments in our common stock may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus may not be copied, reproduced, distributed or passed on to others without the underwriters’ prior written consent. This prospectus is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common stock on any Swiss stock exchange or other Swiss regulated market and this prospectus may not comply with the information required under the relevant listing rules. The common stock offered hereby has not and will not be registered with the Swiss Federal Banking Commission and has not and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our common stock.

Legal matters

The validity of the shares of common stock offered by this prospectus will be passed upon for us by McGuireWoods LLP, Chicago, Illinois. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas and Palo Alto, California, is representing the underwriters in this offering.

Experts

The financial statements as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of Grant Thornton LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find additional information

We have filed with the SEC a registration statement on Form S-1 (File Number 333-145880) under the Securities Act with respect to the shares of common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the closing of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, District of Columbia, 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, District of Columbia, 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

Rubicon Technology, Inc.

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Rubicon Technology, Inc.

We have audited the accompanying balance sheets of Rubicon Technology, Inc. (the Company) as of December 31, 2005 and 2006, and the related statements of operations, redeemable equity and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.” In addition, as discussed in Note 1, effective January 1, 2006, the Company adopted Financial Accounting Standards Board Staff Position 150-5, “Issuer’s Accounting Under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable.”

As discussed in Note 12, the accompanying 2004, 2005 and 2006 statements of redeemable equity and stockholders’ equity (deficit) and balance sheets as of December 31, 2005 and 2006 have been restated.

/s/ Grant Thornton LLP

Chicago, Illinois

September 4, 2007 (except for Note 12, as to which the date is October 30, 2007)

Rubicon Technology, Inc.

Balance sheets

	As of December 31,		Pro forma stockholders’ equity at December 31, 2006 (Note 1)
	2005 (Restated— see Note 12)	2006 (Restated— see Note 12)
			(unaudited)
	(in thousands, other than share data)
Assets
Cash and cash equivalents	$1,466	$3,638
Restricted cash	5	19
Accounts receivable, net	2,096	2,925
Inventories, net	3,033	1,631
Spare parts	753	806
Prepaid expenses and other current assets	576	681

Total current assets	7,929	9,700
Property and equipment, net	20,878	19,263
Other assets	78	57

Total assets	$28,885	$29,020

Liabilities, redeemable equity and stockholders’ equity (deficit)
Accounts payable	$820	$1,481
Current maturities of long-term debt	1,055	1,972
Current maturities of capital lease obligations	201	251
Lines of credit, net of unamortized discount	1,128	973
Accrued payroll	338	756
Accrued and other current liabilities	787	882
Convertible preferred stock warrant liability	—	3,773	—

Total current liabilities	4,329	10,088
Long-term debt and capital lease obligations, less current maturities	4,741	2,628
Other liabilities	23	—

Total liabilities	9,093	12,716

Commitments and contingencies (Note 9)
Redeemable equity
Redeemable convertible preferred stock, $0.001 par value, 129,894,744 and 139,785,871 shares authorized at December 31, 2005 and 2006; 76,351,521 and 96,270,146 shares issued and outstanding at December 31, 2005 and 2006; liquidation amount: $78,875 and $92,823 at December 31, 2005 and 2006; pro forma: preferred stock, $0.001 par value; no shares authorized, issued or outstanding	59,365	93,897	—

Stockholders’ equity (deficit)
Preferred stock, pro forma $0.001 par value, 5,000,000 undesignated shares authorized, no shares issued or outstanding
Common stock, $0.001 par value, 85,000,000 shares authorized and 249,298 and 252,183 shares issued and outstanding at December 31, 2005 and 2006; pro forma $0.001 par value, 75,000,000 shares authorized, 12,848,983 shares issued and outstanding	3	3	11
Additional paid-in capital—as restated	17,334	—	97,662
Accumulated deficit—as restated	(56,910)	(77,596)	(77,596)

Total stockholders’ equity (deficit)	(39,573)	(77,593)	20,077

Total liabilities, redeemable equity and stockholders’ equity (deficit)	$28,885	$29,020

The accompanying notes are an integral part of these statements.

Rubicon Technology, Inc.

Statements of operations

	Year ended December 31,
	2004	2005	2006
	(in thousands, other than share and per share data)
Revenue	$16,043	$16,315	$20,752
Cost of goods sold	14,815	18,508	18,885

Gross profit (loss)	1,228	(2,193)	1,867
Operating expenses:
General and administrative	3,029	4,688	3,298
Sales and marketing	1,586	1,266	1,062
Research and development	922	861	679
Asset impairment	—	—	933
Loss on disposal of assets	—	383	42

Loss from operations	(4,309)	(9,391)	(4,147)

Other income (expense):
Change in carrying value of convertible preferred stock warrants	—	—	(1,962)
Interest income	6	14	5
Interest expense	(1,058)	(2,749)	(1,315)

Total other income (expense)	(1,052)	(2,735)	(3,272)

Loss before cumulative effect of change in accounting principle	(5,361)	(12,126)	(7,419)
Cumulative effect of change in accounting principle	—	—	(221)

Net loss	(5,361)	(12,126)	(7,640)
Dividends on preferred stock	(2,631)	(3,924)	(5,563)
Accretion of redeemable preferred stock	(2,681)	4,404	(23,416)

Net loss attributable to common stockholders	$(10,673)	$(11,646)	$(36,619)

Net loss per common share attributable to common stockholders,
basic and diluted	$(46.79)	$(47.52)	$(146.57)

Weighted average common shares outstanding used in computing net loss per share attributable to common stockholders,
basic and diluted	228,124	245,073	249,843

Pro forma:

Pro forma basic and diluted net loss per share			$(0.59)

Shares used to compute pro forma basic and diluted net loss per share			12,846,643

The accompanying notes are an integral part of these statements.

Rubicon Technology, Inc.

Statements of redeemable equity and stockholders’ equity (deficit)

	Redeemable equity		Stockholders’ equity (deficit)
	Redeemable convertible preferred stock (Note 5)		Common stock		Additional paid-in capital (Restated— see Note 12)	Accumulated deficit (Restated— see Note 12)	Total stockholders’ equity (deficit)
	Shares	Amount	Shares	Amount
			(in thousands other than share data)
Balance at December 31, 2003 (Restated—see Note 12)	27,415,440	$29,973	228,077	$3	$20,216	$(39,423)	$(19,204)
Sale of Series C preferred stock	16,049,570	12,142	—	—	—	—	—
Exercise of stock options	—	—	58	—	—	—	—
Dividends on preferred stock (Restated—see Note 12)	—	2,631	—	—	(2,631)	—	(2,631)
Accretion of preferred stock to redemption value (Restated—see Note 12)	—	2,681	—	—	(2,681)	—	(2,681)
Net loss	—	—	—	—	—	(5,361)	(5,361)

Balance at December 31, 2004 (Restated—see Note 12)	43,465,010	47,427	228,135	3	14,904	(44,784)	(29,877)
Sale of Series D preferred stock	6,123,619	4,982	—	—	—	—	—
Sale of Series E preferred stock	26,762,892	7,436	—	—	—	—	—
Exercise of stock options	—	—	21,163	—	39	—	39
Issuance of warrants in conjunction with the procurement of loans	—	—	—	—	1,233	—	1,233
Beneficial conversion feature	—	—	—	—	678	—	678
Dividends on preferred stock (Restated—see Note 12)	—	3,924	—	—	(3,924)	—	(3,924)
Accretion of preferred stock to redemption value (Restated—see Note 12)	—	(4,404)	—	—	4,404	—	4,404
Net loss	—	—	—	—	—	(12,126)	(12,126)

Balance at December 31, 2005 (Restated—see Note 12)	76,351,521	59,365	249,298	3	17,334	(56,910)	(39,573)
Sale of Series E preferred stock	19,918,625	5,553	—	—	—	—	—
Exercise of stock options	—	—	2,885	—	14	—	14
Reclassification of warrants to liability	—	—	—	—	(1,477)	—	(1,477)
Stock-based compensation	—	—	—	—	62	—	62
Dividends on preferred stock (Restated—see Note 12)	—	5,563	—	—	(5,563)	—	(5,563)
Accretion of preferred stock to redemption value (Restated—see Note 12)	—	23,416	—	—	(10,370)	(13,046)	(23,416)
Net loss	—	—	—	—	—	(7,640)	(7,640)

Balance at December 31, 2006 (Restated—see Note 12)	96,270,146	$93,897	252,183	$3	$—	$(77,596)	$(77,593)

The accompanying notes are an integral part of these statements.

Rubicon Technology, Inc.

Statements of cash flows

	Year ended December 31,
	2004	2005	2006
	(in thousands)
Cash flows from operating activities
Net loss	$(5,361)	$(12,126)	$(7,640)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	1,996	3,068	3,091
Amortization of financing costs	371	225	17
Net loss on disposal of equipment	—	383	42
Asset impairment	—	—	933
Change in carrying value of convertible stock warrants	—	—	2,183
Stock-based compensation	—	—	62
Warrants issued for services	—	—	32
Interest expense related to accretion	16	1,494	352
Changes in operating assets and liabilities:
Accounts receivable	(835)	466	(829)
Inventories	827	(1,572)	1,402
Spare parts	(263)	(293)	(53)
Prepaid expenses and other current assets	335	167	(84)
Accounts payable	881	(1,233)	661
Accrued payroll	77	85	418
Accrued and other current liabilities	(112)	(75)	72

Net cash provided (used in) operating activities	(2,068)	(9,411)	659

Cash flows from investing activities
Purchases of property and equipment	(8,664)	(4,141)	(2,373)
Proceeds from disposal of assets	—	—	45

Net cash used in investing activities	(8,664)	(4,141)	(2,328)

Cash flows from financing activities
Proceeds from sale of preferred stock	12,142	4,918	5,553
Proceeds from exercise of options	—	39	14
Restricted cash	43	—	(14)
Proceeds from line of credit	3,890	3,120	1,430
Payments on line of credit	(2,435)	(4,036)	(1,596)
Payments on capital lease	(848)	(826)	(225)
Borrowings from preferred stockholders	—	7,500	—
Proceeds from issuance of long-term debt	2,510	4,000	—
Payments on long-term debt	(2,830)	(3,645)	(1,321)

Net cash provided by financing activities	12,472	11,070	3,841

Net (decrease) increase in cash and cash equivalents	1,740	(2,482)	2,172
Cash and cash equivalents, beginning of year	2,208	3,948	1,466

Cash and cash equivalents, end of year	$3,948	$1,466	$3,638

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$1,067	$1,178	$867
Supplemental disclosures of non-cash transactions
Capital assets acquired for capital lease obligations	829	400	123
Warrants issued with debt instruments	—	1,233	—
Conversion of debt to preferred stock	—	7,500	—
Reclassification of preferred stock warrants to liability	—	—	1,477

The accompanying notes are an integral part of these statements.

Rubicon Technology, Inc.

Notes to financial statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

Rubicon Technology, Inc., a Delaware corporation (the “Company”), is an electronic materials provider that develops, manufactures and sells monocrystalline sapphire and other innovative crystalline products for LEDs, RFICs, blue laser diodes, optoelectronics and other optical applications. The Company maintains its operating facilities in the Chicago metropolitan area.

A summary of the Company’s significant accounting policies applied in the preparation of the accompanying financial statements follows.

Pro forma stockholders’ equity (deficit)

Holders of more than 50% of the outstanding shares of each series of preferred stock can require mandatory conversion of such series of preferred stock into common stock at any time. In addition, upon the closing of an initial public offering (“IPO”), all of the outstanding shares of Series A, B, B-2, C, C-2, D, D-2, and E preferred stock shall automatically be converted into shares of common stock, if the aggregate proceeds of the IPO are $25 million or greater (prior to deduction of any underwriting discount or other expenses and including proceeds received by the Company upon exercise of any overallotment by the underwriters) and if the common stock price is not less than $65.00 per share (as ratably adjusted to reflect any stock splits, subdivisions or combinations affecting the common stock). The December 31, 2006 pro forma stockholders’ equity (deficit) has been prepared assuming the conversion of Series A, B, B-2, C, C-2, D, D-2 and E preferred stock outstanding and related dividends into approximately 12,596,800 common shares as of December 31, 2006. Preferred stock warrants that do not net exercise on the closing of an initial public offering will convert into warrants to purchase shares of common stock at the applicable conversion rate of the related series of preferred stock. The convertible preferred stock warrant liability recorded at the closing of the IPO will be reclassified to additional paid-in capital.

Reverse stock split

All prior period common stock amounts have been retroactively adjusted to reflect a 1 for 13 reverse stock split effective August 30, 2007. As a result of this common stock split there was an automatic change in the conversion prices of all series of preferred stock and their related dividend conversion rates at the same 1 for 13 ratio.

Cash and cash equivalents

The Company considers all unrestricted highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents primarily consist of time deposits with banks.

Restricted cash

At December 31, 2005 and 2006, in connection with certain credit agreements, the Company is required to maintain $5,000 and $15,781 of restricted certificates of deposit. At December 31, 2006, the Company held $3,654 of employee funds as part of a flexible spending program.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

Accounts receivable

The majority of the Company’s accounts receivable are due from manufacturers, primarily in the sapphire substrate polishing business, serving the LED industry. Credit is extended based on an evaluation of the customers’ financial condition. Accounts receivable are due based on contract terms and at stated amounts due from customers, net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time past due, the customer’s current ability to pay and the condition of the general economy and industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

The following table shows the activity of the allowance for doubtful accounts:

	Year ended December 31,
	2005	2006
Beginning balance	$11,523	$212,983
Charges (credits) to costs and expenses	201,547	(44,702)
Accounts charged off, less recoveries	(87)	(21,821)

Ending balance	$212,983	$146,460

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method, and includes materials, labor and overhead. The Company reduces the carrying value of its inventories for differences between the cost and the estimated net realizable value, taking into account usage, expected demand, technological obsolescence and other information. Inventories are composed of the following:

	As of December 31,
	2005	2006
Raw materials	$223,048	$461,257
Work in progress	2,881,500	1,638,742
Finished goods	88,490	111,550

	3,193,038	2,211,549
Reserve for obsolescence and realization	(159,770)	(580,244)

	$3,033,268	$1,631,305

The following table shows the activity of the obsolescence and realization reserve:

	Year ended December 31,
	2005	2006
Beginning balance	$40,000	$159,770
Charges to costs and expenses	119,770	420,474

Ending balance	$159,770	$580,244

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

Property and equipment

Property and equipment consisted of the following:

	As of December 31,
	2005	2006
Machinery, equipment and tooling	$22,600,844	$23,161,219
Leasehold improvements	3,064,967	3,045,089
Furniture and fixtures	748,376	707,813
Information systems	541,827	545,983
Construction in progress	1,198,621	1,923,475

Total cost	28,154,635	29,383,579
Accumulated depreciation and amortization	(7,276,261)	(10,120,621)

Property and equipment, net	$20,878,374	$19,262,958

Property and equipment are carried at cost and depreciated over their estimated useful lives using the straight-line method. The cost of maintenance and repairs is charged to expense as incurred. Significant renewals and improvements are capitalized. Depreciation and amortization expense associated with property and equipment was $1,995,708, $3,067,730 and $3,091,043 for the years ended December 31, 2004, 2005 and 2006.

Construction in progress includes costs associated with the construction of furnaces and deposits made on equipment purchases. Interest costs capitalized were not significant for the years ended December 31, 2004, 2005 and 2006.

The estimated useful lives are as follows:

Asset description	Life
Machinery, equipment and tooling	5-10 years
Leasehold improvements	Lesser of life of lease or economic life
Furniture and fixtures	7 years
Information systems	3 years

The cost of property and equipment included above subject to capital leases was $838,827 and $536,724 at December 31, 2005 and 2006. Accumulated depreciation on these assets was $88,140 and $70,447 at December 31, 2005 and 2006.

Asset impairment

In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment on Disposal of Long-lived Assets”, property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. An impairment loss of $933,000 was recorded on long-lived assets removed from service during the year ended December 31, 2006. There were no impairment losses on long-lived assets for the years ended December 31, 2004 and 2005.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

Warranty cost

The Company’s sales terms include a warranty that its products will meet certain specifications and is based on terms that are generally accepted in the marketplace. The Company records a current liability for the expected cost of warranty-related claims at the time of sale. Prior to 2005, warranty costs were immaterial and were not accrued for. The following table presents changes in the Company’s product warranty liability for the years ended December 31:

	2005	2006
	(in thousands)
Balance, beginning of period	$—	$50
Charged to cost of sales	420	352
Actual product warranty expenditures	(370)	(332)

Balance, end of period	$50	$70

Fair value of financial instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt. The carrying values of these assets and liabilities approximate their fair values due to the short-term nature of these instruments at December 31, 2005 and 2006.

Concentration of credit risks and other risks and uncertainties

Financial instruments that could potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. At December 31, 2005 and 2006, the Company had $1,371,206 and $3,557,394 on deposit at a financial institution in excess of amounts insured by the Federal Deposit Insurance Corporation. The Company performs periodic evaluation of this institution for relative credit standing. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant risk of loss on these balances.

The Company currently depends on a small number of suppliers for certain raw materials, components, services and equipment, including key materials such as aluminum oxide and certain furnace components. If the supply of these components were to be disrupted or terminated, or if these suppliers were unable to supply the quantities of raw materials required, the Company may have difficulty in finding or may be unable to find alternative sources for these items. As a result, the Company may be unable to meet the demand for its products, which could have a material adverse impact on the Company.

Concentration of credit risk related to revenue and trade receivables is discussed in Note 3 below.

Revenue recognition

The Company recognizes revenue from product sales when earned in accordance with Staff Accounting Bulletin, (“SAB”), No. 104, “Revenue Recognition.” Revenue is recognized when, and if, evidence of an arrangement is obtained and the other criteria to support revenue recognition are met, including:

➢

Persuasive evidence of an arrangement exists.    The Company requires evidence of a purchase order with the customer specifying the terms and specifications of the product to be delivered, typically in the form of a signed quotation or purchase order from the customer.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

➢	Title has passed and the product has been delivered. Title passage and product delivery generally occur when the product is delivered to a common carrier.

➢

The price is fixed or determinable.    All terms are fixed in the signed quotation or purchase order received from the customer. The purchase orders do not contain rights of cancellation, return, exchange or refund.

➢

Collection of the resulting receivable is reasonably assured.    The Company’s standard arrangement with customers includes 30 day payment terms. Customers are subject to a credit review process that evaluates the customers’ financial position and their ability to pay. Collectibility is determined by considering the length of time the customer has been in business and history of collections. If it is determined that collection is not probable, no product is shipped and no revenue is recognized unless cash is received in advance.

The Company does not provide maintenance or other services and we do not have sales that involve multiple elements or deliverables as defined under Emerging Issues Task Force Issue (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

Shipping and handling costs

In accordance with EITF 00-10, “Accounting for Shipping and Handling Fees and Costs”, the Company records costs incurred in connection with shipping and handling products as cost of goods sold. Amounts billed to customers in connection with these costs are included in revenue and are not material for any of the periods presented in the accompanying financial statements.

Stock-based compensation

Prior to January 1, 2006, the Company accounted for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), Financial Accounting Standards Board’s (“FASB”) Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25” (“FIN 44”) and FIN 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans”, and had adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS 148”).

Effective January 1, 2006, the Company adopted SFAS 123(R), “Share-Based Payment” (“SFAS 123R”), which revised SFAS 123, and supersedes APB 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be measured at fair value and expensed in the statements of operations over the service period (generally the vesting period) of the grant. Upon adoption, the Company transitioned to SFAS 123R using the prospective transition method, under which only new awards (or awards modified, repurchased, or cancelled after the effective date) are accounted for under the provisions of SFAS 123R and expense is only recognized in the consolidated statements of operations beginning with the first period that SFAS 123R is effective and continuing to be expensed thereafter. See Note 6 for further disclosure related to SFAS 123R.

Research and development

Research and development costs are expensed as incurred. Research and development expense was $921,814, $860,629 and $679,379 in 2004, 2005 and 2006.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

Accounting for uncertainty in income taxes

In July 2006, the FASB issued FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109”, which became effective for the Company on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the provisions of FIN 48 on January 1, 2007. The total amount of unrecognized tax benefits as of the date of adoption was not significant. As such, there are no unrecognized tax benefits included in the balance sheet that would, if recognized, affect the effective tax rate.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accruals for interest and penalties as of December 31, 2005 and 2006, and has not recognized any interest or penalties in expense for the years ended December 31, 2005 and 2006. The Company is subject to taxation in the US and various state jurisdictions. Due to the existence of net operating loss carryforwards, all tax years are open to examination by tax authorities.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

Deferred tax assets and liabilities are provided for temporary differences between financial reporting and income tax bases of assets and liabilities, and are measured using the enacted tax rates and laws expected to be in effect when the differences will reverse. Deferred income taxes also arise from the future benefits of net operating loss carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A valuation allowance equal to 100% of the net deferred tax assets has been recognized due to uncertainty regarding the future realization of these assets.

Other comprehensive income

Other comprehensive income refers to revenue, expenses, gains and losses that, under US GAAP, are included in other comprehensive income (loss), but are excluded from net income (loss), as these amounts are recorded directly as an adjustment to stockholders’ equity, net of tax. The Company’s net income (loss) is the same as other comprehensive income (loss) for the years ended December 31, 2004, 2005 and 2006.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

Convertible preferred stock warrant liability

Effective January 1, 2006, the Company adopted FASB Staff Position (“FSP”) 150-5, “Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable.” FSP 150-5 requires the Company to classify its outstanding preferred stock warrants as liabilities as the warrants are exercisable into redeemable preferred shares. The fair value of warrants classified as liabilities is adjusted for changes in fair value at each reporting period, and the corresponding non-cash gain or loss is recorded in current period earnings. The Company’s management determined the fair value of the preferred stock warrants at January 1, 2006 and at each subsequent reporting date. The methodology used to value the warrants was a Black-Scholes option-pricing model. The determination of the fair value using this model will be affected by assumptions regarding a number of complex and subjective variables. These variables include expected stock volatility over the contractual term of the warrants, risk-free interest rates, and the estimated fair value of the underlying preferred stock. The contractual term used was equal to the remaining contractual term of the warrants. The volatility was based on an analysis of a peer group of public companies. Historical price volatilities of these companies were evaluated over a period of time equal to the contractual term of the warrants. The risk-free interest rates were based on US Treasury zero-coupon rates in effect at each reporting period with terms consistent with the remaining contractual term of the warrants. The fair value of the underlying preferred stock at January 1, 2006 and at each subsequent reporting date was determined based upon management’s valuation of the Company using market and income approaches and utilizing an option pricing methodology to allocate the Company valuation to each equity security. The allocated valuation amounts were then probability weighted as prescribed by the AICPA Practice Aid “Valuation of Privately-Held-Company Equity Securities Issued as Compensation” based upon management’s best estimates of an initial public offering or remaining private.

Redeemable convertible preferred stock

The Company has issued various series of preferred stock. The holders of Series A, B, B-2, C, C-2, D, D-2, and E preferred stock have the option to sell their shares back to the Company at the greater of the original purchase price plus accrued and unpaid dividends, or the current fair market value of the shares plus accrued and unpaid dividends. As a result, the carrying value of the preferred stock has been increased by an accretion amount each period so that the carrying amounts will equal the greater of fair value plus accrued and unpaid dividends or the original cost plus accrued and unpaid dividends value for the Series A, B, B-2, C, C-2, D, D-2, and E preferred stock. The accreted amounts have been revised to record the accretion to additional paid-in capital, if any, and then to accumulated deficit. The option to sell and the related accretion of the preferred shares terminate upon the occurrence of a qualified public offering.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

Net loss per common share attributable to common stockholders

Net loss per share of common stock is as follows for the years ended December 31, 2004, 2005 and 2006:

	Year Ended December 31,
	2004	2005	2006
Net loss per common share:
Basic and diluted:
Loss before cumulative effect of change in accounting principle	$(23.50)	$(49.48)	$(29.69)
Cumulative effect of change in accounting principle	—	—	(0.89)

Net loss	$(23.50)	$(49.48)	$(30.58)

Net loss attributable to common stockholders	$(46.79)	$(47.52)	$(146.57)

Weighted average common shares outstanding used in:
Basic and diluted	228,124	245,073	249,843

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted-average number of dilutive common shares outstanding during the period. Dilutive shares outstanding are calculated by adding to the weighted shares outstanding any common stock equivalents from redeemable preferred stock, outstanding stock options and warrants based on the treasury stock method.

Diluted net loss and net loss attributable to common stockholders per share is the same as basic net loss attributable to common stockholders per share in the years ended December 31, 2004, 2005 and 2006, since the effects of potentially dilutive securities are anti-dilutive.

The number of anti-dilutive shares excluded from the calculation of diluted net loss per share is as follows as of December 31:

	As of December 31,
	2004	2005	2006
Preferred stock	43,465,010	76,351,521	96,270,146
Warrants	2,466,131	8,816,041	9,378,628
Stock options	637,164	557,597	1,096,225

	46,568,305	85,725,159	106,744,999

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

Pro forma net loss per share assuming conversion of preferred stock and outstanding stock options and warrants for the year ended December 31, 2006 were as follows (in thousands, except share and per share amounts):

Year ended December 31, 2006
(unaudited)
Historical earnings per share
Numerator:
Net loss attributable to common stockholders	$(36,619)
Denominator:
Weighted-average shares of common stock outstanding	249,843

Net loss attributable to common stockholders per share—basic and diluted	$(146.57)

Pro forma earnings per share
Numerator:
Net loss attributable to common stockholders	$(36,619)
Pro forma adjustment to add back preferred stock accretion and dividends	28,979

Pro forma net loss	$(7,640)

Denominator for pro forma basic net loss per share:
Weighted-average shares of common stock outstanding	249,843
Pro forma adjustments to reflect assumed conversion of preferred stock (as if converted)	12,596,800

Shares used to compute pro forma basic net loss per common share	12,846,643

Pro forma basic net loss per share	$(0.59)

Recent accounting pronouncements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective in fiscal years beginning after November 15, 2007. The Company has not yet determined the effect that the adoption of SFAS 157 will have on its results of operations or financial position.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to measure at fair value many financial instruments and certain other items on an instrument-by-instrument basis that are not currently required to be measured at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company has not yet determined the effect that the adoption of SFAS 159 will have on its results of operations or financial position.

2. SEGMENT INFORMATION

The Company has determined that it operates in only one segment in accordance with SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”, as it only reports profit and loss information on an aggregate basis to its chief operating decision maker.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

Revenue is attributed by geographic region based on ship-to location of the Company’s customers. The following table summarizes revenue by geographic region:

	Year Ended December 31,
	2004	2005	2006
	(in thousands)
Asia	$14,332	$14,106	$18,111
North America	1,620	1,845	2,211
Europe	91	364	430

Revenue	$16,043	$16,315	$20,752

3. SIGNIFICANT CUSTOMERS

For the year ended December 31, 2004, we had two customers that accounted for 46% and 12% of our revenue. For the year ended December 31, 2005, we had two customers that accounted for 36% and 12% of our revenue. For the year ended December 31, 2006, we had three customers that accounted for approximately 27%, 17% and 14% of our revenue.

Customers individually representing more than 10% of trade receivables accounted for approximately 51% and 66% of accounts receivable as of December 31, 2005 and 2006. The Company grants credit to customers based on an evaluation of their financial condition. Losses from credit sales are provided for in the financial statements.

4. CREDIT ARRANGEMENTS

Long-term debt

The Company entered into a 2-1/2-year term loan in October 2003 with a lending institution used as general and equipment financing. The initial commitment under the agreement was $8,000,000. Draws were made on this financing from October 2003 to June 2004. Each loan is for a 30-month term with equal monthly payments of principal and interest payable over the life of the loan. Each loan included an additional interest charge ranging from 0.5682% to 0.5696% due as a terminal payment paid in the last month of the loan. On March 31, 2005, the Company amended its agreement to obtain an additional $4,000,000 general financing term loan. Payments of principal and interest commenced May 2005, with an initial payment of $140,831. The loan includes 35 equal payments of $97,399 and a final balloon payment of $1,497,399, due May 1, 2008. Under the terms of the agreement, warrants to purchase 131,096 Series C preferred shares at $0.7628 per share were issued (Note 5). The warrants are immediately exercisable and expire 10 years from the date of issuance.

In December 2005, the Company entered into a restructuring agreement with the lender to suspend monthly principal payments until December 2006. All terminal payments were extended for 12 months, with the exception of the balloon payment, which remains due on May 1, 2008. The remaining principal balance on the $4,000,000 extension loan was restructured as 17 equal payments of principal and interest of $112,700 commencing December 1, 2006 with a final principal balloon payment of $2,263,402 due on May 1, 2008. In addition, warrants to purchase 2,298,645 Series E preferred shares at $0.2806 per share were issued (Note 5). The warrants are immediately exercisable and expire 10 years

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

from the date of issuance. Interest rates were increased by 300 basis points. The interest rate would decrease by 300 basis points in December 2006, if the Company achieved positive earnings before interest, taxes, depreciation and amortization (“EBITDA”) for fiscal quarter ending on December 31, 2006. At December 31, 2006 the Company achieved the required positive EBITDA. The agreement includes monthly operating EBITDA, revenue and capital expenditure covenants measured on a rolling two-month basis. At December 31, 2005 and 2006, the Company was in compliance with the covenants of the agreement.

Long-term debt consists of:

	As of December 31,
	2005	2006
Term loan at 11.56% effective interest rate, including $418,792 and $0 at 2005 and 2006 of accreted terminal payments, matures May 1, 2006	$1,142,795	$—

Term loans at effective interest rates of 8.56% to 9.25%, including $232,674 and $243,985 at 2005 and 2006 of accreted terminal payments, maturing at various dates from May 1, 2007 through December 1, 2007	1,346,445	1,255,018

Term loan at 12.14% effective interest rate, including $2,263,402 at 2005 and 2006 balloon payment, matures May 1, 2008	3,544,469	3,475,027

Capital lease obligations	396,159	293,760

Less unamortized warrants	(432,975)	(172,810)

Total long-term debt and capital lease obligations	$5,996,893	$4,850,995
Less current maturities	(1,256,329)	(2,222,957)

Long-term debt and capital lease obligations, less current maturities	$4,740,564	$2,628,038

The loans are collateralized by a blanket security agreement, which includes all the assets of the Company.

Future maturities of long-term debt, excluding capital lease obligations, at December 31, 2006, are as follows:

Year ending December 31,
2007	$1,972,395
2008	2,584,840

$4,557,235

Letter of credit

At December 31, 2006, the Company had a $10,781 letter of credit with a bank for the purpose of securing a lease on office space the Company has sublet. The letter of credit is secured by a restricted certificate of deposit.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

Lines of credit

The Company had borrowings of $1,138,687, net of unamortized discounts of $10,668 at December 31, 2005 and borrowings of $241,006 at December 31, 2006 from a lending institution under the terms of a secured accounts receivable revolving line of credit agreement. All remaining discounts were fully amortized during 2006. The agreement also includes an option to finance up to $8,000,000 for the acquisition of equipment. On March 31, 2005, the amount of borrowings available under this line of credit was established at $3,000,000. At December 31, 2005 interest was at the US prime rate (7.25% at December 31, 2005) plus 5.5%. At December 31, 2006, borrowings bore interest at the US prime rate (8.25% at December 31, 2006) plus 2.0%.

As part of the December 2005 restructuring, a line of credit was added to the loan agreement for up to 50% of eligible inventory, not to exceed $1,500,000. Borrowings under this line bear interest at the US prime rate (8.25% at December 31, 2006) plus 2.0%. At December 31, 2006, $731,665 was outstanding on this line of credit. The accounts receivable and inventory lines of credit expire on October 24, 2007.

Capital lease obligations

The Company leases certain machinery and equipment for use in the business. On March 6, 2005, the Company entered into a $400,000, 36 month capital lease agreement to purchase machinery. The lease bears an interest rate of 21.57% and is payable in monthly payments of principal and interest of $14,920. On April 4, 2006, the Company entered into a $17,485 capital lease agreement to purchase equipment. The lease is payable in 12 monthly payments of $1,457. On September 25, 2006, the Company entered into a $101,958 capital lease agreement to purchase equipment. A down payment of $10,545 was made on signing. The remainder of the lease is payable in three equal installments of $31,583 commencing on January 25, 2007. The lease bears an interest rate of 5.86%.

Future maturities of capital lease obligations are as follows:

Year ending December 31,
2007	$278,160
2008	44,761

Total minimum lease payments	322,921
Amount representing interest	(29,161)

Present value of minimum lease payments, including current portion	$293,760

5. REDEEMABLE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)

Restricted common stock

The Company has outstanding restricted common stock held by certain employees pursuant to restricted common stock agreements. The restrictions are removed based on certain vesting criteria. Restricted shares outstanding at December 31, 2005 were 256. There was no restricted common stock outstanding at December 31, 2006.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

Redeemable convertible preferred stock

The Company has concluded that the economic characteristics of the redeemable convertible preferred stock are more akin to equity than debt in accordance with FAS 133, “Accounting for Derivative Instruments and Hedging Activities” and FAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FAS 150”). There are several characteristics that properly characterize the preferred stock as being more like equity than debt. They are as follows:

➢	Voting rights;

➢	Participation with common stock in dividends in excess of fixed dividends;

➢	Restrictions on the reissuance of preferred stock once it has been converted to common stock; and

➢	Liquidation rights, which are considered residual interest in that preferred stockholders participate on an “as converted” basis with common stockholders for any remaining proceeds.

There are two characteristics that more properly characterize the preferred stock as being more like debt than equity:

➢	The redemption features (i.e., put option); and

➢	Cumulative fixed dividends.

However, the Company’s preferred stock is redeemable at the option of the holder and is not mandatorily redeemable as defined by FAS 150. Based on the above economic characteristics and that the preferred stock is not mandatorily redeemable, the preferred stock and related dividends are not recorded as a liability.

As of December 31, 2005 and 2006, the Company had redeemable convertible preferred stock, as follows:

	As of December 31,
	2005	2006
	(in thousands)
Authorized shares	129,895	139,786

Outstanding shares:
Series A	1,969	1,969
Series B	11,445	11,445
Series B-2	14,001	14,001
Series C	3,357	3,357
Series C-2	12,693	12,693
Series D	865	865
Series D-2	5,258	5,258
Series E	26,764	46,682

Total outstanding shares	76,352	96,270

Liquidation amounts:
Series A	$17,733	$18,358
Series B and B-2	30,521	32,464
Series C and C-2	13,971	15,368
Series D and D-2	5,350	5,884
Series E	11,300	20,749

Total liquidation amounts	$78,875	$92,823

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

	As of December 31,
	2005	2006
	(in thousands)
Cumulative proceeds, net of issuance costs:
Series A	$10,473	$10,473
Series B and B-2	14,204	14,204
Series C and C-2	12,142	12,142
Series D and D-2	4,982	4,982
Series E	7,436	12,989

Total cumulative proceeds, net of issuance costs	$49,237	$54,790

The Company has issued various series of preferred stock. At anytime after December 15, 2008, the holders of Series E, D, D-2, C, C-2, B, B-2 and A preferred stock have the option to sell their shares back to the Company at the greater of original purchase price plus accrued and unpaid dividends, or the current fair market value of the shares plus accrued and unpaid dividends. As a result, the carrying value of the preferred stock has been increased by an accretion each period so that the carrying amounts will equal the greater of original purchase price plus accrued and unpaid dividends, or the current fair market value of the shares plus accrued and unpaid dividends for the Series E, D, D-2, C, C-2, B, B-2 and A preferred stock. The accreted amounts have been restated to record the accretion to additional paid-in capital, if any, and then to accumulated deficit (see Note 12). The option to redeem and the related accretion of the preferred shares will terminate upon the closing of a qualified public offering.

As of December 31, 2005, the excess of fair market value of the Company’s Series B and B-2 preferred stock over the original purchase price plus accrued and unpaid dividends decreased by $5,161,000 from December 31, 2004. This decrease was primarily offset by an increase in fair market value of the Company’s Series E preferred stock over the same period to arrive at the net credit balance for accretion of redeemable preferred stock of $4,404,000 for the year ended December 31, 2005.

Dividend conversion feature

The Company’s redeemable convertible preferred stock provides that the holder, at their discretion, can require the conversion of accumulated dividends into either cash or common stock based upon stated conversion rates. Accordingly, in accordance with EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, any excess of the fair value of common stock the holder would receive over the accumulated dividends is recorded as the dividends are accrued. At December 31, 2006, the accumulated dividends were greater than the value of the shares the holder would receive upon conversion.

Series E redeemable convertible preferred stock

During 2005, the Company sold 26,762,892 shares of its Series E preferred stock at $0.2806 per share. In November 2005, 19,601,160 of those shares were issued simultaneously with the first sale of the Series E stock, as a result of the automatic conversion of $5,500,000 of principal under certain promissory notes issued by the Company from August 2005 through October 2005. In connection with the promissory notes, the Company issued detachable warrants, the number and exercise price of which were not known until the completion of the subsequent financing in November 2005. The Company recorded the fair value of the warrants of $773,621 and beneficial interest upon conversion of $678,000. The remaining 7,161,732 shares were sold in November and December 2005. In early 2006, the Company sold 19,918,625 shares of its Series E preferred stock at $0.2806 per share.

Each share of Series E preferred stock has a $0.001 par value. Each share of Series E preferred stock is entitled to a liquidation preference equal to $0.4210 per share plus any accrued but unpaid dividends on

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

such share. The liquidation preference on the Series E is payable in preference to the payment of all liquidation preferences on all other series of preferred stock of the Company and participates pro rata with the common stock and the other series of preferred stock in any remaining assets of the Company after payment of all the liquidation preferences on outstanding preferred stock.

Each share of Series E preferred stock accrues cumulative dividends at a rate of $0.02806 per annum, compounded annually. At December 31, 2006, accumulated and undeclared dividends were $1,096,021. Each outstanding share of the Series E stock is convertible into 0.0769 share of the Company’s common stock and, at the option of the holder, accrued dividends on such share are convertible into shares of common stock at the rate of $3.6478 per share. The rate at which the Series E stock converts into common stock is subject to adjustment in certain events. The holders of Series E preferred stock are entitled to vote on all matters on which holders of the Company’s common stock are entitled to vote, voting on an as-converted basis, except as the holders of common stock are entitled to vote as a separate class of stock as provided by law or the Company’s certificate of incorporation.

Series D redeemable convertible preferred stock

During 2005, the Company sold 6,123,619 shares of its Series D preferred stock at $0.8312 per share. Of those shares, 2,514,388 were issued simultaneously with the first sale of the Series D stock, as a result of the automatic conversion of $2,000,000 of principal under certain promissory notes issued by the Company in March 2005.

In connection with the sales of Series E preferred stock of the Company, certain holders participating in the Series E offering were entitled to and exchanged 5,258,432 shares of Series D stock for 5,258,432 shares of a newly authorized series of preferred stock called Series D-2 preferred stock. The terms, rights and preferences of the Series D stock and the Series D-2 stock are identical except for the rate by which such stock and related dividends are convertible into common stock of the Company. More specifically, the Series D stock is not entitled to any anti-dilution adjustment to the rate by which the Series D stock is convertible into common stock by reason of the issuance of the Series E stock.

Each share of Series D and D-2 preferred stock has a $0.001 par value. In liquidation, each share of Series D and D-2 preferred stock is entitled to a liquidation preference equal to $0.8312 per share plus any accrued but unpaid dividends on such share. The liquidation preference on the Series D and D-2 stock is payable only after payment in full of the liquidation preference payable with respect to the Series E stock, but in preference to the payment of all liquidation preferences on all other series of Company’s preferred stock. After payment of all the liquidation preferences attributable to the preferred stock, the holders of the outstanding Series D and D-2 stock participate pro rata with the common stock and each other series of preferred stock in the distribution of any remaining assets of the Company.

Each share of Series D and D-2 preferred stock accrues cumulative dividends at a rate of $0.08312 per annum, compounded annually. At December 31, 2006, accumulated and undeclared Series D-2 and D dividends were $682,086 and $112,226, respectively. Each outstanding share of the Series D stock is convertible into 0.0995 shares of the Company’s common stock and, at the option of the holder; accrued dividends on such share are convertible into shares of common stock at the rate of $8.3499 per share. Each outstanding share of the Series D-2 stock is convertible into 0.1246 shares of the Company’s common stock and, at the option of the holder, accrued dividends on such share are convertible into shares of common stock at the rate of $6.669 per share. The rate at which the Series D and D-2 stock converts into common stock is subject to future adjustment in certain events. The holders of Series D and D-2 preferred stock are entitled to vote on all matters on which holders of the Company’s common stock are entitled to vote, voting on an as-converted basis, except as the holders of common stock are entitled to vote as a separate class of stock as provided by law or the Company’s certificate of incorporation.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

Series C redeemable convertible preferred stock

In 2005, in connection with the sales of Series E preferred stock of the Company, certain holders participating in the Series E offering were entitled to and exchanged 12,693,013 outstanding shares of Series C preferred stock for 12,693,013 shares of a newly authorized series of preferred stock called Series C-2 preferred stock. The terms, rights and preferences of the Series C stock and the Series C-2 stock are identical except for the rate by which such stock and related dividends are convertible into common stock of the Company. More specifically, the Series C stock is not entitled to any anti-dilution adjustment to the rate by which the Series C stock is convertible into common stock by reason of the issuance of the Series E stock.

Each share of Series C and C-2 preferred stock has a $0.001 par value. In liquidation, each share of Series C and C-2 preferred stock is entitled to a liquidation preference equal to $0.7628 per share plus any accrued but unpaid dividends on such share. The liquidation preference on the Series C and C-2 stock is payable only after payment in full of the liquidation preference payable with respect to the Series E, D and D-2 stock but in preference to the payment of all liquidation preferences on all other series of the Company’s preferred stock. After payment of all the liquidation preferences attributable to the preferred stock, the holders of the outstanding Series C and C-2 stock participate pro rata with the common stock and each of the other series of preferred stock in the distribution of any remaining assets of the Company.

Each share of Series C and C-2 preferred stock accrues cumulative dividends at a rate of $0.07628 per annum, compounded annually. At December 31, 2006, accumulated and undeclared Series C-2 and C dividends were $2,471,861 and $653,662, respectively. Each outstanding share of the Series C stock is convertible into 0.0784 shares of the Company’s common stock and, at the option of the holder, accrued dividends on such share are convertible into shares of common stock at the rate of $9.7357 per share. Each outstanding share of the Series C-2 stock is convertible into 0.1009 shares of the Company’s common stock and, at the option of the holder, accrued dividends on such share are convertible into shares of common stock at the rate of $7.5595 per share. The rate at which the Series C and C-2 stock converts into common stock is subject to future adjustment in certain events. The holders of Series C and C-2 preferred stock are entitled to vote on all matters on which holders of the Company’s common stock are entitled to vote, voting on an as-converted basis, except as the holders of common stock are entitled to vote as a separate class of stock as provided by law or the Company’s certificate of incorporation.

Series B redeemable convertible preferred stock

In 2005, in connection with the sales of Series E preferred stock of the Company, certain holders participating in the Series E offering were entitled to and exchanged 14,001,191 outstanding shares of Series B stock for 14,001,191 shares of a newly authorized series of preferred stock called Series B-2 stock. The terms, rights and preferences of the Series B stock and the Series B-2 stock are identical except for the amount of the liquidation preference and the rate by which such stock and related dividends are convertible into common stock of the Company. The Series B stock is not entitled to any anti-dilution adjustment to the rate by which the Series B stock is convertible into common stock by reason of the issuance of the Series E stock.

Each share of Series B and B-2 preferred stock has a $0.001 par value. In liquidation, each share of Series B preferred stock is entitled to a liquidation preference equal to $0.8415 per share and each share of Series B-2 preferred stock is entitled to a liquidation preference equal to $1.122 per share, in each case

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

plus any accrued but unpaid dividends on such share. The liquidation preference on the Series B and B-2 stock is payable only after payment in full of the liquidation preference payable with respect to the Series E, D, D-2, C and C-2 stock but in preference to the payment of all liquidation preferences on shares of the Company’s Series A preferred stock. After payment of all the liquidation preferences attributable to the preferred stock, the holders of the outstanding Series B and B-2 stock participate pro rata with the common stock and each of the other series of preferred stock in the distribution of any remaining assets of the Company.

Each share of Series B and B-2 preferred stock accrues cumulative dividends at a rate of $0.056 per annum, compounded annually. At December 31, 2006, accumulated and undeclared Series B-2 and B dividends were $3,919,698 and $3,204,148, respectively. Each outstanding share of the Series B stock is convertible into 0.0769 share of the Company’s common stock and, at the option of the holder; accrued dividends on such share are convertible into shares of common stock at the rate of $7.28 per share. Each outstanding share of the Series B-2 stock is convertible into 0.1535 shares of the Company’s common stock and, at the option of the holder, accrued dividends on such share are convertible into shares of common stock at the rate of $3.6478 per share. The rate at which the Series B and B-2 stock converts into common stock is subject to future adjustment in certain events. The holders of Series B and B-2 preferred stock are entitled to vote on all matters on which holders of the Company’s common stock are entitled to vote, voting on an as-converted basis, except as the holders of common stock are entitled to vote as a separate class of stock as provided by law or the Company’s certificate of incorporation.

Series A redeemable convertible preferred stock

Each share of Series A stock has a $0.001 par value. In liquidation, each share of Series A stock is entitled to a liquidation preference equal to $7.9785 per share plus any accrued but unpaid dividends on such share. The liquidation preference on the Series A stock is payable only after payment in full of the liquidation preference payable with respect to all of the other outstanding series of preferred stock. After payment of all the liquidation preferences attributable to the preferred stock, the holders of the outstanding Series A stock participate pro rata with the common stock and each of the other series of preferred stock in the distribution of any remaining assets of the Company, except that the holders of Series A are limited in their further distribution pursuant to a formula set forth in the Company’s certificate of incorporation.

Each share of Series A preferred stock accrues cumulative dividends at a rate of $0.26595 per annum, compounded annually. At December 31, 2006, accumulated and undeclared Series A dividends were $2,647,658. Each outstanding share of the Series A stock is convertible into 0.5536 shares of the Company’s common stock and, at the option of the holder, accrued dividends on such share are convertible into shares of common stock at the rate of $9.6083 per share. The rate at which the Series A stock converts into common stock is subject to future adjustment in certain events. The holders of Series A preferred stock are entitled to vote on all matters on which holders of the Company’s common stock are entitled to vote, voting on an as-converted basis, except as the holders of common stock are entitled to vote as a separate class of stock as provided by law or the Company’s certificate of incorporation.

Warrants

At December 31, 2006, the Company had 6,790,802, 131,096, 647,379, 1,792,351 and 17,000 warrants outstanding for the purchase of the Company’s Series E, C, B-2, B and A preferred stock at a price per

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

share of $0.2806, $0.7628, $0.56, $0.56 and $5.319. The warrants are immediately exercisable. The warrants will be net exercised or exercisable for common stock upon the closing of an initial public offering. All warrant holders have the option to convert the warrants into a number of shares determined by dividing (a) the aggregate fair market value of the shares issuable upon exercise of the warrant less the aggregate warrant price of such shares by (b) the fair value of one share. In addition, certain warrants contain an automatic exercise provision whereby the warrants shall be deemed automatically exercised immediately before the expiration or termination of the warrant if the fair value of one share of either (a) the preferred stock subject to the warrant or (b) the Company’s common stock issuable upon conversion, is greater than the warrant price.

As discussed in Note 1, in 2006, the Company adopted FSP 150-5 resulting in the reclassification of the carrying value of the preferred stock warrants as a liability and began recording the warrants at fair value at each reporting period with any increase or decrease in fair value reported in other income (expense). For the year ended December 31, 2006, $221,000 was recorded as the cumulative effect of change in accounting principle and $1,962,000 was recorded in other income (expense) as the change in value for the year. The assumptions used in the Company’s Black-Scholes option pricing model for Series E, C, B-2, B and A warrants at January 1, 2006 upon the adoption of FSP 150-5 were: (i) remaining contractual term of 2.1 to 9.9 years; (ii) risk-free interest rates of 4.82% to 4.86%; (iii) expected volatility from 50% to 79%; and (iv) no expected dividend yield. The assumptions used in the Company’s Black-Scholes option pricing model for Series E, C, B, B-2 and A warrants at December 31, 2006 were : (i) remaining contractual term of 1.3 to 9.1 years; (ii) risk-free interest rates of 4.70% to 5%; (iii) expected volatility of 47% to 76%; and (iv) no expected dividend yield.

During 2006, the Company issued warrants to purchase 571,988 of its Series E preferred stock in conjunction with a loan guarantee and an executive search. The warrants have an exercise price of $0.2806, are immediately exercisable, and expire 10 years from the date of issuance. The fair value of the warrants of $81,230 and $31,648 was recorded as interest and recruiting expense.

During 2005, the Company issued warrants to purchase 3,920,169 shares of its Series E preferred stock in conjunction with the issuance of $5,500,000 of convertible promissory notes issued by the Company to investors from August 2005 through October 2005. The warrants have an exercise price of $0.2806, are immediately exercisable, and expire 10 years from the date of issuance. The fair value of the warrants of $773,621 and the value of the beneficial conversion feature contained in the notes of $678,000 were recorded as a debt discount at the time the warrants were granted. Interest expense in the amount of $1,451,621 was recorded in 2005 to reflect accretion of the loan.

During 2005, the Company issued warrants to purchase 2,298,645 shares of its Series E preferred stock in conjunction with the restructuring of loans. The warrants have an exercise price of $0.2806, are immediately exercisable, and expire 10 years from the date of issuance. The fair value of the warrants, $454,575, was recorded as a reduction in the amount of the loan at the time the warrants were granted. Interest expense in the amount of $21,600 and $260,165 was recorded in 2005 and 2006 to reflect accretion of the loan.

During 2005, the Company issued warrants to purchase 131,096 shares of its Series C preferred stock in conjunction with the procurement of loans. The warrants have an exercise price of $0.7628, are immediately exercisable, and expire 10 years from the date of issuance. The fair value of the warrants, approximately $5,565, was recorded as a reduction in the amount of the loan at the time the warrants were granted. Interest expense in the amount of $5,565 was recorded in 2005 to reflect accretion of the loan.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

During 2003, the Company issued warrants to purchase a total of 2,238,837 shares of its Series B preferred stock in conjunction with the procurement of loans. The warrants have an exercise price of $0.56 and expire as follows:

Number of warrants	Term
1,060,270	5 years from date of issuance
1,071,421	10 years from date of issuance or upon IPO
107,146	10 years from date of issuance or 5 years after an IPO

The fair value of the warrants, approximately $47,000, was recorded as a debt discount at the time the warrants were granted. Interest expense in the amount of $15,647 was recorded in 2005 and 2004 to reflect the accretion of the loan. In 2005, in connection with the Company’s Series E preferred stock financing, holders of 647,379 of the 5 year term warrants to purchase Series B preferred stock converted their warrants to warrants to purchase shares of Series B-2 preferred stock.

During 2002, the Company issued warrants to purchase 200,893 shares of its Series B preferred stock in conjunction with the procurement of loans. The warrants have an exercise price of $0.56, are immediately exercisable, and expire 10 years from the date of issuance or 5 years after an IPO. The fair value of the warrants, approximately $78,000, was recorded as a reduction in the amount of the loan at the time the warrants were granted. The loans were repaid during 2003 and approximately $56,000 of unamortized warrants was recorded as interest expense.

During 2001, the Company issued warrants to purchase 894,367 shares of its Series A preferred stock in conjunction with the procurement of loans. During 2002, the Company canceled 867,966 of the warrants for no value. The warrants have an exercise price of $5.319 subject to adjustment for an initial public offering, merger, consolidation or sale of the Company. The warrants are immediately exercisable, and 9,401 warrants expired in 2006 and 17,000 warrants will expire in 2008.

The fair value of warrants issued in 2005 and 2006 were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 4.39%, zero dividend yield, expected lives through the expiration dates, and volatility of 84%. The fair value of warrants issued from 2001 to 2003 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 2.8%, no dividend yield, expected lives through the expiration dates, and volatility of 65%.

6. STOCK OPTIONS

The Company sponsors a stock option plan, the 2001 Equity Plan (the “Plan”), which allows for the grant of incentive and nonqualified stock options for the purchase of common stock. Each option entitles the holder to purchase one share of common stock at the specified option exercise price. The exercise price of each incentive stock option granted must not be less than the fair market value on the grant date. At the discretion of management and with the approval of the Board of Directors, the Company may grant options under the Plan. Management and the Board of Directors determine vesting periods and expiration dates at the time of the grant.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

The following table summarizes the activity of the stock options:

	Shares available for grant	Number of options outstanding	Weighted- average exercise price
Outstanding at December 31, 2003	10,144	329,039	$1.56
Authorized	328,701
Granted	(359,635)	359,635	4.94
Exercised	—	(58)	1.56
Canceled/forfeited	51,452	(51,452)	1.56

Outstanding at December 31, 2004	30,662	637,164	3.51
Authorized	665,615
Granted	(31,058)	31,058	4.94
Exercised	—	(21,163)	1.82
Canceled/forfeited	89,462	(89,462)	3.64

Outstanding at December 31, 2005	754,681	557,597	3.51
Authorized	149,052
Granted	(912,456)	912,456	0.85
Exercised	—	(2,885)	4.94
Canceled/forfeited	362,722	(370,943)	3.26

Outstanding at December 31, 2006	353,999	1,096,225	$1.41

The following table sets forth option grants made during 2006 with intrinsic value calculated based on grant date fair value.

Date of Grant	Number of options granted	Exercise price	Fair value estimate per share	Intrinsic value per share
January 2006	471,022	$0.91	$0.39	—
February 2006	47,102	0.78	0.39	—
April 2006	23,551	0.78	0.39	—
July 2006	365,782	0.78	0.39	—
August 2006	1,538	0.78	0.26	—
September 2006	1,538	0.78	0.26	—
October 2006	1,923	0.78	0.26	—

At December 31, 2006, the exercise prices of outstanding options was as follows:

Exercise Price	Number of options outstanding	Average remaining contractual life (years)	Number of options exercisable
$0.78	426,742	9.51	—
0.91	471,022	9.01	471,022
1.56	57,240	6.37	56,846
4.94	141,221	7.98	67,553

	1,096,225	8.22	595,421

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

The Company’s aggregate intrinsic value, calculated as the difference between the exercise price of the underlying stock options and the fair value of the Company’s common stock, was zero for options outstanding and exercisable at December 31, 2006. The intrinsic value of options exercised was zero for the three years ended 2004, 2005 and 2006.

During the years ended December 31, 2004, 2005 and 2006, the Company granted stock options to employees at exercise prices deemed by the Board of Directors to be at least equal to the fair value of the common stock at the time of grant. The fair value of the common stock at the original grant date was based on a variety of factors including:

➢

prices of the Company’s preferred stock issued to investors in arms-length transactions, and the rights, preferences and privileges of the Company’s preferred stock relative to those of the Company’s common stock;

➢	the Company’s results of operations and financial status;

➢	the Company’s stage of development and business strategy;

➢	the composition of and changes to the Company’s management team; and

➢

the likelihood of achieving a liquidity event for the shares of the Company’s common stock underlying stock options, such as an initial public offering of the Company’s common stock or the Company’s sale to a third party, given prevailing market conditions.

Upon the completion of the Company’s valuation reports in 2007, for financial reporting purposes, the Company determined that it was appropriate to use $0.39 per share for options granted between January and July 2006, and $0.26 per share for options granted between August and October 2006 as the fair value within the Black-Scholes option-pricing model.

Upon the adoption of SFAS 123R, the Company uses the Black-Scholes option pricing model to value stock options. The Company uses historical stock prices of companies which it considers as a peer group as the basis for its volatility assumptions. The assumed risk-free rates were based on US Treasury rates in effect at the time of grant with a term consistent with the expected option lives. The expected term is based upon the vesting term of the Company’s options, a review of a peer group of companies, and expected exercise behavior. The forfeiture rate is based on past history of forfeited options. The expense is being allocated using the straight-line method. For the year ended December 31, 2006, the Company recorded $61,958 of stock compensation expense related to the adoption of SFAS 123R. As of December 31, 2006, the Company has $48,391 of total unrecognized compensation cost related to nonvested awards granted under the Company’s stock-based plans that it expects to recognize over a weighted-average period of 3.45 years. Under the prospective method of adoption of SFAS 123R, the Company continues to account for options issued prior to January 1, 2006 under the intrinsic value method of APB 25.

The weighted average fair value per share of options granted for the fiscal year ended December 31, 2006 was $0.12 and the fair value of each option grant was estimated at the date of grant using the Black-Scholes option-pricing model using an expected term of 4.8 years, risk-free interest rate of $4.52%, expected volatility of 60% and no dividend yield. The Company used an expected forfeiture rate of 25% in 2006.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

7. INCOME TAXES

There was no income tax provision (benefit) recorded for 2004, 2005 and 2006.

The reconciliation of income tax computed at the federal statutory rate to loss before taxes is as follows:

	Year ended December 31,
	2004	2005	2006
Federal statutory rate	(34.00)%	(34.00)%	(34.00)%
State taxes	(4.80)%	(4.80)%	(4.82)%
Permanent differences	0.11%	0.09%	1.07%
Valuation allowance	38.69%	38.71%	37.75%

	0.00%	0.00%	0.00%

Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s net deferred income taxes are as follows at December 31:

	2005	2006
Deferred tax assets:
Allowance for doubtful accounts	$82,676	$56,853
Inventory adjustments	133,005	276,055
Accrued liabilities	141,390	126,699
Warrant interest expense	322,997	459,660
Net operating loss carryforward	13,114,372	15,058,601

Total deferred tax assets	13,794,440	15,977,868
Less valuation allowance	(12,202,819)	(14,349,639)

Net deferred tax assets	1,591,621	1,628,229
Deferred tax liability:
Depreciation	(1,591,621)	(1,628,229)

Net deferred taxes	$—	$—

SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a $12,202,819 and $14,349,639 valuation allowance at December 31, 2005 and 2006 is necessary to reduce the tax assets to the amount that is more likely than not to be realized. The change in valuation allowance for the current year is $2,146,820. At December 31, 2006, the Company had separate federal and Illinois net operating loss carryforwards of $38,792,831 which begin to expire in 2021 and 2013. The utilization of these net operating loss carryforwards may be subject to limitations based upon certain ownership changes. As of December 31, 2006, no tax benefit has been recognized for these loss carryforwards.

8. TRANSACTIONS WITH RELATED PARTIES

In July 2000, the Company entered into an operating lease with a former officer and director for an office and manufacturing building. The lease term was seven years, requiring monthly payments of $3,000, and the Company’s proportionate share of operating expenses and real estate taxes.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

In August 2005, the Company renegotiated the operating lease with the related party. The lease term is five years, requiring monthly payments of $10,000 with an annual increase of 6%, and the Company’s proportionate share of operating expenses and real estate taxes. The rent expense under the lease was $36,000, $71,000 and $123,000 for 2004, 2005 and 2006.

9. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has an office lease with a term of seven years, which commenced on November 1, 2000. Among other items, the lease requires monthly base payments of $12,855 and the Company’s proportionate share of operating expenses and real estate taxes. During 2002, the Company vacated this facility and subleased the facility to a third party, and recorded the present value of the expected net expense of the lease and sublease in the amount of $252,000.

The Company has a lease with a related party, a former officer and director, for a building that contains manufacturing and office space. The lease term is five years commencing on August 1, 2005. Among other items, the lease requires monthly payments of $10,000 and the Company’s proportionate share of operating expenses and real estate taxes. In addition, the Company leases other buildings used for manufacturing and offices. The leases provide for payment of the Company’s proportionate share of operating expenses and real estate taxes.

In addition to its facility leases, the Company has an operating lease for office equipment. Net rent expense under operating leases in 2004, 2005 and 2006 amounted to $542,561, $922,744, and $1,047,818.

Future minimum payments under all leases are as follows:

Year ending December 31,	Operating leases	Sublease income	Total
2007	$1,135,667	$(171,120)	$964,547
2008	822,298	—	822,298
2009	836,373	—	836,373
2010	738,643	—	738,643
2011	633,577	—	633,577
2012 and thereafter	2,163,000	—	2,163,000

Litigation

From time to time, the Company experiences routine litigation in the normal course of its business. The management of the Company does not believe any pending litigation will have a material adverse effect on the financial condition or results of operations of the Company.

10. BENEFIT PLAN

The Company sponsors a 401(k) savings plan (the “Plan”). Employees are eligible to participate in the Plan upon reaching 21 years of age. Employees make contributions to the Plan through payroll deferrals and employer matching contributions are discretionary. Employer matching contributions were $3,176, $11,282 and $9,003 for the years ended December 31, 2004, 2005 and 2006.

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

11. SUBSEQUENT EVENTS

On April 9, 2007, the Company entered into a three year $12,000,000 term loan and one year $4,000,000 accounts receivable and inventory revolving line of credit financing agreement. An initial draw of $8,100,000 was made on that date and $5,093,674 was used to retire all outstanding term debt, line of credit debt, terminal payments and debt fees. The term loan is available for draw through December 31, 2007 with an extension to April 30, 2008 if the Company achieves a fiscal year 2007 EBITDA of $1,200,000. The term loan has an interest only period through October 31, 2007. The Company can earn two additional quarters of interest-only if the trailing quarterly EBITDA is in excess of $500,000. Once the interest only period ends, equal monthly principal payments are made through December 2010. The term loan interest rate is prime plus 3.375% and the line of credit rate is prime plus .25%. Proceeds of the loan will be used for general working capital purposes and to finance capital expansion. The line of credit expires on April 1, 2008. Series E warrants to purchase 1,710,620 shares of Series E preferred stock were issued as part of this transaction. These warrants had an estimated fair market value of $596,151 at issuance.

On April 10, 2007, the Company dissolved a wholly-owned subsidiary that had no operations, assets, liabilities or equity.

On August 29, 2007, the board of directors approved the 2007 Stock Incentive Plan (“2007 Plan”) under which both unqualified and incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and bonus shares may be granted to employees, directors and consultants. The 2007 Plan will be administered by a committee of the board of directors and the maximum number of shares that may be issued under the 2007 Plan is 2,307,692 common shares. On August 30, 2007, the stockholders approved the 2007 Plan.

On August 29, 2007, the board of directors approved a 1 for 13 reverse split of the common stock which became effective August 30, 2007. Accordingly, all prior period common stock amounts have been retroactively adjusted to reflect the 1 for 13 reverse stock split. This split of the common stock resulted in an automatic change in the conversion price of all series of preferred stock and their related dividend conversion rate at the same 1 for 13 ratio. The adjustments to the preferred stock conversion rates on a per share basis and the rate for converting accrued dividends into common stock are set forth in the table below:

	Stock conversion rate		Dividend conversion rate
Preferred stock series	Pre-split	Post-split	Pre-split	Post-split
Series A	7.1966	0.5536	0.7391	9.6083
Series B	1.0000	0.0769	0.5600	7.2800
Series B-2	1.9957	0.1535	0.2806	3.6478
Series C	1.0186	0.0784	0.7489	9.7357
Series C-2	1.3118	0.1009	0.5815	7.5595
Series D	1.2941	0.0995	0.6423	8.3499
Series D-2	1.6203	0.1246	0.5130	6.6690
Series E	1.0000	0.0769	0.2806	3.6478

As disclosed in Note 1, upon the closing of an IPO, all of the outstanding shares of Series A, B, B-2, C, C-2, D, D-2 and E preferred stock shall automatically be converted into shares of common stock, if the aggregate proceeds of the IPO are $25 million or greater and if the common stock price is not less than

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

$65.00 per share. On August 30, 2007, the Company filed an amendment to its Certificate of Incorporation to amend the definition of an IPO to state that all of the outstanding shares Series A, B, B-2, C, C-2, D, D-2 and E preferred stock shall automatically be converted into shares of common stock, if the aggregate proceeds of the IPO are $25 million or greater (prior to deduction of any underwriting discount or other expenses and including proceeds received by the Company upon exercise of any overallotment by the underwriters).

On August 30, 2007, the board of directors and stockholders approved an amendment and restatement of the Company’s Certificate of Incorporation which would take effect upon closing of the Company’s anticipated initial public offering and which Certificate of Incorporation would authorize the issuance of 75,000,000 shares of common stock and 5,000,000 shares of preferred stock.

12. RESTATEMENT

Subsequent to the issuance of the Company’s financial statements for the years ended December 31, 2004, 2005 and 2006, the Company’s management determined that the recording of the accretion of preferred stock to redemption value and dividends on preferred stock to accumulated deficit was incorrect. Due to the Company having an accumulated deficit rather than retained earnings, the accretion of preferred stock to redemption value and dividends on preferred stock should be first recorded to additional paid-in capital and then to accumulated deficit after additional paid-in capital is reduced to zero. As a result, the Balance Sheets as of December 31, 2005 and 2006, and the Statements of Redeemable Equity and Stockholders’ Equity (Deficit) for the years ended December 31, 2004, 2005 and 2006 have been restated from amounts previously reported.

	Year Ended December 31, 2004
	As Previously Reported	Effect of Adjustment	As Restated
Statements of redeemable equity and stockholders’ equity (deficit):
Balance at December 31, 2003—Additional paid-in capital	$25,466	$(5,250)	$20,216
Balance at December 31, 2003—Accumulated deficit	$(44,673)	$5,250	$(39,423)
Accretion of preferred stock to redemption value—Accumulated deficit	$(5,312)	$5,312	$—
Accretion of preferred stock to redemption value—Additional paid-in capital	$—	$(2,681)	$(2,681)
Dividends on preferred stock—Additional paid-in capital	$—	$(2,631)	$(2,631)
Balance at December 31, 2004—Additional paid-in capital	$25,466	$(10,562)	$14,904
Balance at December 31, 2004—Accumulated deficit	$(55,346)	$10,562	$(44,784)

Rubicon Technology, Inc.

Notes to financial statements — (Continued)

	Year Ended December 31, 2005
	As Previously Reported	Effect of Adjustment	As Restated
Statements of redeemable equity and stockholders’ equity (deficit):
Balance at December 31, 2004—Additional paid-in capital	$25,466	$(10,562)	$14,904
Balance at December 31, 2004—Accumulated deficit	$(55,346)	$10,562	$(44,784)
Accretion of preferred stock to redemption value—Accumulated deficit	$480	$(480)	$—
Accretion of preferred stock to redemption value—Additional paid-in capital	$—	$4,404	$4,404
Dividends on preferred stock—Additional paid-in capital	$—	$(3,924)	$(3,924)
Balance at December 31, 2005—Additional paid-in capital	$27,416	$(10,082)	$17,334
Balance at December 31, 2005—Accumulated deficit	$(66,992)	$10,082	$(56,910)

Balance Sheets:
Additional paid-in capital	$27,416	$(10,082)	$17,334
Accumulated deficit	$(66,992)	$10,082	$(56,910)

	Year Ended December 31, 2006
	As Previously Reported	Effect of Adjustment	As Restated
Statements of redeemable equity and stockholders’ equity (deficit):
Balance at December 31, 2005—Additional paid-in capital	$27,416	$(10,082)	$17,334
Balance at December 31, 2005—Accumulated deficit	$(66,992)	$10,082	$(56,910)
Accretion of preferred stock to redemption value—Accumulated deficit	$(28,979)	$15,933	$(13,046)
Accretion of preferred stock to redemption value—Additional paid-in capital	$—	$(10,370)	$(10,370)
Dividends on preferred stock—Additional paid-in capital	$—	$(5,563)	$(5,563)
Balance at December 31, 2006—Additional paid-in capital	$26,015	$(26,015)	$—
Balance at December 31, 2006—Accumulated deficit	$(103,611)	$26,015	$(77,596)

Balance Sheets:
Additional paid-in capital	$26,015	$(26,015)	$—
Accumulated deficit	$(103,611)	$26,015	$(77,596)

Rubicon Technology, Inc.

Balance sheets

	December 31, 2006 (Restated )	September 30, 2007	Pro forma stockholders’ equity (deficit) at September 30, 2007
		(unaudited)
	(in thousands, other than share data)
Assets
Cash and cash equivalents	$3,638	$1,166
Restricted cash	19	19
Accounts receivable, net	2,925	4,088
Inventories, net	1,631	2,410
Spare parts	806	1,509
Prepaid expenses and other current assets	681	356

Total current assets	9,700	9,548
Property and equipment, net	19,263	23,348
Other assets	57	1,947

Total assets	$29,020	$34,843

Liabilities, redeemable equity and stockholders’ equity (deficit)
Accounts payable	$1,481	$3,103
Current maturities of long-term debt	1,972	670
Current maturities of capital lease obligations	251	84
Lines of credit, net of unamortized discount	973	1,000
Accrued payroll	756	790
Deferred revenue	—	833
Accrued and other current liabilities	882	773
Convertible preferred stock warrant liability	3,773	7,929

Total current liabilities	10,088	15,182
Long-term debt and capital lease obligations, less current maturities	2,628	3,914

Total liabilities	12,716	19,096

Commitments and contingencies
Redeemable equity
Redeemable convertible preferred stock, $0.001 par value, 139,785,871 shares authorized at December 31, 2006, and 140,285,871 authorized at September 30, 2007; 96,270,146 shares issued and outstanding at December 31, 2006 and 95,900,146 shares issued and outstanding at September 30, 2007; liquidation amount: $92,823 and $94,003 at December 31, 2006 and September 30, 2007; pro forma: $0.001 par value, no shares authorized, issued or outstanding	93,897	142,284

Stockholders’ equity (deficit)
Preferred stock, pro forma $0.001 par value, 5,000,000 undesignated shares authorized, no shares issued or outstanding
Common stock, $0.001 par value, 85,000,000 shares authorized and 252,183 and 521,814 shares issued and outstanding at December 31, 2006 and September 30, 2007; pro forma: $0.001 par value, 75,000,000 shares authorized, 13,739,637 shares issued and outstanding	3	7	15
Additional paid-in capital—as restated	—	—	150,205
Accumulated deficit—as restated	(77,596)	(126,544)	(126,544)

Total stockholders’ equity (deficit)	(77,593)	(126,537)	23,676

Total liabilities, redeemable equity and stockholders’ equity (deficit)	$29,020	$34,843

The accompanying notes are an integral part of these statements.

Rubicon Technology, Inc.

Statements of operations

	Nine months ended September 30,
	2006	2007
	(unaudited)
	(in thousands, other than share and per share data)
Revenue	$14,698	$24,565
Cost of goods sold	13,910	16,236

Gross profit	788	8,329

Operating expenses:
General and administrative	2,620	3,578
Sales and marketing	889	492
Research and development	519	553
Loss on disposal of assets	35	139

Profit (loss) from operations	(3,275)	3,567

Other income (expense):
Change in carrying value of convertible preferred stock warrants	(883)	(3,560)
Interest income	5	3
Interest expense	(1,021)	(823)

Total other income (expense)	(1,899)	(4,380)

Loss before cumulative effect of change in accounting principle	(5,174)	(813)
Cumulative effect of change in accounting principle	(221)	—

Net loss	(5,395)	(813)
Dividends on preferred stock	(4,133)	(4,712)
Accretion of redeemable preferred stock	(6,127)	(46,222)

Net loss attributable to common stockholders	$(15,655)	$(51,747)

Net loss per common share attributable to common stockholders,
basic and diluted	$(62.71)	$(179.92)
Weighted average common shares outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	249,657	287,614

Pro forma:

Net loss per common share attributable to common stockholders, basic and diluted		$(0.06)

Shares used to compute pro forma basic and diluted net loss per share		13,505,437

The accompanying notes are an integral part of these statements.

Rubicon Technology, Inc.

Statements of cash flows

	Nine months ended September 30,
	2006	2007
	(unaudited)
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(5,395)	$(813)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	2,312	2,486
Amortization of financing costs	14	11
Net loss on disposal of equipment	35	139
Change in carrying value of convertible preferred stock warrants	1,103	3,560
Stock-based compensation	59	250
Warrants issued for services	32	—
Interest expense related to accretion	272	253
Changes in operating assets and liabilities:
Accounts receivable, net	(796)	(1,163)
Inventories	1,313	(779)
Spare parts	(261)	(703)
Prepaid expenses and other current assets	272	(1,565)
Accounts payable	216	1,622
Accrued payroll	448	34
Deferred revenue	—	833
Accrued and other current liabilities	(175)	(109)

Net cash provided by (used in) operating activities	(551)	4,056

Cash flows from investing activities
Purchases of property and equipment	(556)	(6,740)
Proceeds from disposal of assets	13	30

Net cash used in investing activities	(543)	(6,710)

Cash flows from financing activities
Proceeds from sale of preferred stock	4,103	—
Proceeds from exercise of options	9	6
Restricted cash	(15)	—
Proceeds from line of credit	1,430	3,000
Payments on line of credit	(1,327)	(2,973)
Payments on capital lease	(160)	(210)
Proceeds from issuance of long-term debt	—	5,100
Payments on long-term debt	(1,149)	(4,741)

Net cash provided by financing activities	2,891	182

Net increase (decrease) in cash and cash equivalents	1,797	(2,472)
Cash and cash equivalents, beginning of period	1,466	3,638

Cash and cash equivalents, end of period	$3,263	$1,166

Supplemental disclosure of cash flow information
Cash paid during the year from interest	$655	$587
Supplemental disclosures of non-cash transactions
Warrants issued with debt instruments	—	596
Reclassification of preferred stock warrants to liability	1,477	—
Dividend conversion feature	—	14,420

The accompanying notes are an integral part of these statements.

Rubicon Technology, Inc.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Nine months ended September 30, 2006 and September 30, 2007

1. BASIS OF PRESENTATION

The unaudited financial statements of Rubicon Technology, Inc. (the “Company”) included herein have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations, although the Company believes the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s audited financial statements for the year ended December 31, 2006.

In the opinion of management, the aforementioned financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the interim periods. Results for the nine months ended September 30, 2007 are not necessarily indicative of results that may be expected for the year ending December 31, 2007.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method, and includes materials, labor and overhead. The Company reduces the carrying value of its inventories for the differences between the cost and the estimated net realizable value, taking into account usage, expected demand, technological obsolescence and other information. Inventories are composed of the following at:

	December 31, 2006	September 30, 2007
Raw materials	$461,257	$1,021,354
Work in progress	1,638,742	1,773,802
Finished goods	111,550	71,592

	2,211,549	2,866,748
Reserve for obsolescence and realization	(580,244)	(456,556)

	$1,631,305	$2,410,192

Rubicon Technology, Inc.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

Nine months ended September 30, 2006 and September 30, 2007

Property and equipment

Property and equipment consisted of the following at:

	December 31, 2006	September 30, 2007
Machinery, equipment and tooling	$23,161,219	$26,860,768
Leasehold improvements	3,045,089	3,608,001
Furniture and fixtures	707,813	707,813
Information systems	545,983	545,983
Construction in progress	1,923,475	3,460,949

Total cost	29,383,579	35,183,514
Accumulated depreciation and amortization	(10,120,621)	(11,835,642)

Property and equipment, net	$19,262,958	$23,347,872

Accounting for uncertainty in income taxes

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109”, (“FIN 48”), which became effective for the Company on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the provisions of FIN 48 on January 1, 2007. The total amount of unrecognized tax benefits as of the date of adoption and as of September 30, 2007 was not significant. As such, there are no unrecognized tax benefits included in the balance sheet that would, if recognized, affect the effective tax rate.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company has no accruals for interest and penalties as of December 31, 2006 and September 30, 2007, and has not recognized any interest or penalties in expense for the nine months ended September 30, 2006 and 2007. The Company is subject to taxation in the US and various state jurisdictions. Due to the existence of net operating loss carryforwards, all tax years are open to examination by tax authorities.

Convertible preferred stock warrant liability

At September 30, 2007, the Company had 8,501,422, 131,096, 647,397, 1,792,351 and 17,000 warrants outstanding for the purchase of the Company’s Series E, C, B-2, B and A preferred stock at a price per share of $0.2806, $0.7628, $0.56, $0.56 and $5.319. The warrants are immediately exercisable. The warrants will be net exercised or exercisable for common stock upon the closing of this offering.

The Company accounts for the carrying value of the preferred stock warrants as a liability pursuant to FSP 150-5 and adjusts the fair value at each reporting period with any increase or decrease in fair value

Rubicon Technology, Inc.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

Nine months ended September 30, 2006 and September 30, 2007

reported in other income (expense). For the nine months ended September 30, 2006, $221,000 was recorded as the cumulative effect of change in accounting principle and an expense of $883,000 was recorded as the change in value in other income (expense). For the nine months ended September 30, 2007, $3,560,000 was recorded as the change in value in other income (expense).

During 2007, the Company issued warrants to purchase 1,710,620 shares of its Series E preferred stock in conjunction with the issuance of long-term debt. The warrants have an exercise price of $0.2806 per share, are immediately exercisable, and expire 7 years from the date of issuance. The fair value of $596,151, was recorded as a reduction in the amount of the loan at the time the warrants were granted. Interest expense in the amount of $79,487 was recorded in 2007 to reflect accretion of the loan.

Redeemable convertible preferred stock

The Company has issued various classes of preferred stock. The holders of Series A, B, B-2, C, C-2, D, D-2, and E preferred stock have the option to sell their shares back to the Company at the greater of the original purchase price plus accrued and unpaid dividends, or the current fair market value of the shares plus accrued and unpaid dividends. As a result, the carrying value of the preferred stock has been increased by an accretion amount each period so that the carrying amounts will equal the greater of fair value plus accrued and unpaid dividends or the original cost plus accrued and unpaid dividends for the Series A, B, B-2, C, C-2, D, D-2, and E preferred stock. The accreted amounts have been revised to record the accretion to additional paid-in capital, if any, and then to accumulated deficit. The option of the preferred stockholders to sell their shares back to the Company and the related accretion of the preferred shares will terminate upon the occurrence of a qualified public offering.

Dividend conversion feature

The Company’s redeemable convertible preferred stock provides that the holder, at their discretion, can require the conversion of accumulated dividends into either cash or common stock based upon stated conversion rates. Accordingly, in accordance with EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, any excess of the fair value of common stock the holder would receive over the accumulated dividends is recorded as the dividends are accrued. At September 30, 2007, the accumulated dividends were less than the value of the common shares the holder would receive upon conversion. Accordingly, the Company recorded the excess fair value of the common shares that could be received upon conversion over the amount of cash dividends in the amount of $14,420,000 to additional paid-in capital and accumulated deficit.

Rubicon Technology, Inc.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

Nine months ended September 30, 2006 and September 30, 2007

3. NET LOSS PER COMMON SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

Pro forma net loss per share assuming conversion of preferred stock and related dividends were as follows (in thousands except share and per share amounts):

Nine months ended September 30, 2007
Historical earnings per share
Numerator:
Net loss attributable to common stockholders	$(51,747)
Denominator:
Weighted-average shares of common stock outstanding	289,766

Net loss attributable to common stockholders per share – basic and diluted	$(178.58)

Pro forma earnings per share
Numerator:
Net loss attributable to common stockholders	$(51,747)
Pro forma adjustment to add back preferred stock accretion and dividends	50,934

Pro forma net loss	$(813)

Denominator for pro forma basic and diluted net loss per share:
Weighted-average shares of common stock outstanding	287,614
Pro forma adjustments to reflect assumed conversion of preferred stock (as if converted)	13,217,823

Shares used to computed pro forma basic and diluted net loss per share	13,505,437

Pro forma basic and diluted net loss per share	$(0.06)

4. STOCK OPTIONS

The Company sponsors a stock option plan, the 2001 Equity Plan (the “Plan”), which allows for the grant of incentive and nonqualified stock options for the purchase of common stock. Each option entitles the holder to purchase one share of common stock at the specified option exercise price. The exercise price of each incentive stock option granted must not be less than the fair market value on the grant date. At the discretion of management and with the approval of the Board of Directors, the Company may grant options under the Plan. Management and the Board of Directors determine vesting periods and expiration dates at the time of the grant.

Effective January 1, 2006, the Company adopted SFAS 123R, “Share-Based Payment” (“SFAS 123R”), which revised SFAS 123, and supersedes APB 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be measured at fair value and expensed in the statement of operations over the service period (generally the vesting period) of the grant. The Company transitioned to SFAS 123R using the prospective transition method.

Upon the adoption of SFAS 123R, the Company uses the Black-Scholes option pricing model to value stock options. The Company uses historical stock prices of companies which it considers as a peer group as the basis for its volatility assumptions. The assumed risk-free rates were based on US Treasury rates in

Rubicon Technology, Inc.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

Nine months ended September 30, 2006 and September 30, 2007

effect at the time of grant with a term consistent with the expected option lives. The expected term is based upon the vesting term of the Company’s options, a review of a peer group of companies, and expected exercise behaviors. The forfeiture rate is based on past history of forfeited options. The expense is being allocated using the straight-line method. For the nine months ended September 30, 2006 and 2007, the Company recorded $58,871 and $249,686 of stock compensation expense. As of September 30, 2006 and 2007, the Company has $51,786 and $661,734 of total unrecognized compensation cost related to nonvested awards granted under the Company’s stock-based compensation plans that it expects to recognize over a weighted-average period of 3.70 and 3.56 years. Under the prospective method of adoption of SFAS 123R, the Company continues to account for options issued prior to January 1, 2006 under the intrinsic value method of APB 25.

The following table summarizes stock option activity for the nine months ended September 30, 2007:

	Shares available for grant	Number of options outstanding	Weighted- average exercise price
Outstanding at January 1, 2007	353,999	1,096,225	$1.41
Authorized	—	—
Granted	(449,675)	449,675	8.45
Exercised	—	(4,571)	1.48
Canceled/forfeited	142,216	(142,216)	1.79

Outstanding at September 30, 2007	46,540	1,399,113	3.64

Exercisable at September 30, 2007		737,428	$2.14

The weighted average grant date fair value of options granted during the nine months ended September 30, 2007 was $2.05 and the fair value of each option grant was estimated at the date of grant using the Black-Scholes option-pricing model using an expected term of 4.8 years, risk-free interest rate of 4.92%, expected volatility of 56%, and no dividend yield. The Company used an expected forfeiture rate of 25%.

5. SEGMENT INFORMATION AND SIGNIFICANT CUSTOMER

The Company operates one line of business – the manufacture of high-density crystal for industrial and technological use. The Company earns a significant portion of their revenue from a limited number of customers. During the nine months ended September 30, 2006 and 2007, customers representing more than 10% of revenue accounted for approximately 59% of sales.

Customers representing more than 10% of trade receivables accounted for approximately 60% and 59% of accounts receivable as of September 30, 2006 and 2007.

6. TRANSACTIONS WITH RELATED PARTIES

In July 2000, the Company entered into an operating lease with a related party for an office and manufacturing building. The lease term was seven years, requiring monthly payments of $3,000, and the Company’s proportionate share of operating expenses and real estate taxes.

In August 2005, the Company renegotiated the operating lease with the related party. The lease term is five years, requiring monthly payments of $10,000 with an annual increase of 6%, and the Company’s

Rubicon Technology, Inc.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

Nine months ended September 30, 2006 and September 30, 2007

proportionate share of operating expenses and real estate. The rent expense under the lease was $91,200 and $96,672 for the nine months ended September 30, 2006 and 2007.

7. LONG-TERM DEBT

On April 9, 2007, the Company entered into a three year $12,000,000 term loan and a one year $4,000,000 accounts receivable and inventory revolving line of credit financing agreement. An initial draw of $8,100,000 was made on that date and $5,093,674 was used to retire all outstanding term debt, line of credit debt, terminal payments and debt fees. The term loan is available for draw through December 31, 2007 with an extension to March 31, 2008 if the Company achieves a fiscal year 2007 EBITDA of $1,200,000. The term loan has an interest only period through October 31, 2007. The Company can earn two additional quarters of interest-only if the trailing quarterly EBITDA is in excess of $500,000. Once the interest only period ends, equal monthly principal payments are made through December 2010. The term loan interest rate is prime plus 3.375% and the line of credit is prime plus .25%. Proceeds of the loan will be used for general working capital purposes and to finance capital expansion. The line of credit expires on April 1, 2008. Series E warrants to purchase 1,710,620 shares of Series E Preferred Stock were issued as part of this transaction. These warrants had an estimated fair market value of $596,151 at issuance.

Long-term debt consists of:

	December 31, 2006	September 30, 2007
Term loan at prime plus 3.375% (effective rate of 11.625% at September 30, 2007), interest-only payments through October 31, 2007, matures December 2010	$—	$5,100,000

Term loans at effective interest rates of 8.56% to 9.25%, including $232,674 and $243,985 at 2005 and 2006 of accreted terminal payments, maturing at various dates from May 1, 2007, through December 1, 2007	1,255,018	—

Term loan at 12.14% effective interest rate, including $2,263,402 at 2005 and 2006 balloon payment, matures May 1, 2008	3,475,027	—

Capital lease obligations	293,760	84,144

Less unamortized warrants	(172,810)	(516,664)

Total long-term debt and capital lease obligations	4,850,995	4,667,480
Less current maturities	(2,222,957)	(753,862)

Long-term debt and capital lease obligations, less current maturities	$2,628,038	$3,913,618

The loans are collateralized by a blanket security agreement, which includes all the assets of the Company.

Rubicon Technology
Evolving Science. Evolving Solutions.™

ES2-GSA™ Sapphire
Al_2O_3 Material

Rubicon Technology Inc.
9931 Franklin Avenue
Franklin Park, Illinois 60131
P: 847.295.7000 F: 847.295.7555
www.rubicon-es2.com

PART II

Information Not Required in Prospectus

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses payable, other than estimated underwriting discounts and commissions, by the registrant in connection this offering. All of the amounts shown are estimated except the SEC registration fee.

Amount
SEC registration fee	$3,312.00
National Association of Securities Dealers Inc. fee	11,287.00
NASDAQ Global Market listing fee	100,000.00
Printing and mailing	352,500.00
Legal fees and expenses	1,470,000.00
Accounting fees and expenses	950,000.00
Consulting fees	250,000.00
Directors and officers insurance	100,000.00
Transfer agent and registrar fees	6,000.00
Miscellaneous	154,901.00

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the registrant’s amended and restated certificate of incorporation to be in effect upon completion of this offering includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty, except for breaches of their duty of loyalty, as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated bylaws of the registrant to be effective upon completion of this offering provide that:

➢

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

➢	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

➢

The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

PART II

➢

The registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors.

➢	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also provide for certain additional procedural protections. The registrant may also, at the discretion of the board of directors, purchase and maintain directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

In November and December of 2004, we issued and sold an aggregate of 6,554,799 shares of our Series C preferred stock to 12 existing stockholders for an aggregate purchase price of $5,000,000.

In March, 2005, we borrowed an aggregate of $2,000,000 from nine existing stockholders in the form of convertible promissory notes, each with a maturity date of September 30, 2005. Pursuant to the terms of those notes, representing an aggregate principal balance of $850,000, the principal balance of each such note was converted into 1,060,905 shares of our Series D preferred stock at a rate of $0.8012 per share. In accordance with the terms of the note representing a principal balance of $1,150,000, the principal balance of such note was converted into 1,453,483 shares of our Series D preferred stock at a rate of $0.7912 per share.

On March 31, 2005, we issued warrants to purchase 131,096 shares of our Series C preferred stock at $0.7628 per share to Heller Financial Leasing, Inc. in connection with the debt financing extended to us.

On June 28, 2005, we issued and sold an aggregate of 6,123,619 shares of our Series D preferred stock to 12 existing stockholders and 15 new accredited investors for an aggregate purchase price of $5,000,000 (inclusive of $2,000,000, representing the conversion of the principal balance of the convertible promissory notes issued in March 2005).

In August, September and October of 2005, we borrowed an aggregate of $5,500,000 from eight existing stockholders in the form of convertible promissory notes, each with a maturity date of February 15, 2006. Pursuant to the terms of the notes, the aggregate principal balance of the notes was converted into 19,601,160 shares of our Series E preferred stock to the note holders at a rate of $0.2806 per share. In connection with the issuance of the notes, we issued warrants to purchase an aggregate of 3,920,169 shares of our Series E preferred stock at $0.2806 per share.

PART II

During December 2005 through December 2006, we issued and sold an aggregate of 46,681,517 shares of our Series E preferred stock to 28 existing stockholders for an aggregate purchase price of $13,088,133 (inclusive of $5,500,000 of the principal balance of the convertible promissory notes issued in August, September and October of 2005). Simultaneously with the sale and issuance of the Series E preferred stock: (1) 14,001,191 shares of our Series B preferred stock were exchanged for 14,001,919 shares of Series B-2 preferred stock; (2) 12,693,013 shares of our Series C preferred stock were exchanged for 12,693,013 shares of Series C-2 preferred stock; (3) 5,258,432 shares of Series D preferred stock were exchanged for 5,258,432 shares of Series D-2 preferred stock; and (4) warrants to purchase 647,379 shares of Series B preferred stock were amended to provide for the right of the holder thereof to purchase 647,379 Series B-2 preferred stock in lieu of Series B preferred stock, On December 20, 2005, we issued warrants to purchase 317,696 and 1,980,949 shares of our Series E preferred stock at $0.2806 per share to Lighthouse Capital Partners IV, L.P. and Heller Financial Leasing, Inc., respectively, in connection with a restructuring of our debt facility.

On January 27, 2006, we issued warrants to purchase an aggregate of 411,617 shares of our Series E preferred stock at $0.2806 per share to four existing stockholders in consideration of such stockholders’ guarantees of certain of our debt.

On August 1, 2006, we issued warrants to purchase 160,371 shares of our Series E preferred stock at $0.2806 per share to Lonergan Richards, Inc., in partial consideration of its services to us as an executive recruiter.

On April 9, 2007, we issued warrants to purchase 1,710,620 shares of our Series E preferred stock at $0.2806 per share to Hercules Technology Growth Capital, Inc. pursuant to the credit facility it extended to us.

No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Since July 1, 2004, we have granted options to purchase 13,821,085 (net of options cancelled or exercised) to our employees, directors and consultants at exercise prices ranging from $0.06 to $0.65 per share. Since July 1, 2004 an aggregate of 372,046 shares of our common stock were issued upon the exercise of stock options. The issuances of common stock upon exercise of the options were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2), as a transaction by an issuer not involving a public offering. The common stock issued upon exercise of options is deemed to constitute restricted securities for the purposes of the Securities Act.

PART II

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement

3.1*	Eighth Amended and Restated Certificate of Incorporation of Rubicon Technology, Inc. (to be in effect upon the consummation of this offering)

3.2*	Amended and Restated Bylaws of Rubicon Technology, Inc. (to be in effect upon the consummation of this offering)

4.1	Specimen Common Stock Certificate

4.2*	Fourth Amended and Restated Registration Rights Agreement, dated as of November 30, 2005

4.3*	Third Amended and Restated Stockholders’ Agreement, dated as of June 28, 2005, by and among Rubicon Technology, Inc. and the stockholders named therein

4.4*	Series E Stockholders’ Agreement, dated as of November 30, 2005, by and among Rubicon Technology, Inc. and the stockholders named therein

4.5*	Form of Warrant to Purchase Shares of Series A preferred stock

4.6*	Form of Investor Warrant to Purchase Shares of Series B preferred stock

4.7*	Warrant to Purchase Shares of Series B preferred stock between Rubicon Technology, Inc. and Silicon Valley Bank, dated July 10, 2002

4.8*	Warrant to Purchase Shares of Series B preferred stock between Rubicon Technology, Inc. and GATX Ventures, Inc., dated July 10, 2002 (1)

4.9*	Warrant to Purchase Shares of Series B preferred stock between Rubicon Technology, Inc. and GATX Ventures, Inc., dated July 10, 2002 (2)

4.10*	Warrant to Purchase Shares of Series B preferred stock between Rubicon Technology, Inc. and Atel Ventures, Inc., dated July 28, 2003

4.11*	Warrant to Purchase Shares of Series B preferred stock between Rubicon Technology, Inc. and Heller Financial Leasing, Inc., dated October 24, 2003

4.12*	Warrant to Purchase Shares of Series B preferred stock between Rubicon Technology, Inc. and Lighthouse Capital Partners IV, L.P., dated October 24, 2003

4.13*	Warrant to Purchase Shares of Series C preferred stock between Rubicon Technology Inc. and Heller Financial Leasing Inc., dated March 31, 2005

4.14*	Form of Investor Warrant to Purchase Shares of Series E preferred stock

4.15*	Warrant to Purchase Shares of Series E preferred stock between Rubicon Technology, Inc. and Lighthouse Capital Partners IV, L.P., dated December 20, 2005

4.16*	Warrant to Purchase Shares of Series E preferred stock between Rubicon Technology, Inc. and Heller Financial Leasing, Inc., dated December 20, 2005

4.17*	Warrant to Purchase Shares of Series E preferred stock between Rubicon Technology, Inc. and Hercules Technology Growth Capital, Inc., dated April 9, 2007

5.1	Opinion of McGuireWoods LLP

10.1*	Rubicon Technology, Inc. 2001 Equity Plan, dated as of August 2, 2001

10.1(a)*	Amendment No. 1 to the Rubicon Technology, Inc. 2001 Equity Plan, dated as of November 6, 2001

10.1(b)*	Amendment No. 2 to the Rubicon Technology, Inc. 2001 Equity Plan, dated as of May 21, 2002

10.1(c)*	Amendment No. 3 to the Rubicon Technology, Inc. 2001 Equity Plan, dated as of May 28, 2004

10.1(d)*	Amendment No. 4 to the Rubicon Technology, Inc. 2001 Equity Plan, dated as of December 6, 2004

PART II

Exhibit No.	Description
10.1(e)*	Amendment No. 5 to the Rubicon Technology, Inc. 2001 Equity Plan, dated as of June 28, 2005

10.1(f)*	Amendment No. 6 to the Rubicon Technology, Inc. 2001 Equity Plan, dated as of November 30, 2005

10.1(g)*	Amendment No. 7 to the Rubicon Technology, Inc. 2001 Equity Plan, dated as of July 26, 2006

10.1(h)*	Rubicon Technology, Inc. 2001 Equity Plan Form of Notice of Stock Option Grant and Stock Option Agreement

10.2*	Rubicon Technology, Inc. 2007 Stock Incentive Plan dated as of August 29, 2007

10.3*	Description of Rubicon Technology, Inc. 2006 Incentive Bonus Plan

10.4*	Rubicon Technology, Inc. Management Incentive Bonus Plan, dated as of February 28, 2007

10.4(a)*	Amendment No. 1 to Rubicon Technology, Inc. Management Incentive Bonus Plan, dated as of August 29, 2007

10.5*	Executive Employment Agreement, dated as of November 17, 2005, by and between Rubicon Technology, Inc. and Raja M. Parvez

10.5(a)*	Amendment, dated as of July 25, 2007, to Executive Employment Agreement by and between Rubicon Technology, Inc. and Raja M. Parvez

10.6*	Employment Agreement, dated as of March 29, 2004, by and between Rubicon Technology, Inc. and Hap Hewes

10.7*	Severance Agreement, dated as of September 8, 2005, by and between Rubicon Technology, Inc. and Hap R. Hewes

10.8*	Executive Employment Agreement, dated as of July 30, 2007, by and between Rubicon Technology, Inc. and William F. Weissman

10.9*	Loan and Security Agreement, dated as of April 9, 2007, by and between Rubicon Technology, Inc. and Hercules Technology Growth Capital, Inc.

10.10*	Form of Post-IPO Change of Control Severance Agreement

10.11*	Form of Indemnification Agreement

10.12*	Commercial Lease, dated as of December 23, 2004, by and between Rubicon Technology, Inc. and Bartmanns, Perales & Dolter, LLC

10.12(a)*	Amendment to Commercial Lease, dated as of May 6, 2005, by and between Rubicon Technology, Inc. and Bartmanns, Perales & Dolter, LLC

10.13*	Industrial Space Lease, dated as of July 29, 2005, by and among Rubicon Technology, Inc. and Radion Mogilevsky and Nanette Mogilevsky

10.14*	Industrial Building Lease, dated as of July 18, 2007, by and between Rubicon Technology, Inc. and Phillip J. Latoria, Jr.

10.15*	Non-Competition Agreement, dated as of April 6, 2005, by and between Rubicon Technology, Inc. and Hap Hewes

10.16*†	2007 Material Purchase Meeting Record, dated as of November 7, 2006, by and between Rubicon Technology, Inc. and Shinkosha Co. Ltd.

PART II

Exhibit No.	Description
10.17*†	2007 Supply Agreement, dated as of January 5, 2007, by and between Rubicon Technology, Inc. and Crystalwise Technology, Inc.

10.18*†	2008 Sapphire Material Supply Agreement, dated as of May 19, 2007, by and between Rubicon Technology, Inc. and Crystalwise Technology, Inc.

10.19*†	Supply Agreement, dated as of March 26, 2007, by and between Rubicon Technology, Inc. and Peregrine Semiconductor Corp.

23.1	Consent of Grant Thornton LLP

23.2	Consent of McGuireWoods LLP (included in the opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included in signature page to the registration statement)

*	Previously filed.
†	Confidential treatment has been requested for certain provisions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.

PART II

Financial Statement Schedules

All financial statement schedules are omitted because (i) they are inapplicable, (ii) they are not required or (iii) the information is indicated elsewhere in our financial statements or the notes thereto.

ITEM 17.    UNDERTAKINGS

For the purpose of determining any liability under the Securities Act of 1933, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the

PART II

registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin Park, State of Illinois, on November 13, 2007.

Rubicon Technology, Inc.

By:	/s/ Raja M. Parvez
	Name:	Raja M. Parvez
	Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Raja M. Parvez Raja M. Parvez	Chief Executive Officer, President and Director (Principal Executive Officer)	November 13, 2007

/s/ William F. Weissman William F. Weissman	Chief Financial Officer (Principal Accounting and Finance Officer)	November 13, 2007

* Don N. Aquilano	Chairman of the Board	November 13, 2007

* Donald R. Caldwell	Director	November 13, 2007

* Gordon Hunter	Director	November 13, 2007

* Michael E. Mikolajczyk	Director	November 13, 2007

*By:	/s/ William F. Weissman
William F. Weissman, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement

3.1*	Eighth Amended and Restated Certificate of Incorporation of Rubicon Technology, Inc. (to be in effect upon the consummation of this offering)

3.2*	Amended and Restated Bylaws of Rubicon Technology, Inc. (to be in effect upon the consummation of this offering)

4.1	Specimen Common Stock Certificate

4.2*	Fourth Amended and Restated Registration Rights Agreement, dated as of November 30, 2005

4.3*	Third Amended and Restated Stockholders’ Agreement, dated as of June 28, 2005, by and among Rubicon Technology, Inc. and the stockholders named therein

4.4*	Series E Stockholders’ Agreement, dated as of November 30, 2005, by and among Rubicon Technology, Inc. and the stockholders named therein

4.5*	Form of Warrant to Purchase Shares of Series A preferred stock

4.6*	Form of Investor Warrant to Purchase Shares of Series B preferred stock

4.7*	Warrant to Purchase Shares of Series B preferred stock between Rubicon Technology, Inc. and Silicon Valley Bank, dated July 10, 2002

4.8*	Warrant to Purchase Shares of Series B preferred stock between Rubicon Technology, Inc. and GATX Ventures, Inc., dated July 10, 2002 (1)

4.9*	Warrant to Purchase Shares of Series B preferred stock between Rubicon Technology, Inc. and GATX Ventures, Inc., dated July 10, 2002 (2)

4.10*	Warrant to Purchase Shares of Series B preferred stock between Rubicon Technology, Inc. and Atel Ventures, Inc., dated July 28, 2003

4.11*	Warrant to Purchase Shares of Series B preferred stock between Rubicon Technology, Inc. and Heller Financial Leasing, Inc., dated October 24, 2003

4.12*	Warrant to Purchase Shares of Series B preferred stock between Rubicon Technology, Inc. and Lighthouse Capital Partners IV, L.P., dated October 24, 2003

4.13*	Warrant to Purchase Shares of Series C preferred stock between Rubicon Technology Inc. and Heller Financial Leasing Inc., dated March 31, 2005

4.14*	Form of Investor Warrant to Purchase Shares of Series E preferred stock

4.15*	Warrant to Purchase Shares of Series E preferred stock between Rubicon Technology, Inc. and Lighthouse Capital Partners IV, L.P., dated December 20, 2005

4.16*	Warrant to Purchase Shares of Series E preferred stock between Rubicon Technology, Inc. and Heller Financial Leasing, Inc., dated December 20, 2005

4.17*	Warrant to Purchase Shares of Series E preferred stock between Rubicon Technology, Inc. and Hercules Technology Growth Capital, Inc., dated April 9, 2007

5.1	Opinion of McGuireWoods LLP

10.1*	Rubicon Technology, Inc. 2001 Equity Plan, dated as of August 2, 2001

10.1(a)*	Amendment No. 1 to the Rubicon Technology, Inc. 2001 Equity Plan, dated as of November 6, 2001

10.1(b)*	Amendment No. 2 to the Rubicon Technology, Inc. 2001 Equity Plan, dated as of May 21, 2002

10.1(c)*	Amendment No. 3 to the Rubicon Technology, Inc. 2001 Equity Plan, dated as of May 28, 2004

10.1(d)*	Amendment No. 4 to the Rubicon Technology, Inc. 2001 Equity Plan, dated as of December 6, 2004

Exhibit No.	Description
10.1(e)*	Amendment No. 5 to the Rubicon Technology, Inc. 2001 Equity Plan, dated as of June 28, 2005

10.1(f)*	Amendment No. 6 to the Rubicon Technology, Inc. 2001 Equity Plan, dated as of November 30, 2005

10.1(g)*	Amendment No. 7 to the Rubicon Technology, Inc. 2001 Equity Plan, dated as of July 26, 2006

10.1(h)*	Rubicon Technology, Inc. 2001 Equity Plan Form of Notice of Stock Option Grant and Stock Option Agreement

10.2*	Rubicon Technology, Inc. 2007 Stock Incentive Plan dated as of August 29, 2007

10.3*	Description of Rubicon Technology, Inc. 2006 Incentive Bonus Plan

10.4*	Rubicon Technology, Inc. Management Incentive Bonus Plan, dated as of February 28, 2007

10.4(a)*	Amendment No. 1 to Rubicon Technology, Inc. Management Incentive Bonus Plan, dated as of August 29, 2007

10.5*	Executive Employment Agreement, dated as of November 17, 2005, by and between Rubicon Technology, Inc. and Raja M. Parvez

10.5(a)*	Amendment, dated as of July 25, 2007, to Executive Employment Agreement by and between Rubicon Technology, Inc. and Raja M. Parvez

10.6*	Employment Agreement, dated as of March 29, 2004, by and between Rubicon Technology, Inc. and Hap Hewes

10.7*	Severance Agreement, dated as of September 8, 2005, by and between Rubicon Technology, Inc. and Hap R. Hewes

10.8*	Executive Employment Agreement, dated as of July 30, 2007, by and between Rubicon Technology, Inc. and William F. Weissman

10.9*	Loan and Security Agreement, dated as of April 9, 2007, by and between Rubicon Technology, Inc. and Hercules Technology Growth Capital, Inc.

10.10*	Form of Post-IPO Change of Control Severance Agreement

10.11*	Form of Indemnification Agreement

10.12*	Commercial Lease, dated as of December 23, 2004, by and between Rubicon Technology, Inc. and Bartmanns, Perales & Dolter, LLC

10.12(a)*	Amendment to Commercial Lease, dated as of May 6, 2005, by and between Rubicon Technology, Inc. and Bartmanns, Perales & Dolter, LLC

10.13*	Industrial Space Lease, dated as of July 29, 2005, by and among Rubicon Technology, Inc. and Radion Mogilevsky and Nanette Mogilevsky

10.14*	Industrial Building Lease, dated as of July 18, 2007, by and between Rubicon Technology, Inc. and Phillip J. Latoria, Jr.

10.15*	Non-Competition Agreement, dated as of April 6, 2005, by and between Rubicon Technology, Inc. and Hap Hewes

10.16*†	2007 Material Purchase Meeting Record, dated as of November 7, 2006, by and between Rubicon Technology, Inc. and Shinkosha Co. Ltd.

Exhibit No.	Description
10.17*†	2007 Supply Agreement, dated as of January 5, 2007, by and between Rubicon Technology, Inc. and Crystalwise Technology, Inc.

10.18*†	2008 Sapphire Material Supply Agreement, dated as of May 19, 2007, by and between Rubicon Technology, Inc. and Crystalwise Technology, Inc.

10.19*†	Supply Agreement, dated as of March 26, 2007, by and between Rubicon Technology, Inc. and Peregrine Semiconductor Corp.

23.1	Consent of Grant Thornton LLP

23.2	Consent of McGuireWoods LLP (included in the opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included in signature page to the registration statement)

*	Previously filed.
†	Confidential treatment has been requested for certain provisions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.